As filed with the U.S. Securities and Exchange Commission on May 12, 2022

Registration No. 333-264523

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOBILICOM LIMITED

(Exact name of registrant as specified in its charter)

Australia	3721	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Rakefet Street, Shoham, Israel 6083705

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq. Avital Perlman, Esq. Jeff Cahlon, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 31st Floor New York, New York 10036 Tel: (212) 930-9700 Fax: (212) 930-9725	Patrick Gowans QR Lawyers Level 6, 400 Collins Street Melbourne, VIC 3000, Australia Tel: +61 3 8692-9000 Fax: +61 3 8692-9040	David Huberman, Esq. Gary Emmanuel, Esq. McDermott Will & Emery LLP One Vanderbilt Avenue New York, New York Tel: (312) 372-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 12, 2022

                        American Depositary Shares

Representing                         Ordinary Shares

Mobilicom Limited

This is a firm commitment initial public offering of          American Depositary Shares, or ADSs, representing ordinary shares of Mobilicom Limited. Each ADS represents             ordinary shares, no par value. We anticipate that the initial public offering price of the ADSs will be between $               and $           .

We have applied to have the ADSs listed on the Nasdaq Capital Market under the symbol “        ”. No assurance can be given that our application will be approved.

Our ordinary shares are listed on the Australian Securities Exchange under the symbol “MOB.” On May 11, 2022, the closing price of our ordinary shares on the Australian Securities Exchange was AUD$0.035 per ordinary share, equivalent to $ per ADS based on an exchange rate of AUD$1.00 to $0.6955 (as published by the Reserve Bank of Australia as of May 11, 2022).

We are both an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and a “foreign private issuer” as defined under the U.S. federal securities laws, and, as such, we have elected to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary— Implications of Being an Emerging Growth Company” and “Prospectus Summary— Implications of Being a Foreign Private Issuer”.

Investing in our ordinary shares and the ADSs involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered in connection with an investment in these securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)

Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 90 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to          ADSs solely to cover over-allotments, if any.

The underwriters expect to deliver the ADSs to the purchasers on or about       , 2022.

ThinkEquity

The date of this prospectus is             , 2022

MOBILICOM

DRONE OPERATION UTILIZING MOBILICOM'S END-TO-END OFFERING OF CYBERSECURITY & SMART SOLUTIONS

Remote Video Terminal (RVT)
Mobile viewer terminal that enables video & data reception from drone / robot.

CONTROLiT
Cloud Management Software tool to configure and manage drones' networks.

SkyHopper PRO / SkyHopper COMBO
Datalink embedded in the drone - enables control, telemetry & video sharing.

UAV
All communication conducted by all units while on-the-move
Broadcast & multicast
Payload broadcasted to multiple recipients
Recieve broadcast from several UAV's
Observer
N-LOS urban & forest
Relay
Operation & control on-the-move
MOBILICOM

MCU-30 Lite
Mobile Mesh Networking
terminal embedded in the drone - enables video, telemetry sharing & control.

Ground Control System (GCS)
Mobile controller terminal that enables drone mission control & operation.

Ground Control System (GCS)
Mobile controller terminal that enables drone mission control & operation.

ICE Cybersecurity Suite
protecting the drone platform, encrypt the data and immune the communication.

MCU-30
Mobile Mesh Networking
terminal enables relay operation between units.

You may rely only on the information contained in this prospectus or in any free-writing prospectus. Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. When you make a decision about whether to invest in our ADSs, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. Neither the delivery of this prospectus nor the sale of ADSs means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our ADSs in any circumstances under which the offer of solicitation is unlawful.

Persons outside the United States who come into possession of this prospectus and any applicable free writing prospectus must inform themselves about and observe any restrictions relating to the offering of our ADSs and the distribution of this prospectus outside of the United States. See “Underwriting” for additional information on these restrictions.

Until and including          , 2022, 25 days after the date of this prospectus, all dealers that buy, sell or trade our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context implies otherwise:

●	“we,” “us,” “our” or “Mobilicom” refers to Mobilicom Limited, an Australian corporation, and to Mobilicom Ltd., our Israeli subsidiary;

●	“shares” or “ordinary shares” refers to our ordinary shares;

●	“ADSs” refers to American Depositary Shares, each of which represents ordinary shares; and

●	“ADRs” refers to American Depositary Receipts, which evidence ADSs.

Our reporting and functional currency is the Australian dollar. Our Israeli subsidiary’s functional currency is the Israeli New Shekel, or NIS. Solely for the convenience of the reader, this prospectus contains translations of some Australian dollar amounts into U.S. dollars at specified rates on the date indicated. No representation is made that the Australian dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars at such rate.

Unless otherwise noted, all industry and market data in this prospectus, including information provided by independent industry analysts, is presented in U.S. dollars. Unless otherwise noted, all other financial and other data related to Mobilicom Limited in this prospectus is presented in Australian dollars. All references to “$” (other than in our audited and unaudited consolidated financial statements) or “USD$” in this prospectus refer to U.S. dollars. All references to “AUD$” or “AUD” in this prospectus mean Australian dollars. All references to “NIS” in this prospectus mean Israeli New Shekels.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year.

Unless otherwise indicated, the consolidated financial statements and related notes included in this prospectus have been prepared in accordance with International Accounting Standards (IAS) and also comply with International Financial Reporting Standards, or IFRS, and interpretations issued by the International Accounting Standards Board, or IASB, which differ in certain significant respects from Generally Accepted Accounting Principles in the United States, or GAAP.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

INDUSTRY AND MARKET DATA

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading “Risk Factors.”

TRADEMARKS AND TRADENAMES

MOBILICOM and our other registered or common law trademarks, trade names or service marks appearing in this prospectus are owned by us. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

ii

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and the financial statements and notes thereto included elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our ADSs. You should read the entire prospectus carefully before making an investment decision, including the information presented under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes to those financial statements included elsewhere in this prospectus.

Overview

We are a provider of hardware products and software and cybersecurity solutions that we design, develop and manufacture and that are embedded into small drones or small unmanned aerial vehicles, which we refer to as SUAVS, and into robotic systems, or robotics. We hold both patented technology and unique know-how. We are aiming to further develop our global customer base by increasing our number of design wins and targeted pilot projects and ultimately cross-sell our other solutions to those same customers in order to become a leading end-to-end provider to SUAV and robotics systems manufacturers, or OEMs, who, in turn, sell their systems into the security and surveillance, process industry (processing of bulk resources into other products), infrastructure inspection, first responders, homeland security and courier market segments. By “design win” we are referring to the large-scale and exclusive adoption of our component products by our OEM customers on an-ongoing basis. The “pilot projects” refer to initial small scale sales and implementation. As an “end-to-end” provider is one that provides all of the key components its customers need for their products.

We aim to penetrate the commercial segment of our markets by leveraging the experience we have gained in the defense segment of our markets. We believe that our key competitive advantage is our ability to provide a near end-to-end solution to our customers, which enables us to have an insider’s view of our customers’ needs. This is evidenced by our recent design wins and pilot projects, such as the integration of our technology into the unmanned systems of a leading designer and producer of thermal imaging cameras and sensors, and our partnership with a U.S.-based designer and manufacturer of RF/microwave amplifiers and integrated radio systems to incorporate our multi-function radios into its high-power radio solutions. We further believe our products have performed well in harsh environmental conditions. Our solutions have been deployed by our various customers worldwide, including in the United States, Europe, Israel, Japan and other Asian countries. Historically we have generated most of our revenues from sales of our hardware products and have recently commenced sales of our cloud-based software and cybersecurity solutions.

Smart Technology Solutions

SUAVs and robotic platforms are built from hundreds of components, yet there are only several key critical technology components that make the drone or robot “smart”, and capable of performing its mission. We design, develop and deliver the “smart” part of the solution to our customers. These “smart” solutions include cybersecurity, cloud management software, datalink and mobile mesh networking terminals, handheld control terminals and professional services and support. These solutions can be “off-the-shelf” or tailored to each customer.

Market Opportunity

SUAVs, which weigh under 150 kilograms, have rapidly evolved from a military origin to have commercial and civil government applications. Some of the leading factors for the recent upsurge in SUAV usage are (a) increased automation of SUAVs providing additional value to existing workflows, (b) an overall easing of regulatory restrictions, and (c) recent advances in technology that have enabled the use of SUAVs in small-scale, localized environments, whether by police or defense forces in urban neighborhoods or for commercial applications such as surveying, aerial remote sensing, monitoring, mapping, precision agriculture, and product distribution. According to the Global Drone Market Report 2021-2026, published in August 2021, or the Global Drone Market Report, the SUAV drone market is set to grow at a 9.4% compound annual growth rate, and is expected to reach $41.3 billion by 2026. According to our estimates, our total addressable market is set to reach $8.5 billion of this $41.3 billion. We calculated our total addressable market based on the data from Global Drone Market Report and Drone Industry Insight’s conclusion that 16.4% and 4.3%, respectively (and in total 20.7%), of the total $41.3 billion market will be allocated to the types of hardware products and software products, respectively, that we produce.

We do not seek to profit from conflict. . We expect the current situation in the Ukraine to accelerate demand for our products. In late February 2022, Russia launched a large-scale military attack on Ukraine.  The war includes reliance by both sides on drone warfare, including the use of small drones by ground forces either for intelligence, surveillance and reconnaissance (ISR), or loitering, drones which are also known as Kamikaze drones.  These drones are used to find, track, and kill or damage targets with strikes beyond the front lines. Although the conflict has not yet had an immediate impact on our business, we have seen a rise in inquiries that may result in orders from new customers and increased orders from current customers.   In the Ukraine conflict, we are also seeing cyber-attacks which target drones and other platforms, rendering them ineffective. Therefore, we witness and expect increased interest from our customers and potential customers in the need for cybersecurity products to protect drone platforms, communications channels, data transmissions and weapons carried on the small drones.  We expect to continue to sell to OEM customers mainly located in Israel, the U.S. and Western Europe that are leaders in the supply of small drones for ISR and loitering missions.

Our Products and Services

As per ResearchGate’s conclusion, SUAVs have nine key smart components, which are ground control systems, cybersecurity, cloud management software, datalink/networking hardware, flight missions, safety systems, flight computers, GPU/Edge computing processes, and payloads. We aim to provide our customers, who are SUAV and robotic systems OEMs, an end-to-end suite of smart solutions and services that include cybersecurity, cloud management software, datalink and networking, control systems and professional and support services. Our product portfolio is completely designed and developed in-house and based on our extensive know-how and experience gained over a decade. This enables us to design and develop every component of our solutions and technology while constantly adjusting to the ever-changing needs and challenges in the SUAVs and robotics industry. Each of our products is designed to allow utmost flexibility and scalability. Our current customers include five of the nine leading manufacturers of SUAVs, as identified by ResearchGate.

Key Growth Strategies

Key components of our growth strategy include the following:

(1)	Achieving greater market penetration through increasing the number of our design wins and pilot projects. This is a crucial element of our strategy because they help deepen our working relationship with a customer, understand their overall needs and, in turn, allow us to better cross-sell other products and solutions. Most importantly, we have a stronger base from which to build additional revenue once our design win, which is built into our customers’ products, is certified by local regulators and marketed onwards to their customers, all with the expectation of increasing both the volume and value of customer orders. Finally, our customers continue to act as important references for future potential customers.

(2)	Achieving greater market exposure to potential customers in the markets that we serve. We are currently a leader in the Israeli market for the products we sell and intend to expand our marketing and sales activities in the U.S., Europe and Asia, including increasing our in-house sales force, sponsoring trade shows, conferences, webinars and other online marketing campaigns. Our goal is to ensure that we are aware of every potential bidding process and request for proposal that exists in the markets that we serve.

(3)	In our aim to become an end-to-end solutions provider, we plan to either acquire or form strategic partnerships with other drone-related manufacturers, service providers, or re-sellers that service our markets and who can complement our product offering. As of the date of this prospectus, we have not entered into any such binding or non-binding agreements.

(4)

Our research and development efforts are at the foundation of our Company and we intend to continue investing in our own innovations in order to pioneer new and enhanced products and solutions that enable us to satisfy the ever-evolving needs of the markets we serve with a focus on identifying opportunities where we can develop technology that can be sold in a SaaS software model.

Competition

The smart solutions market for SUAVs and robotics is characterized by intense competition, rapid change and constant innovation.

We believe that we face three different types of competition:

●	Companies, who, like us, seek to become an end-to-end provider of technology components and systems to the SUAV and robotics market. We consider UXV Technologies to be a key competitor in this segment.

●	Companies that only provide, and thus only compete with us in, one portion of our product offering. We consider such competitors to include SkyGrid (in cybersecurity), Elsight Limited, MicroHard Systems, Inc. and Auterion AG (in cloud networking management software), Aran Research & Development (1982), Ltd. and Tomahawk Robotics, Ltd. (in mobile handheld controllers), Silvus Technologies, Inc., Microhard Communications, Ltd., Domo Tactical Communications, Inc., Comtact Systems and Rjant and Persistent Systems (in datalinks and networking).

●	Our customers’ in-house capabilities that compete with our offerings. We consider AeroVironment, Inc., Rafael Advanced Defense Systems, Ltd. and Elbit Systems, Ltd to have such in-house capabilities.

Key Strengths

We believe the following key attributes and capabilities provide us with long-term competitive advantages:

●	We aim to provide a wide range of end-to-end smart solutions

●	Our products are used and “field proven” by the Israel Ministry of Defense

●	We have design wins with top tier SUAV manufacturers

●	Our products are certified and validated by applicable authorities

●	We have proprietary technologies, in-house capabilities and industry experience

●	Our seasoned leadership team has deep industry expertise and a proven track record of innovation

Dual Listing - Australian Securities Exchange and the Nasdaq Capital Market

Our ordinary shares are currently listed on the Australian Securities Exchange, or ASX under the symbol “MOB”, and we have applied for a listing of our ADSs on The Nasdaq Capital Market under the symbol “            ”. No assurance can be given that our application will be approved.

Corporate History

We were incorporated as an Australian unlisted public corporation on 2 February 2017, with the purpose of acting as the entity to acquire our current subsidiary, Mobilicom Limited, domiciled in Israel, or Mobilicom Israel, in connection with an initial public offering on the ASX. We completed the acquisition of Mobilicom Israel and were thereafter admitted to the Official List of the ASX on April 28, 2017 following completion of our initial public offering and commenced trading on the ASX on May 2, 2017.

Summary of Risk Factors

Investing in our securities entails a high degree of risk as more fully described herein. You should carefully consider the risks described under the “Risk Factors” section beginning on page 11. Some of these risks include but are not limited to:

Risks Related to Our Financial Condition

●	We have a history of losses.

●	We expect that we will need to invest significant time and raise substantial additional capital before we can expect to become profitable from sales of our products. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

●	Shortfalls in available external research and development funding could adversely affect us.

●	We may not accurately forecast revenues, profitability and appropriately plan our expenses.

●	Exchange rate fluctuations between multiple foreign currencies may negatively affect our earnings, operating cash flow.

●	We have recently commenced sales of our cloud-based software and cybersecurity solutions, which may be marketed and sold to customers using different sales models, including annual or monthly license or software as a service, any of which may not be profitable to us.

Risks Related to Our Business and Industry

●	We expect to incur substantial research and development costs and devote significant resources to identifying and commercializing new products and services, which could significantly reduce our profitability and may never result in revenue to us.

●	The COVID-19 pandemic had some negative effect on our business, operations and future financial performance, and could continue to have a negative effect on our business, operations and future financial performance.

●	The COVID-19 outbreak or similar global health crises could affect our ability to access sources of capital and our ability to complete reporting obligations

●	We will be affected by operational risks and may not be adequately insured for certain risks.

●	The markets in which we compete are characterized by rapid technological change, which requires us to develop new products and product enhancements, and could render our existing products and technologies obsolete.

●	Failure to obtain necessary regulatory approvals may prevent us from selling our hardware products.

●	We could be prohibited from shipping our products to certain countries if we are unable to obtain Israeli or US government authorization regarding the export of our products, or if current or future export laws limit or otherwise restrict our business.

●	Our inability to retain management and key employees could impair our future success.

●	A significant growth in the number of personnel would place a strain upon our management and resources.

●	We are subject to the risks associated with foreign operations in other countries.

●	If critical components or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.

●	Our products may be subject to the recall or return.

●	If we release defective products or services, our operating results could suffer.

●	Our products and services are complex and could have unknown defects or errors, which may give rise to legal claims against us, diminish our brand or divert our resources from other purposes.

●	We are a supplier for government programs, which subjects us to risks including early termination, audits, investigations, sanctions penalties and delayed sales.

●	Negative customer perception regarding our products could have a material adverse effect on the demand for our products and the business, results of operations, financial condition and cash flows.

●	If we fail to successfully promote our product and brand, it could have a material adverse effect on our business, prospects, financial condition and results of operations.

●	We may be subject to cybersecurity attacks or electronic communication security risks.

●	Our senior management team has limited experience managing a public company listed on a U.S. exchange, and regulatory compliance may divert its attention from the day to day management of our business

●	Failure to adhere to our financial reporting obligations and other public company requirements could adversely affect the market price of our ADSs.

●	If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements would be impaired, which could adversely affect our operating results, our ability to operate our business and our stock price.

●	We are subject to certain Israeli, U.S. and foreign anticorruption, anti-money laundering, export control, sanctions and other trade laws and regulations. We can face serious consequences for violations.

Risks Related to our Intellectual Property

●	If we fail to protect, or incur significant costs in defending, our intellectual property and other know-how or proprietary rights, our business, financial condition, and results of operations could be materially harmed.

●	Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

●	We may be sued by third parties for alleged infringement of their proprietary rights, which could be costly, time-consuming and limit our ability to use certain technologies in the future.

●	We may not be able to protect our intellectual property rights throughout the world.

Risks Related to Israeli Law and our Operations in Israel

●	Political, economic and military instability in Israel may impede our ability to operate and harm our financial results.

●	We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

●	We received Israeli government grants, from the Israeli Innovation Authorization, or IIA, for certain of our research and development activities, the terms of which may require us to pay royalties and to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. If we fail to satisfy these conditions, we may be required to pay penalties and refund some grants previously received.

●	We may be subject to the risks associated with the Israeli Law for the Encouragement of Industrial Research and Development 5744-1984, or R&D Law.

Risks Related to our ADSs and this Offering

●	We will have broad discretion in the use of the net proceeds of this Offering and may not use them to effectively manage our business.

●	The market price and trading volume of our ADSs may be volatile and may be affected by economic conditions beyond our control.

●	An active trading market for our ADSs may not develop or be liquid enough for you to sell your ADSs quickly or at market price.

●	Investors purchasing our ADSs will suffer immediate and substantial dilution.

●	You may be subject to limitations on transfer of our ADSs.

●	The dual listing of our ordinary shares and our ADSs following this offering may adversely affect the liquidity and value of our ADSs.

●	As a foreign private issuer, we are permitted and we expect to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to domestic issuers. This may afford less protection to holders of our ADSs.

●	As a foreign private issuer, we are permitted to file less information with the SEC than a company incorporated in the United States. Accordingly, there may be less publicly available information concerning us than there is for companies incorporated in the United States.

●	We are an emerging growth company as defined in the JOBS Act and the reduced disclosure requirements applicable to emerging growth companies may make our ADSs less attractive to investors and, as a result, adversely affect the price of our ADSs and result in a less active trading market for our ADSs.

●	If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate consolidated financial statements or comply with applicable regulations could be impaired.

●	ADS holders may be subject to additional risks related to holding ADSs rather than ordinary shares.

●	If we are classified as a “passive foreign investment company,” then our U.S. shareholders could suffer adverse tax consequences as a result.

●	Our Constitution and Australian laws and regulations applicable to us may adversely affect our ability to take actions that could be beneficial to our shareholders.

●	You will have limited ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in Australia and certain of our directors and officers reside outside the United States.

●	Australian companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

These and other risks described in this prospectus could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our ADSs to decline and could result in a loss of your investment.

Corporate Information

Mobilicom Limited was incorporated under the laws of Australia in 2017 and has been listed on the ASX, since April 28, 2017.

Our operational headquarters are located at 1 Rakefet Street, Shoham, Israel 6083705. We also have an office at Level 21, 459 Collins Street, Melbourne, VIC, Australia, 3000. Our telephone number is +61 3 8630 3321. Our website address is https://mobilicom-ltd.com.au/. Information on our website and the websites linked to it do not constitute part of this prospectus or the registration statement to which this prospectus forms a part. Our agent for service of process in the United States is:

Puglisi & Associates

850 Library Avenue

Newark, Delaware 19711

(302) 738-6680

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, with less than $1 billion in non-convertible debt securities issued in the past three years, and that is pursuing a first registered equity offering in the United States, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may avail itself of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. For example, we have elected to rely on an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, relating to internal control over financial reporting, and we will not provide such an attestation from our auditors for as long as we qualify as an emerging growth company.

We will remain an emerging growth company until the earliest of:

●	the end of the fiscal year in which the fifth anniversary of the completion of this offering occurs;

●	the end of the first fiscal year in which the market value of our ordinary shares held by non-affiliates exceeds US $700 million as of the end of the second quarter of such fiscal year;

●	the end of the first fiscal year in which we have total annual gross revenues of at least US $1.07 billion; and

●	the date on which we have issued more than US $1 billion in non-convertible debt securities in any rolling three-year period.

Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided for by the JOBS Act.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the Exchange Act, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. As a result, we do not know if some investors will find our ADSs less attractive, which may result in a less active trading market for our ADSs or more volatility in the price of our ADSs.

THE OFFERING

ADSs offered by us	ADSs, representing ordinary shares (or ADSs, representing ordinary shares, if the underwriter exercises its option to purchase additional ADSs in full).

Ordinary shares to be outstanding immediately after this offering	ordinary shares, including ordinary shares represented by outstanding ADSs (or ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).

Underwriters’ option to purchase additional ADSs	We have granted the underwriters a 45-day option to purchase up to an additional ADSs, representing ordinary shares, to cover overallotments, if any.

The ADSs	Each ADS represents ordinary shares.

The depositary (as identified below) will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is an exhibit to the registration statement to which this prospectus forms a part.

Depositary	The Bank of New York Mellon.

Shareholder approval of offering	Under Australian law, certain steps necessary for the consummation of this offering require the approval of our shareholders voting at a general meeting of shareholders. We expect to receive all such required approvals from our shareholders prior to the completion of this offering.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $ , assuming the ADSs are offered at $ , which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus. We intend to use the net proceeds from this offering to provide funding for expansion of our sales and marketing activities, research and development, and working capital. See “Use of Proceeds” for a description of the intended use of proceeds from this offering.

Risk factors	You should carefully read and consider the information in this prospectus under the heading “Risk Factors” beginning on page 11 and other information included in this prospectus before deciding to invest in the ADSs.

Nasdaq Capital Market	We have applied for the listing of ADSs on the Nasdaq Capital Market under the symbol “ ”.

Australian Stock Exchange	Our shares are currently traded on the ASX under the symbol “MOB”.

Lock-up Agreements	We and our directors and executive officers have agreed with the underwriter, subject to certain exceptions, not to sell or transfer any ordinary shares, ADSs or securities convertible into or exchangeable or exercisable for ordinary shares or ADSs for a period of (i) 180 days after the date of this prospectus in the case of our directors and officers and (ii) 90 days after the date of this prospectus in the case of any other 5% or greater holder of outstanding securities, and (iii) three months after the date of this prospectus in the case of us, without the prior written consent of the representative of the underwriters. Further, we have agreed that for a period of 12 months following this offering, we will not directly or indirectly in any “at-the-market”, continuous equity or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, without the prior written consent of the underwriter See “Underwriting.”

The number of ordinary shares shown above that will be outstanding immediately following the completion of this offering:

●	is based on 321,936,715 ordinary shares outstanding as of May 11, 2022;

●	excludes 38,735,379 ordinary shares issuable upon the exercise of outstanding options granted to employees, directors and consultants under our employee share option plan, or ESOP, at May 11, 2022, at a weighted average exercise price of AUD$0.09 (approximately $0.06);

●	excludes 64,000,000 ordinary shares issuable upon the exercise of options granted to investors, outstanding as of July 15, 2021, at an exercise price of AUD$0.09 (approximately $0.06);

●

8,593,157 shares reserved for issuance under our ESOP.

The conversion from Australian dollars (AUD$) into U.S. dollars ($) was made at the exchange rate as of May 11, 2022, on which AUD$1.00 equaled $0.6955. The use of $ is solely for the convenience of the reader.

Except as otherwise indicated herein, all information in this prospectus assumes or gives effect to:

●	no exercise of the options, as described above

●	an initial public offering price of $ per ADS, which represents the midpoint of the range set forth on the cover page of this prospectus;

●	no exercise by the underwriters of their option to purchase up to additional ADSs; and

●	no exercise of the Representative’s Warrants.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth summary historical consolidated financial data for the periods indicated.

The consolidated statement of loss data for the years ended December 31, 2021 and 2020 and consolidated statement of financial position data as of December 31, 2021 and 2020 are derived from the audited consolidated financial statements included in this prospectus.

Our consolidated financial statements have been prepared in Australian dollars and in accordance with IAS and IFRS, as issued by the IASB.

You should read the summary historical consolidated financial data in conjunction with our consolidated financial statements and related notes beginning on page F-1 of this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods. Financial results for the year ended December 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022.

For the fiscal year ended December 31, 2021, the conversion from AUD$ into $ was made at the exchange rate as of December 31, 2021, on which $1.00 equaled AUD$1.376. For the fiscal year ended December 31, 2020, the conversion from AUD$ into $ was made at the exchange rate as of December 31, 2020, on which $1.00 equaled AUD$1.295. The use of $ is solely for the convenience of the reader.

	For the year ended December 31,
	2021	2020	2021	2020
	$	$	AUD$	AUD$
Consolidated Statement of Loss:
Revenue	2,600,729	1,595,736	3,578,603	2,066,478
Cost of sales	(866,614)	(560,149)	(1,192,461)	(725,394)

Government grants	572,343	745,150	787,544	964,970
Interest received	1,148	8,138	1,580	10,539
Foreign exchange gains	-	-	-	-
Expenses
Selling and marketing expenses	(1,204,911)	(859,378)	(1,657,958)	(1,112,895)
Research and development	(1,725,799)	(1,867,431)	(2,374,700)	(2,418,322)
General and administration expenses	(1,000,602)	(928,163)	(1,376,829)	(1,201,971)
Share based payments	(162,188)	(133,694)	(223,171)	(173,134)
Finance costs	(38,913)	(9,450)	(53,544)	(12,238)
Foreign exchange losses	(134,262)	(138,944)	(184,743)	(179,932)
Loss before income tax expense	(1,959,069)	(2,148,185)	(2,695,679)	(2,781,899)
Income tax expense	(6,661)	-	(9,166)
Loss for the period	(1,965,730)	(2,148,185)	(2,704,845)	(2,781,899)
Other Comprehensive Income / (Losses)	125,121	140,761	172,166	182,286
Total Comprehensive Loss for the Period	(1,840,609)	(2,007,424)	(2,532,679)	(2,599,613)

Loss per share, basic and diluted (cent per share)	(0.66)	(0.83)	(0.91)	(1.08)
Weighted-average number of shares outstanding, basic and diluted	297,914,797	257,936,715	297,914,797	257,936,715

	As of December 31, 2021
	Actual		As Adjusted (1)
	$	AUD$	$	AUD$
Consolidated Statement of Financial Position Data:
Cash and cash equivalents	2,904,287	3,996,300
Total current assets	3,766,591	5,182,831
Total assets	4,320,928	5,945,599
Total current liabilities	1,058,771	1,456,869
Total liabilities	1,901,511	2,616,480
Total equity	2,419,417	3,329,119

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per ADS (which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus), would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by approximately $ , assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of in the number of ADSs we are offering would increase (decrease) each of our pro forma as adjusted cash and cash equivalents, total equity and total capitalization by approximately $ , assuming no change in the assumed initial public offering price per ADS, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price, the actual number of ADSs offered by us, and other terms of the offering determined at pricing.

RISK FACTORS

An investment in our ADSs involves significant risks. You should carefully consider the risks described below and the other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before you decide to invest in our ADSs. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially and adversely affected, the trading price of our ADSs could decline and you could lose all or part of your investment.

Risks Related to Our Financial Condition

We have a history of losses.

We have incurred net losses since our inception on February 2, 2017. Our net losses were AUD$2.7 million (approximately $2.0 million) and AUD$2.8 million (approximately $2.2 million) for the fiscal years ended December 31, 2021 and 2020, respectively. We cannot assure that we can become profitable or avoid net losses in the future or that there will be any earnings or revenues in any future quarterly or other periods. We expect that our operating expenses will increase as we grow our business, including expending substantial resources for research, development, sales and marketing. As a result, any decrease or delay in generating revenues could result in material operating losses.

We expect that we will need to invest significant time and raise substantial additional capital before we can expect to become profitable from sales of our products. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We expect that we will need to invest significant time and require substantial additional capital to commercialize our products. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future capital requirements will depend on many factors, including but not limited to production and manufacturing costs (which are dependent on the costs of mechanical and electronic components of our products), research and development activities, sales activities including compensation for salespersons, development of additional software and hardware products for our current smart solution offerings, and marketing costs related to expansion into the commercial drone and robotics markets in the United States and Europe.

Shortfalls in available external research and development funding could adversely affect us.

We depend on our research and development activities to develop the core technologies used in our cybersecurity and smart solutions and for the research and development of our future products. A portion of our research and development activities depends on funding from the IIA; in the future, we may seek additional funding from the IIA and other governmental organizations. These government organizations’ spending levels can be impacted by a number of variables, including general economic conditions, specific companies’ financial performance and competition for Israeli government funding with other Israeli government-sponsored programs in the budget formulation and appropriation processes. Any reductions in available research and development funding could harm our business, financial condition and operating results.

We may not accurately forecast revenues, profitability and appropriately plan our expenses.

We base our current and future expense levels on our operating forecasts and estimates of future income and operating results. Income and operating results are difficult to forecast because they generally depend on the volume sales and timing, which are uncertain. Additionally, our business is affected by general economic and business conditions around the world. A softening in income, whether caused by changes in customer preferences in the drones and robotics platform markets, or a weakening in global economies, may result in decreased net revenue levels, and we may be unable to adjust our expenses in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our (loss)/income after tax in a given quarter to be (higher)/lower than expected. We also make certain assumptions when forecasting the amount of expense we expect related to our share-based payments, which includes the expected volatility of our share price, and the expected life of share options granted. These assumptions are partly based on historical results. If actual results differ from our estimates, our operating results in a given period may be lower than expected.

Exchange rate fluctuations between multiple foreign currencies may negatively affect our earnings, operating cash flow.

Our reporting and functional currency is the Australian Dollar (AUD). Our Israeli subsidiary’s functional currency is the NIS. Our key expenses and revenues are currently primarily payable in NIS and U.S. Certain amounts of our revenues and expenses are also in Euros. In addition, our recent equity raises were received in AUD, and our research and development support program and grants are received in NIS.

As a result, we are exposed to the currency fluctuation risks relating to the recording of our expenses and revenues in U.S. dollars, and potential cash flow shortage. We may, in the future, decide to enter into currency hedging transactions. These measures, however, may not adequately protect us from material adverse effects.

We have recently commenced sales of our cloud-based software and cybersecurity solutions, which may be marketed and sold to customers using different sales models, including annual or monthly license or software as a service, any of which may not be profitable to us.

Historically our revenues have been derived from the sales of our hardware products. We have recently commenced selling cloud based software and cybersecurity solutions. As our cloud based software and cybersecurity solutions are newly released, we have not definitely determined the sales model for how we plan to market and sell these products. Forecasting our revenues and profitability for these product offerings is inherently uncertain and volatile. Our actual revenues and profits for these new products may be significantly less than our forecasts. Additionally, the new business models could fail for one or more of our products and/or services, resulting in the loss our investment in the development and infrastructure needed to support the new business models, and the opportunity cost of diverting management and financial resources away from more successful businesses.

Risks Related to Our Business and Industry

We expect to incur substantial research and development costs and devote significant resources to identifying and commercializing new products and services, which could significantly reduce its profitability and may never result in revenue to us.

Our future growth depends on penetrating new markets, expansion in current markets, adapting existing products to new applications, and introducing new products and services that achieve market acceptance. We plan to incur substantial research and development costs as part of our efforts to design, develop and commercialize new products for cybersecurity and cloud based software and enhance our existing products and technology. Because we account for research and development costs as operating expenses, these expenditures will adversely affect our earnings in the future. Further, our research and development programs may not produce successful results, and our new products and services may not achieve market acceptance, create any additional revenue or become profitable, which could materially harm our business, prospects, financial results and liquidity.

The COVID-19 pandemic had some negative effect on our business, operations and future financial performance, and could continue to have a negative effect on our business, operations and future financial performance.

At the beginning of the year 2020 the outbreak of the novel strain of coronavirus, specifically identified as COVID-19, resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and physical distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions.

At the middle of 2020, we implemented a plan covering both temporary and ongoing mitigation efforts to address the impacts of the worldwide COVID-19 pandemic on our business.

Temporary steps included among others:

-	Instituting unpaid leave for a period of up to six months for certain employees, as well as employee terminations. All unpaid leaves and terminations were accomplished by the end of 2020.

-	Up to 20% compensation reduction to non-founder employees. The reduction was ended in March 2021.

Ongoing mitigation efforts include, among others:

-	35% compensation reduction to our founders

-	Ongoing review of scope and value of services by subcontractors and service providers, to minimize monthly burn rate.

-	Continuing emphasis on improving timely manner of collections from our accounts receivables and fulfillment of existing purchase orders.

These ongoing mitigation efforts can be terminated at any time at our management’s discretion.

The electronics components shortage crisis, a unique result of the COVID-19 pandemic, negatively affected our market segment by increased delivery lead time and increased purchase prices of components used under certain of our products, which resulted in delay in delivery time of our products to our customers, and had negative effect on our revenues and profitability. Further, delivery times and purchase prices have been affected by reductions in workforces, reductions in workers’ salaries and/or benefits, and other human resources related issues. As long as the COVID-19 pandemic continues, the components’ lead time may be longer than normal and shortages in components may continue or get worse.

Due to the worldwide COVID-19 outbreak, other material uncertainties may come into existence that could materially and adversely affect us, our sales, could increase the time it takes to receive payments from customers, the sales cycle and increase collections efforts. We cannot accurately predict the future impact COVID-19 may have on, among others, the: (i) manufacturing and assembly costs, availability of production facilities, and length of production time, which affects our ability to timely deliver our products, (ii) demand for drone systems and services, (iii) severity and the length of potential measures taken by governments to manage the spread of the virus and their effect on labor availability and supply lines, (iv) availability of essential supplies, (v) purchasing power of the NIS, Australian dollar, and US dollar, or (vi) our ability to obtain necessary financing. Despite global vaccination efforts, it is not possible to reliably estimate the length and severity of these developments and the impact on our future financial results and condition.

The COVID-19 outbreak or similar global health crises could affect our ability to access sources of capital and our ability to complete reporting obligations

The extent to which COVID-19 could impact our operations, financial condition, liquidity, results of operations, and cash flows is highly uncertain and cannot be predicted. Negative financial results, uncertainties in the market, and a tightening of credit markets, caused by COVID-19, or a recession, negatively affected our liquidity and could have a further material adverse effect on our liquidity and ability to obtain financing in the future. Further, if a pandemic, epidemic, or outbreak of an infectious disease including COVID-19 or other public health crisis were to affect our facilities, staff, accountants or advisors, our business could be adversely and materially affected. Such a pandemic could result in mandatory social distancing, travel bans, and quarantine restrictions, and this may limit access to our employees and professional advisors. These factors may hamper our efforts to comply with our filing obligations with the ASX and the SEC or as required under Australian and U.S. Securities Laws.

We will be affected by operational risks and may not be adequately insured for certain risks.

We will be affected by a number of operational risks and we may not be adequately insured for certain risks, including: product liability litigation, as we do not have product liability insurance; labor disputes; further workforce reductions; catastrophic accidents; fires; blockades or other acts of social activism; changes in the regulatory environment; impact of non-compliance with laws and regulations; cyber-attacks and ransom requests; natural phenomena, such as inclement weather conditions, floods, earthquakes and ground movements. There is no assurance that the foregoing risks and hazards will not result in damage to, or destruction of, our technologies, personal injury or death, environmental damage, adverse impacts on our operation, costs, monetary losses, potential legal liability and adverse governmental action, any of which could have an adverse impact on our future cash flows, earnings and financial condition. Also, we may be subject to or affected by liability or sustain loss for certain risks and hazards against which we cannot insure or which we may elect not to insure because of the cost. This lack of insurance coverage could have an adverse impact on our future cash flows, earnings, results of operations and financial condition.

We operate in evolving markets, which makes it difficult to our business and future prospects.

Our cybersecurity, smart solutions and services are sold in rapidly evolving markets. The commercial drones and robotics market is in early stages of customer adoption. Accordingly, our business and future prospects may be difficult to evaluate. We cannot accurately predict the extent to which demand for our products and services will increase, if at all. The challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets could impact our ability to do the following:

-	generate sufficient revenue to reach and maintain profitability;

-	acquire and maintain market share;

-	achieve or manage growth in operations;

-	develop and renew contracts;

-	attract and retain research and engineering personal and other highly-qualified personnel;

-	successfully develop and commercially market new products and services;

-	adapt to new or changing policies and spending priorities of governments and commercial enterprises; and

-	access additional capital when required and on reasonable terms.

If we fail to address these and other challenges, risks and uncertainties successfully, our business, results of operations and financial condition would be materially harmed.

We operate in a competitive market.

We face competition from companies such as UXV Technologies, Skygrid, Persistent Systems and others and new competitors will continue to emerge throughout the world. Services offered by our competitors may take a larger share of our customers’ spending than anticipated, which could cause revenue generated from our products to fall below expectations. It is expected that competition in these markets will intensify

If our competitors develop and market more successful products or offer competitive products at lower price points, or if we do not produce consistently high-quality and well-received products our revenues, margins, and profitability will decline.

Our ability to compete effectively will depend on, among other things, our pricing of products and equipment, quality of customer service, development of new and enhanced products and services in response to customer demands and changing technology, reach and quality of sales and any potential resale or distribution channels, and capital resources. Competition could lead to a reduction in the rate at which we add new customers, a decrease in the size of our market share and a decline in our customers. Examples include but are not limited to competition from other companies in our industry as well as providers of hardware and software technology components to the industry.

The markets in which we compete are characterized by rapid technological change, which requires us to develop new products and product enhancements, and could render our existing products and technologies obsolete.

Continuing technological changes in the market for our products could make our products less competitive or obsolete, either generally or for particular applications. Our future success will depend upon our ability to develop and introduce a variety of new technologies, innovations, capabilities and enhancements to our existing product and service offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which we offer products. Delays in introducing new products, technologies and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products or enhancements at competitive prices may cause existing and potential customers to purchase our competitors’ products.

If we are unable to devote adequate resources to develop new products or cannot otherwise successfully develop new products or enhancements that meet customer requirements on a timely basis, our products could lose market share, our revenue and profits could decline, and we could experience operating losses.

Failure to obtain necessary regulatory approvals from the United States Federal Communication Commission, or FCC, the European Telecommunications Standards Institute, or ETSI, Japan’s Telecom Engineering Center, or Telec, or other governmental agencies or the inability to obtain CE certification from the European Commission or certifications from various environmental organizations, electronics laboratories, software inspections organization, or aviation or vehicles and robotics authorities may prevent us from selling our hardware products.

The FCC, ETSI, Telec and other regulatory organization worldwide are responsible for establishing, managing, and developing safety and operation standards and regulations for electronics equipment usage in commercial and government market segments.

Failure to obtain necessary regulatory approvals from the FCC, ETSI and other regulatory organization worldwide may prevent us from marketing, demonstrating and selling our products in North America, Europe and other global markets which could have an adverse impact on our business, prospects, results of operations and financial condition.

Aviation, vehicular, government and militaries organizations and enterprises set certification standards and requirements for the use of products within their systems or organizations. Some of these requirements are based on internal testing and certification processes and other may requires formal verification and testing laboratories to ensure that products meet those requirements. Failure to pass such testing procedures or obtain necessary laboratories certificates or approval may prevent our products from being chosen, integrated, and sold to or used by government and enterprises customers, which could have an adverse impact on our business, prospects, results of operations and financial condition.

We could be prohibited from shipping our products to certain countries if we are unable to obtain Israeli or US government authorization regarding the export of our products, or if current or future export laws limit or otherwise restrict our business.

We may be required to comply with Israeli government laws regulating the export of our products from Israel and US federal regulation regulating the export of our products from the US or Israel. The export regulations and the governing policies applicable to our business are subject to change. In some cases, explicit authorization from the US or Israeli government may be needed to export our products. We have received International Traffic in Arms Regulations, or ITAR, and CJ certifications to allow exports from the US, and, when exporting to certain countries from Israel, the Defense Export Controls Association, or DECA, regulations may apply, even though to date the DECA has determined that these regulations do not apply to our currently sold products. We cannot provide assurance that such export authorizations will be available in the future for our existing and newly developed products. Compliance with these laws has not significantly limited our operations or sales in the recent past, but could significantly limit them in the future. If and when our operations expand into other markets, we may have to comply with other governments’ regulations regarding the export of our product. Non-compliance with applicable export regulations could potentially expose us to fines, penalties and sanctions. If we cannot obtain required government approvals under applicable regulations, we may not be able to sell our products in certain international jurisdictions, which could adversely affect our financial condition and results of operations.

We may be subject to the risks associated with future acquisitions or strategic partnerships, which may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

As part of our overall business strategy, we may in the future pursue select strategic acquisitions or strategic partnership that would provide additional product or service offerings, additional industry expertise, and a stronger industry presence in both existing and new jurisdictions. As of the date of this prospectus we have no such agreement or understanding. Any such future acquisitions or strategic partnership, if completed, may expose us to additional potential risks, including risks associated with:

●	increased operating expenses and cash requirements;

●	the assumption of additional indebtedness or contingent liabilities;

●	the issuance of our equity securities;

●	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

●	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

●	retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships;

●	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products; and

●	our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

Our inability to retain management and key employees could impair our future success.

Our future success depends substantially on the continued services of our executive officers and our key development, business and operation personnel; in particular Oren Elkayam our Chairman, Managing Director and the CEO of Mobilicom Ltd. (Israel). If one or more of our executive officers or key development personnel were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all. In addition, if any of our executive officers or key employees joins a competitor or forms a competing company, we may lose experience, know-how, key professionals and staff members as well as business partners. These executive officers and key employees could develop drone and robotics cybersecurity and smart solutions technology components and services that could compete with and take customers and market share away from us.

A significant growth in the number of personnel would place a strain upon our management and resources.

We may experience a period of significant growth in the number of personnel that could place a strain upon our management systems and resources. Our future will depend in part on the ability of our officers and other key employees to implement and improve financial and management controls, reporting systems and procedures on a timely basis and to expand, train, motivate and manage our workforce. Our current and planned personnel, systems, procedures and controls may be inadequate to support our future operations.

We face uncertainty and adverse changes in the economy.

Adverse changes in the economy could negatively impact our business. Future economic distress may result in a decrease in demand for our products, which could have a material adverse impact on our operating results and financial condition. Uncertainty and adverse changes in the economy could also increase costs associated with developing and producing products, increase the cost and decrease the availability of sources of financing, and increase our exposure to material losses from bad debts, any of which could have a material adverse impact on our financial condition and operating results.

We are subject to the risks associated with foreign operations in other countries.

Our primary revenues are expected to be achieved in Israel, US and Europe. However, we may expand to additional markets and become subject to risks normally associated with conducting business and manufacturing in other countries. As a result of such expansion, we may be subject to the legal, political, social and regulatory requirements and economic conditions of foreign jurisdictions. We cannot predict government positions on such matters as foreign investment, intellectual property rights or taxation. A change in government positions on these issues could adversely affect our business.

If we expand our business and production to foreign markets, we will need to respond to rapid changes in market conditions, including differing legal, regulatory, economic, social and political conditions in these countries. If we are not able to develop and implement policies and strategies that are effective in each location in which we do business, then our business, prospects, results of operations and financial condition could be materially and adversely affected.

There are tax risks we may be subject to in carrying on business in Israel and Australia.

We are incorporated in Australia, with a fully owned subsidiary in Israel. Since we are operating in a new and developing industry there is a risk that foreign governments may look to increase their tax revenues or levy additional taxes to level the playing field for perceived disadvantages to traditional brick and mortar businesses. There is no guarantee that governments will not impose such additional adverse taxes in the future.

If critical components or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.

We obtain materials, mechanical parts, hardware and electronics components, various subsystems and manufacturing and assembly services from a limited group of suppliers and sub-contractors. We do not have long-term agreements with any of these suppliers or sub-contractors that obligate them to continue to sell materials, components, subsystems, or provide manufacturing services to us. Our reliance on these suppliers or sub-contractors involves significant risks and uncertainties, including whether our suppliers or sub-contractors will provide an adequate supply of required components, subsystems, or services of sufficient quality, will increase prices for the components, subsystems or services and will perform their obligations on a timely basis.

In addition, certain raw materials and components used in the manufacture of our products are periodically subject to supply shortages, and our business is subject to the risk of price increases and periodic delays in delivery. Specifically, the electronics components shortage crisis, a unique result of the COVID-19 pandemic, negatively affected our market segment by increased delivery lead time and increased purchase prices of components used under certain of our products, which resulted in delay in delivery time of our products to our customers, and had negative effect on our revenues and profitability. Please see Risk Factors – Risks Related to our Business and Industry – The COVID-19 pandemic had some negative effect on our business, operations and future financial performance, and could continue to have a negative effect on our business, operations and future financial performance. Similarly, the market for electronic components is subject to cyclical reductions in supply, outside of COVID-19. If we are unable to obtain components from third-party suppliers in the quantities and of the quality that we require, on a timely basis and at acceptable prices, then we may not be able to deliver our products on a timely or cost-effective basis to our customers, which could cause customers to terminate their contracts with us, increase our costs and seriously harm our business, results of operations and financial condition. Moreover, if any of our suppliers or sub-contractors become financially unstable, then we may have to find new suppliers or sub-contractors. It may take several months to locate alternative suppliers or sub-contractors, if required, or to redesign our products to accommodate components from different suppliers. We may experience significant delays in manufacturing and shipping our products to customers and incur additional development, manufacturing and other costs to establish alternative sources of supply if we lose any of these sources or are required to redesign our products. We cannot predict if we will be able to obtain replacement components within the time frames that we require at an affordable cost, if at all.

Our products may be subject to the recall or return.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, safety concerns, packaging issues and inadequate or inaccurate labeling disclosure. If any of our products were to be recalled due to an alleged product defect, safety concern or for any other reason, we could be required to incur unexpected expenses of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management time and attention. Additionally, product recalls may lead to increased scrutiny of our products by our customers and regulators, requiring further management time and attention and potential legal fees, costs and other expenses.

If we release defective products or services, our operating results could suffer.

Products designed and released by us involve extremely complex software programs, hardware testing and verification, assembly processes, and quality and functionality inspection and are difficult to develop and manufacture. While hawse have quality controls in place to detect and prevent defects in our products and services before they are released, these quality controls are subject to human error, overriding, and reasonable resource constraints. Therefore, these quality controls and preventative measures may not be effective in detecting and preventing defects in our products before they have been released into the marketplace. In such an event, we could be required, or decide voluntarily, to suspend the availability of the product or services, which could significantly harm our business and operating results.

Our products and services are complex and could have unknown defects or errors, which may give rise to legal claims against us, diminish our brand or divert our resources from other purposes.

Our products are comprised of and rely on complex and sensitive electronic hardware, algorithms, software, user-friendly interfaces and tightly integrated, electromechanical designs. Despite testing, our products have contained defects and errors and may in the future contain defects, errors or performance problems when first introduced, when new versions or enhancements are released, or even after these products have been used by our customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in our service and maintenance costs, exposure to liability for damages, damaged customer relationships and harm to our reputation, any of which could materially harm our results of operations and ability to achieve market acceptance. In addition, increased development and warranty costs could be substantial and could significantly reduce tour operating margins.

The existence of any defects, errors, or failures in our products or the misuse of our products could also lead to product liability claims or lawsuits against it. A defect, error or failure in one of our products could result in failure or damage to the products it is embedded in, or property damage, injury, death and/or significant damage our reputation and support for our services in general. We anticipate this risk will grow as more and more products using our products are deployed

We cannot provide any assurance that we have or will have insurance adequate to protect us from material judgments and expenses related to potential future claims or that such insurance will be available in the future at economical prices or at all. Even if we are fully insured as it relates to a particular claim, the claim could nevertheless diminish our brand and divert management’s attention and resources, which could have a negative impact on our business, financial condition and results of operations.

We are a supplier for government programs, which subjects us to risks including early termination, audits, investigations, sanctions penalties and delayed sales.

We have entered into contracts with governments and government contractors, either directly or indirectly. As a result, we are and may in the future be subject to statutes and regulations applicable to companies doing business with the relevant government. Government contracts may contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts with private sector counterparts and which are unfavorable to the contractors. For example, many government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination.

In addition, government contracts typically contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements may include, for example:

●	specialized disclosure and accounting requirements unique to government contracts;

●	financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with government;

●	public disclosures of certain contract and company information;

●	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

If we fail to comply with government contracting laws, regulations and contract requirements, our government contracts may be subject to termination, and we may become subject to financial and/or other liability under our contracts or criminal law. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

We are also vulnerable to delayed sales to the Israeli government and related contractors as a result of the Israeli government’s repeated failures to timely approve its annual budgets.

Negative customer perception regarding our products could have a material adverse effect on the demand for our products and the business, results of operations, financial condition and cash flows.

We believe that our success is highly dependent upon perception regarding the security, effectiveness and quality of our products’ technology components and products used. Customer perception of these components and products can be significantly influenced by testing results or findings, regulatory investigations, litigation, media attention, and other publicity. There can be no assurance that future testing results, findings, regulatory proceedings, litigation, media attention, or other research findings will be favorable to our technology components and products or the drone and robotics market in general. Future testing reports, findings, regulatory proceedings, litigation, or media attention that are perceived as less favorable than, or that question, earlier testing reports, findings or publicity could have a material adverse effect on the demand for our products and the business, results of operations, financial condition and cash flows. The dependence upon customer perceptions means that adverse testing reports, findings, regulatory proceedings, litigation, or media attention, whether or not accurate or with merit, could have a material adverse effect on us, the demand for our products, and the business, our results of operations, financial condition and cash flows.

If we fail to successfully promote our product and brand, it could have a material adverse effect on our business, prospects, financial condition and results of operations.

We believe that brand recognition is an important factor to our success. If we fail to promote our brands successfully, or if the expenses of doing so are disproportionate to any increased net sales we achieve, it would have a material adverse effect on our business, prospects, financial condition and results of operations. This will depend largely on our ability to maintain trust, be a technology leader, and continue to provide high-quality and secure technologies, products and services. Any negative publicity about us or our industry, the quality and reliability of our technologies, products and services, our risk management processes, changes to our technologies, products and services, our ability to effectively manage and resolve customer complaints, our privacy and security practices, litigation, regulatory activity, and the experience of sellers and buyers with our products or services, could adversely affect our reputation and the confidence in and use of our technologies, products and services. Harm to our brand can arise from many sources, including; failure by us or our partners to satisfy expectations of service and quality; inadequate protection of sensitive information; compliance failures and claims; litigation and other claims; employee misconduct; and misconduct by our partners, service providers, or other counterparties. If we do not successfully maintain a strong and trusted brand, our business could be materially and adversely affected.

We may be subject to cybersecurity attacks or electronic communication security risks.

A significant potential vulnerability of electronic communications is the security of transmission of confidential information over public networks, including information pertaining to the identity of our customers, customer orders, customer fleet operations and information managed under our CONTROLiT cloud management software. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches, as well as the exposure of our sites, networks, computers and digital data assets to different cybersecurity attacks

In addition, a significant invasion, interruption, destruction or breakdown of our information technology systems and/or infrastructure by persons with authorized or unauthorized access, or exposure to different cybersecurity attacks could negatively impact our business and operations. We could also experience business interruption, information theft and reputational damage from cyber-attacks, which may compromise our systems and lead to data leakage either internally or at our third party providers. Our systems may be the target of malware and other cyber-attacks. Although we have invested in measures to reduce these risks, we cannot assure you that these measures will be successful in preventing compromise or disruption of our information technology systems a data which could have a negative impact on our business, financial condition and results of operations.

Our senior management team has limited experience managing a public company listed on a U.S. exchange, and regulatory compliance may divert its attention from the day to day management of our business

The individuals who now constitute our senior management team have relatively limited experience managing a publicly traded company listed on a U.S. exchange and limited experience complying with the increasingly complex laws pertaining to public companies compared to senior management of other publicly traded companies listed on a U.S. exchange. Our senior management team may not successfully or efficiently manage our transition as a recently listed public company subject to significant regulatory oversight and reporting obligations under both Australian and U.S. Securities Laws. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day to day management of our business.

Failure to adhere to our financial reporting obligations and other public company requirements could adversely affect the market price of our ADSs.

The reporting and other obligations related to being a public company will place significant demands on our management, administrative, operational and accounting resources. If we are unable to meet such demands in a timely and effective manner, our ability to comply with our financial reporting obligations and other rules applicable to reporting issuers could be impaired. Moreover, any failure to maintain effective internal controls could cause us to fail to satisfy our reporting obligations or result in material misstatements in our financial statements. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be materially adversely affected which could also cause investors to lose confidence in our reported financial information, which could result in a reduction in the trading price of our ADSs.

In addition, we do not expect that our disclosure controls and procedures and internal controls over financial reporting will prevent all errors or fraud. A control system, no matter how well designed and implemented, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within an organization are detected. The inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by individual acts of certain persons, by collusion of two or more people or by management override of the controls. Due to the inherent limitations in a control system, misstatements due to errors or fraud may occur and may not be detected in a timely manner or at all.

We may experience adverse effects on our reported results of operations as a result of adopting new accounting standards or interpretations.

Our implementation of and compliance with changes in accounting rules, including new accounting rules and interpretations, could adversely affect our reported financial position or operating results or cause unanticipated fluctuations in our reported operating results in future periods.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business or our market, or if they change their recommendations regarding our securities, the trading price or trading volume of our securities could decline.

The trading market for our securities will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our securities, provide a more favorable recommendation about our competitors or publish inaccurate or unfavorable research about our business, the market prices of our securities would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our securities to decline.

Possible force majeure events could impact our operations and the market price of our ADSs.

Events may occur within or outside the United States, Australia and Israel that could impact on the American and/or Australian and/or Israeli economy, our operations and the market price of our ADSs. These events include acts of terrorism, an outbreak of international hostilities, such as the hostilities in Eastern Europe and Ukraine, fires, floods, earthquakes, labor strikes, civil wars, natural disasters, outbreaks of disease or other natural or manmade events or occurrences that can have an adverse effect on the demand for our products and our ability to conduct business. While we seek to maintain insurance in accordance with industry practice to insure against the risks we consider appropriate after consideration of our needs and circumstances, no assurance can be given as to our ability to obtain such insurance coverage in the future at reasonable rates or that any coverage arranged will be adequate and available to cover any and all potential claims. The occurrence of an event that is not covered or fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in credit and capital markets.

Additionally, Russia’s prior annexation of Crimea, recent recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine have led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication, or SWIFT, payment system. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets.

Any of the abovementioned factors could affect our business, prospects, financial condition, and operating results. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

We are subject to certain Israeli, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions and other trade laws and regulations. We can face serious consequences for violations.

Among other matters, Israeli, U.S. and foreign anticorruption, anti-money laundering, export control, sanctions and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, legal counsel, accountants, consultants, contractors and other partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated entities. We can be held liable for the corrupt or other illegal activities of our personnel, agents or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

From time to time, we may become involved in legal proceedings, which could adversely affect us.

We may, from time to time in the future, become subject to legal proceedings, claims, litigation and government investigations or inquiries, which could be expensive, lengthy, and disruptive to normal business operations. In addition, the outcome of any legal proceedings, claims, litigation, investigations or inquiries may be difficult to predict and could have a material adverse effect on our business, operating results, or financial condition.

Our directors and officers may have conflicts of interest in conducting their duties.

Because our directors and officers are or may become directors or officers of other reporting companies or have significant shareholdings in other technology companies, our directors and officers may have conflicts of interest in conducting their duties. We and our directors and officers will attempt to minimize such conflicts. In the event that such a conflict of interest arises at a meeting of the directors, a director who has such a conflict will abstain from voting for or against a particular matter in which the director has the conflict. In appropriate cases, we will establish a special committee of independent directors to review a particular matter in which several directors, or officers, may have a conflict. In determining whether or not we will participate in a particular program and the interest therein to be acquired by us, the directors will primarily consider the potential benefits to us, the degree of risk to which we may be exposed and our financial position at that time. Other than as indicated, we have no other procedures or mechanisms to deal with conflicts of interest.

Executive officers and directors may have rights to indemnification from us, including pursuant to directors’ and officers’ liability insurance policies that will survive termination of their agreements.

Risks Related to our Intellectual Property

If we fail to protect, or incur significant costs in defending, our intellectual property and other know-how or proprietary rights, our business, financial condition, and results of operations could be materially harmed.

Our success depends, in large part, on our ability to protect our intellectual property, know-how and other proprietary rights. We rely primarily on patents, trademarks, copyrights, trade secrets other contractual provisions, to protect our intellectual property and other proprietary rights. However, a portion of our technology and know-how is not patented, and we may be unable or may not seek to obtain patent protection for this technology. Moreover, existing US legal standards relating to the validity, enforceability and scope of protection of intellectual property rights offer only limited protection, may not provide us with any competitive advantages, and may be challenged by third parties. The laws of countries other than US may be even less protective of intellectual property rights. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology. Unauthorized third parties may try to copy or reverse engineer our products or portions of our products or otherwise obtain and use our intellectual property. Moreover, many of our employees have access to our trade secrets and other intellectual property. If one or more of these employees leave to work for one of our competitors, then they may disseminate this proprietary information, which may as a result damage our competitive position. If we fail to protect our intellectual property and other proprietary rights, then our business, results of operations or financial condition could be materially harmed. From time to time, we may have to initiate lawsuits to protect our intellectual property and other proprietary rights. Pursuing these claims is time consuming and expensive and could adversely impact our results of operations.

In addition, affirmatively defending our intellectual property rights and investigating whether we are pursuing a product or service development that may violate the rights of others may entail significant expense. Any of our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, then the proceedings could result in significant expense to us and divert the attention and efforts of our management and technical employees, even if we prevail.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office (the “USPTO”) and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. Periodic maintenance fees on any issued patent are due to be paid to the USPTO and various foreign national or international patent agencies in several stages over the lifetime of the patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our products, our competitors might be able to enter the market, which would have a material adverse effect on our business.

While a patent may be granted by a national patent office, there is no guarantee that the granted patent is valid. Options exist to challenge the validity of a patent which, depending upon the jurisdiction, may include re-examination, opposition proceedings before the patent office, and/or invalidation proceedings before the relevant court. Patent validity may also be the subject of a counterclaim to an allegation of patent infringement.

Pending patent applications may be challenged by third parties in protest or similar proceedings. Third parties can typically submit prior art material to patentability for review by the patent examiner. Regarding Patent Cooperation Treaty applications, a positive opinion regarding patentability issued by the International

Searching Authority does not guarantee allowance of a national application derived from the Patent Cooperation Treaty application. The coverage claimed in a patent application can be significantly reduced before the patent is issued, and the patent’s scope can be modified after issuance. It is also possible that the scope of claims granted may vary from jurisdiction to jurisdiction.

The grant of a patent does not have any bearing on whether the invention described in the patent application would infringe the rights of earlier filed patents. It is possible to both obtain patent protection for an invention and yet still infringe the rights of an earlier granted patent.

We may be sued by third parties for alleged infringement of their proprietary rights, which could be costly, time-consuming and limit our ability to use certain technologies in the future.

We may become subject to claims that our technologies infringe upon the intellectual property or other proprietary rights of third parties. Any claims, with or without merit, could be time-consuming and expensive, and could divert our management’s attention away from the execution of our business plan. Moreover, any settlement or adverse judgment resulting from these claims could require us to pay substantial amounts or obtain a license to continue to use the disputed technology, or otherwise restrict or prohibit our use of the technology. We cannot assure that we would be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all, that we would be able to develop alternative technology on a timely basis, if at all, or that we would be able to obtain a license to use a suitable alternative technology to permit us to continue offering, and our customers to continue using, our affected product. An adverse determination also could prevent us from offering our products to others. Infringement claims asserted against us may have a material adverse effect on our business, results of operations or financial condition.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on all of our products throughout the world would be prohibitively expensive. Therefore, we have filed applications and/or obtained patents only in the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and their products may compete with our products.

Risks Related to Israeli Law and our Operations in Israel

Political, economic and military instability in Israel may impede our ability to operate and harm our financial results.

Although we are an Australian company, our fully owned subsidiary and main operational site and most of the management team are located in Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect our business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with Hamas that controls the Gaza Strip, with Hezbollah that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. Further, Iran has threatened to attack Israel. Additionally there may be other political and other conflicts that might evolve with other nations or organizations. Some of these hostilities were accompanied by missiles being fired against civilian targets in various parts of Israel, including areas in which our employees and some of our subcontractors and consultants are located, and negatively affected business conditions in Israel. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations.

Our insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli related companies have been subjected to economic boycotts. Several countries and organization might restrict business with the State of Israel and with Israeli related companies. These restrictive laws and policies may have an impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.

In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in conflict activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our key personnel. Such disruption could materially adversely affect our business, prospects, financial condition and results of operations.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property and know-how has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 1967, or the Patent Law, inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, will determine whether the employee is entitled to remuneration for his inventions. Recent case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration (but rather uses the criteria specified in the Patent Law). Although we have entered into assignment-of-invention agreements with our current and former employees pursuant to which such individuals assign to us all rights to any inventions created in the scope of their employment or engagement with us, we may still face claims demanding remuneration in consideration for assigned inventions. If such claims are found to have merit despite our assignment of invention agreements, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

We received Israeli government grants, from the IIA for certain of our research and development activities, the terms of which may require us to pay royalties and to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. If we fail to satisfy these conditions, we may be required to pay penalties and refund some grants previously received.

Our research and development efforts were financed in part through royalty-bearing grants from the IIA. With respect to such grants, we are committed to pay royalties at a rate of 3% to 5% on sales proceeds from our products that were developed under IIA programs up to the total amount of grants received, linked to the U.S. dollar and bearing interest at an annual rate of LIBOR applicable to U.S. dollar deposits.

Regardless of any royalty payment, we are further required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 1984, as amended, and related regulations, or the Research Law, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Research Law restrict the transfer of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the IIA. We may not receive those approvals. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development. This may restrict our ability to move the production of our products outside of Israel, or to sell intellectual property and other know-how.

We may be subject to the risks associated with the Israeli Law for the Encouragement of Industrial Research and Development 5744-1984 (R&D Law).

While our products currently are not required to comply with any regulatory obligations in Israel, the R&D Law, as amended, and related regulations, may restrict our ability to move the production of products developed using grants received from the IIA. We received Israeli government grants from the IIA for certain of our research and development activities, the terms of which may require us to pay royalties and to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. If we fail to satisfy these conditions, we may be required to pay penalties and refund grants previously received. As of December 31, 2021, we have received grants of $1.67 million (gross of $1.73 million net of royalties paid).

Risks Related to our ADSs and this Offering

We will have broad discretion in the use of the net proceeds of this Offering and may not use them to effectively manage our business.

We will have broad discretion over the use of the net proceeds from this offering. Because of the number and variability of factors that will determine our use of such proceeds, our ultimate use might vary substantially from our planned use. Investors may not agree with how we allocate or spend the proceeds from this offering. We may pursue acquisitions, collaborations or other strategic transactions that do not result in an increase in the market value of our ADSs and may result in losses.

The market price and trading volume of our ADSs may be volatile and may be affected by economic conditions beyond our control.

The market price of our ADSs may be highly volatile and subject to wide fluctuations. In addition, the trading volume of our ADSs may fluctuate and cause significant price variations to occur. If the market price of our ADSs declines significantly, you may be unable to resell your ADSs at or above the purchase price, if at all. We cannot assure you that the market price of our ADSs will not fluctuate or significantly decline in the future.

Some specific factors that could negatively affect the price of our ADSs or result in fluctuations in their price and trading volume include:

●	actual or expected fluctuations in our operating results;

●	changes in market valuations of similar companies;

●	changes in our key personnel;

●	changes in financial estimates or recommendations by securities analysts;

●	trading prices of our ordinary shares on the ASX;

●	changes in trading volume of ADSs on The Nasdaq Capital Market, or Nasdaq, and of our ordinary shares on the ASX;

●	sales of our ADSs or ordinary shares by us, our executive officers or our shareholders in the future; and

●	conditions in the financial markets or changes in general economic conditions.

An active trading market for our ADSs may not develop or be liquid enough for you to sell your ADSs quickly or at market price.

While our ordinary shares are traded on the ASX, prior to this offering, there has not been any public market in the United States for our ADSs. If an active public market in the United States for our ADSs does not develop after this offering, the market price and liquidity of the ADSs may be adversely affected. While we have applied for the listing of our ADSs on Nasdaq, a liquid public market in the United States for the ADSs may not develop or be sustained after this offering. The public offering price for our ADSs will be determined by negotiation among us and the underwriters, and the price at which our ADSs are traded after this offering may decline below the initial public offering price, which means you may experience a decrease in the value of your ADSs regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a company’s securities, shareholders often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management and, if adversely determined, could have cause us significant financial harm.

Investors purchasing our ADSs will suffer immediate and substantial dilution.

The initial public offering price for our ADSs will be substantially higher than the net tangible book value per ADS of the underlying ordinary shares immediately after this offering. If you purchase ADSs in this offering, you will incur substantial and immediate dilution in the net tangible book value of your investment. Net tangible book value per ADS represents the amount of total tangible assets less total liabilities, divided by the number of ordinary shares then outstanding, multiplied by the number of ordinary shares underlying each ADS. To the extent that options or any convertible securities that are currently outstanding are exercised or converted, there will be further dilution to your investment. We may also issue additional ordinary shares, ADSs, performance rights, options and other securities in the future that may result in further dilution of your ADSs. See “Dilution” for a calculation of the extent to which your investment will be diluted.

You may be subject to limitations on transfer of our ADSs.

Our ADSs are only transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the Deposit Agreement, or for any other reason.

The dual listing of our ordinary shares and our ADSs following this offering may adversely affect the liquidity and value of our ADSs.

Following this offering and after our ADSs are listed on Nasdaq, our ordinary shares will continue to be listed on the ASX. We cannot predict the effect of this dual listing on the value of our ordinary shares and ADSs. However, the dual listing of our ordinary shares and ADSs may dilute the liquidity of these securities in one or both markets and may impair the development of an active trading market for our ADSs in the United States. The trading price of our ADSs could also be adversely affected by trading in our ordinary shares on the ASX

Future sales of our ordinary shares or the ADSs, or the perception that such sales may occur, could depress the trading price of our ordinary shares and the ADSs.

After the completion of this offering, based on an assumed offering price of $ per share, which is the mid-point of the estimated range of the initial public offering price shown on the coverage page of this prospectus, we expect to have outstanding ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full). We and all of our directors and executive officers have signed lock-up agreements for a period of (i) 180 days after the date of this prospectus in the case of our directors and officers and (ii) 90 days after the date of this prospectus in the case of any other 5% or greater holder of outstanding shares, and (iii) three months after the date of this prospectus in our case, without the prior written consent of the representative of the underwriters subject to specified exceptions. See “Underwriting.”

The underwriters may, in their sole discretion and without notice, release all or any portion of the ordinary shares or ADSs subject to lock-up agreements. As restrictions on resale end, the market price of our ADSs and ordinary shares could drop significantly if the holders of these ADSs or ordinary shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our ordinary shares, ADSs or other securities.

A shareholder’s holding may be diluted if we issue additional shares or other securities in the future.

We may issue additional ordinary shares or other securities in the future, which may dilute your holding in us. Our Constitution permits the issuance of an unlimited number of securities, subject to certain capacity restrictions (See Description of Share Capital – Issues of Shares and Change in Capital) and security-holders have no pre-emptive rights in connection with further issuances of any securities. Our directors have the discretion to determine if an issuance of ordinary shares or other securities is warranted, the price at which any such securities are issued and the other terms of issue of such securities. In addition, we may issue additional ordinary shares upon the exercise of warrants to acquire ordinary shares under our share incentive plan, which will result in further dilution. In addition, the issuance of ordinary shares or other securities in any potential future acquisitions, if any, may also result in further dilution to your interests.

As a foreign private issuer, we are permitted and we expect to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to domestic issuers. This may afford less protection to holders of ordinary shares and ADSs.

As a foreign private issuer with ADSs listed on the Nasdaq Capital Market, we will be permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements. We intend to follow home country practice with regard to the composition of the board of directors, quorum requirements applicable to shareholder meetings, shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase or other compensation plans and the requirement that issuers must maintain charters for certain board committees. A foreign private issuer must disclose in our annual reports filed with the SEC the requirements with which it does not comply followed by a description of our applicable home country practice. The Australian home country practices described above may afford less protection to holders of ordinary shares and ADSs than that provided under Nasdaq rules. See “Description of Share Capital—Exemptions from Certain Nasdaq Corporate Governance Rules.”

As a foreign private issuer, we are permitted to file less information with the SEC than a company incorporated in the United States. Accordingly, there may be less publicly available information concerning us than there is for companies incorporated in the United States.

As a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose disclosure requirements as well as procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as a company that files as a U.S. company whose securities are registered under the Exchange Act, nor are we required to comply with the SEC’s Regulation FD, which restricts the selective disclosure of material non-public information. Accordingly, there may be less information publicly available concerning us than there is for a company that files as a domestic issuer.

We are an emerging growth company as defined in the JOBS Act and the reduced disclosure requirements applicable to emerging growth companies may make our ADSs less attractive to investors and, as a result, adversely affect the price of our ADSs and result in a less active trading market for our ADSs.

We are an emerging growth company as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. For example, we have elected to rely on an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act relating to internal control over financial reporting, and we will not provide such an attestation from our auditors for so long as we qualify as an emerging growth company.

We may avail ourselves of these disclosure exemptions until we are no longer an emerging growth company. We cannot predict whether investors will find our ADSs less attractive because of our reliance on some or all of these exemptions. If investors find our ADSs less attractive, it may cause the trading price of the ADSs to decline and there may be a less active trading market for our ADSs.

We will cease to be an emerging growth company upon the earliest of:

●	the end of the fiscal year in which the fifth anniversary of completion of this offering occurs;

●	the end of the first fiscal year in which the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the end of the second quarter of such fiscal year;

●	the end of the first fiscal year in which we have total annual gross revenues of at least $1.07 billion; and

●	the date on which we have issued more than $1.07 billion in non-convertible debt securities in any rolling three-year period.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate consolidated financial statements or comply with applicable regulations could be impaired.

Section 404(a) of the Sarbanes-Oxley Act requires that, beginning with our second annual report after the completion of this offering, our management assess and report annually on the effectiveness of our internal controls over financial reporting and identify any material weaknesses in our internal controls over financial reporting. Although Section 404(b) of the Sarbanes-Oxley Act requires our independent registered public accounting firm to issue an annual report that addresses the effectiveness of our internal controls over financial reporting, we have opted to rely on the exemptions provided in the JOBS Act, and consequently will not be required to comply with SEC rules that implement Section 404(b) of the Sarbanes-Oxley Act until such time as we are no longer an emerging growth company.

Our first Section 404(a) assessment will take place beginning with our second annual report after the completion of this offering. The presence of material weaknesses could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404(a) of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of our ADSs could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, our ADSs may not be able to remain listed on Nasdaq.

ADS holders may be subject to additional risks related to holding ADSs rather than ordinary shares.

ADS holders do not hold ordinary shares directly and, as such, are subject to, among others, the following additional risks:

●	As an ADS holder, we will not treat you as one of our shareholders and you will not be able to exercise shareholder rights, except through the depositary as permitted by the deposit agreement.

●	distributions on the ordinary shares represented by your ADSs will be paid to the depositary, and before the depositary makes a distribution to you in respect of your ADSs, any withholding taxes that must be paid will be deducted. Additionally, if the exchange rate fluctuates during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	We and the depositary may amend or terminate the deposit agreement without ADS holders’ consent in a manner that could prejudice ADS holders.

You must act through the depositary to exercise your voting rights and, as a result, you may be unable to exercise your voting rights on a timely basis.

As a holder of ADSs (and not the ordinary shares underlying your ADSs), we will not treat you as one of our shareholders, and you will not be able to exercise shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs, and ADS holders will be able to exercise voting rights with respect to the ordinary shares represented by their ADSs only in accordance with the deposit agreement. There are practical limitations on the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with these holders. For example, holders of our ordinary shares will receive notice of shareholders’ meetings by mail and will be able to exercise their voting rights by either attending the shareholders meeting in person or voting by proxy. ADS holders, by comparison, will not receive notice directly from us. Instead, in accordance with the deposit agreement, we will provide notice to the depositary of any such shareholders meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date. If we so instruct, the depositary will mail to holders of ADSs the notice of the meeting and a statement as to the manner in which voting instructions may be given by holders as soon as practicable after receiving notice from us of any such meeting. To exercise their voting rights, ADS holders must then instruct the depositary as to voting the ordinary shares represented by their ADSs. Due to these procedural steps involving the depositary, the process for exercising voting rights may take longer for ADS holders than for holders of ordinary shares. The ordinary shares represented by ADSs with to which the depositary receives no timely voting instructions will not be voted.

The deposit agreement expressly limits our obligations, the obligations of the depositary, and limits liability.

The deposit agreement relating to the ADSs limits the obligations and liability as we and the depositary are only obligated to take the actions specifically set forth in the deposit agreement, and we are not liable if performance of those obligations are prevented or delayed due to circumstances beyond our control. Neither we nor the depositary are liable if we or it exercise discretion as permitted under the deposit agreement. Further, we and the depositary are not liable for the inability of any holder of ADSs to benefit from any distribution or deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special consequential or punitive damages for any breach of the terms of the deposit agreement. Neither we nor the depositary have any obligation to become involved in a lawsuit or other proceeding relating to the ADSs or the deposit agreement on your behalf. We are not liable for the acts or omissions of any securities depository, clearing agency or settlement system and we may rely upon any documents we believe to be genuine and duly executed. As a holder of ADSs, your ability to take action, seek damages or otherwise make a claim against us or the depositary are limited.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs provides that holders and beneficial owners of ADSs, including those holders and owners who acquired ADSs in secondary transactions, irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or the ADSs, including in respect of claims under federal securities laws, against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a court of the State of New York or a federal court, which have non-exclusive jurisdiction over matters arising under the deposit agreement, applying such law. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement or the ADSs.

No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of the federal securities laws. If you or any other holder or beneficial owner of ADSs brings a claim against us or the depositary in connection with such matters, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

As the jury trial waiver relates to claims arising out of or relating to the ADSs or the deposit agreement, we believe that the waiver would likely continue to apply to ADS holders or beneficial owners who withdraw the ordinary shares from the ADS facility with respect to claims arising before the cancellation of the ADSs and the withdrawal of the ordinary shares, and the waiver would likely not apply to ADS holders or beneficial owners who subsequently withdraw the ordinary shares represented by ADSs from the ADS facility with respect to claims arising after the withdrawal. However, to our knowledge, there has been no case law on the applicability of the jury trial waiver to ADS holders or beneficial owners who withdraw the ordinary shares represented by the ADSs from the ADS facility.

If we are classified as a “passive foreign investment company,” then our U.S. shareholders could suffer adverse tax consequences as a result.

Generally, if, for any taxable year, at least 75% of our gross income is passive income (including our pro rata share of the gross income of our 25% or more owned corporate subsidiaries) or at least 50% of the average quarterly value of our gross assets (including our pro rata share of the gross assets of our 25% or more owned corporate subsidiaries) is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Based primarily on the composition of our assets, it is possible that we will be a PFIC for our tax year ending December 31, 2022, and for subsequent tax years  . If we are characterized as a PFIC, a U.S. holder of our ordinary shares or ADSs may suffer adverse tax consequences, including having gains recognized on the sale of our ordinary shares or ADSs treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares or ADSs by individuals who are U.S. holders, and having interest charges added to their tax on distributions from us and on gains from the sale of our ordinary shares or ADSs. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company.”

Currency fluctuations may adversely affect the price of our ordinary shares, ADSs.

Our ordinary shares are quoted in Australian dollars on the ASX and our ADSs will be quoted in U.S. dollars on Nasdaq. Movements in the Australian dollar/U.S. dollar exchange rate may adversely affect the U.S. dollar price of our ADSs. In the past year the Australian dollar has generally weakened against the U.S. dollar. However, this trend may not continue and may be reversed. If the Australian dollar weakens against the U.S. dollar, the U.S. dollar price of our ADSs could decline, even if the price of our ordinary shares in Australian dollars increases or remains unchanged.

We have never declared or paid dividends on our ordinary shares and we do not anticipate paying dividends in the foreseeable future.

We have never declared or paid cash dividends on our ordinary shares. For the foreseeable future, we currently intend to retain all available funds and any future earnings to support our operations and to finance the growth and development of our business. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to compliance with applicable laws and covenants under current or future credit facilities, which may restrict or limit our ability to pay dividends, and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. As a result, a return on your investment will only occur if the ADS price increases.

You may not receive distributions on our ordinary shares represented by ADSs or any value for such distribution if it is illegal or impractical to make it available to holders of ADSs.

While we do not anticipate paying any dividends on our ordinary shares in the foreseeable future, if such a dividend is declared, the depositary for our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical to make a distribution available to holders of ADSs. We have no obligation to take any other action to permit the distribution of our ADSs, ordinary shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impractical to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

Australian takeover laws may discourage takeover offers being made for us or may discourage the acquisition of a significant position in our ordinary shares.

We are incorporated in Australia and are subject to the takeover laws of Australia. Among other things, we are subject to the Australian Corporations Act 2001, or the Corporations Act. Subject to a range of exceptions, the Corporations Act prohibits the acquisition of a direct or indirect interest in our issued voting shares if the acquisition of that interest will lead to a person’s voting power (either alone or in combination with their ‘associates’ as that term is defined in the Corporations Act) in us increasing to more than 20%, or increasing from a starting point that is above 20% and below 90%. Australian takeover laws may discourage takeover offers being made for us or may discourage the acquisition of a significant position in our ordinary shares. This may have the ancillary effect of entrenching our board of directors and may deprive or limit our shareholders’ or ADS holders’ opportunity to sell their ordinary shares or ADSs and may further restrict the ability of our shareholders and ADS holders’ ability to obtain a premium from such transactions. Our Constitution, which is included as an exhibit to this registration statement to which this prospectus forms a part, also contains a requirement for our shareholders to approve any proportionate takeover bid (i.e. a bid for a specified proportion of a class of securities in us) without the approval of a majority of our shareholders voting at a general meeting. This may have the effect of discouraging proportionate takeover bids and limit our shareholders’ and ADS holders’ opportunity to obtain a premium for their securities from such a transaction. See “Description of Share Capital—Change of Control.”

Anti-takeover provisions in our Constitution and our right to issue preference shares could make a third-party acquisition of us difficult.

Some provisions of our Constitution may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that only require one-third of our board of directors to be elected annually and authorize our board of directors, subject to compliance with the Corporations Act and the limitations imposed by the ASX Listing Rules, to issue an unlimited number of shares of capital stock and preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares by amending the Constitution (although it should be noted that the amendment of the Constitution requires the approval of shareholders by a majority of not less than 75% of votes cast (directly or by proxy) at a shareholder meeting).

Our Constitution and Australian laws and regulations applicable to us may adversely affect our ability to take actions that could be beneficial to our shareholders.

As an Australian company, we are subject to different corporate requirements than a corporation organized under the laws of the states of the United States. Our Constitution, as well as the Australian Corporations Act, set forth various rights and obligations that are unique to us as an Australian company. These requirements may operate differently than those of many U.S. companies. You should carefully review the summary of these matters set forth under the section entitled, “Description of Share Capital” as well as our Constitution, which is included as an exhibit to this registration statement to which this prospectus forms a part, prior to investing in our ADSs.

You will have limited ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in Australia and certain of our directors and officers reside outside the United States.

We are incorporated in Australia, all of our directors and officers reside outside the United States and substantially all of the assets of those persons are located outside the United States. As a result, it may be impracticable or at least more expensive for you to bring an action against us or against these individuals in Australia in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. In addition, as a company incorporated in Australia, the provisions of the Corporations Act regulate the circumstances in which shareholder derivative actions may be commenced, which may be different to the circumstances for companies incorporated in the United States.

Further, it may not be possible or practicable for you to effect service of process within the United States upon our officers or directors or to enforce against them or against us judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. Even if you are successful in bringing such an action, there is doubt as to whether Australian courts would enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Australia or elsewhere outside the United States. An award for monetary damages under U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in Australia will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and Australia do not currently have a treaty or statute providing for recognition and enforcement of the judgments of the other country (other than arbitration awards) in civil and commercial matters. As a result, ADS holders may have more difficulty in protecting their interests through actions against us, our management or our directors than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we may not, and under the deposit agreement, the depositary will not, offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are registered under the Securities Act, or the distribution of them to ADS holders is exempted from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to rely on an exemption from registration under the Securities Act to distribute such rights and securities. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

Australian companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

Australian companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of an Australian company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. Australian courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law and to impose liabilities against us, in original actions brought in Australia, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in Australia of judgments obtained in the United States, although the courts of Australia may recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits, upon being satisfied about all the relevant circumstances in which that judgment was obtained.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities legislation (collectively, “forward-looking statements”) that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and important factors currently known by us and our expectations of the future, about which we cannot be certain.

Forward-looking statements may include statements about:

●	our intentions, plans and future actions;

●	statements relating to our business and future activities;

●	anticipated developments in our operations;

●	our market position, ability to compete and future financial or operating performance;

●	the timing and amount of funding required to execute our business plans;

●	capital expenditures;

●	the effect on us of any changes to existing or new legislation or policy or government regulation

●	the availability of labor;

●	requirements for additional capital;

●	goals, strategies and future growth;

●	the adequacy of financial resources;

●	expectations regarding revenues, expenses and anticipated cash needs; and

●	the impact of the COVID-19 pandemic on our business and operations.

All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved.

The material expectations, assumptions, and other factors used in developing the forward-looking statements set out in this prospectus include or relate to the following:

●	our ability to implement our growth strategies;

●	our competitive advantages;

●	the development of new products and services;

●	our ability to obtain and maintain financing on acceptable terms;

●	the impact of competition;

●	changes in laws, rules and regulations;

●	our ability to maintain our software licenses and product certifications;

●	our ability to maintain good business relationships with our customers, suppliers and other strategic partners;

●	our ability to protect intellectual property;

●	our ability to retain key personnel; and

●	the absence of material adverse changes in the industry or global economy, including as a result of the COVID-19 pandemic.

Although our management believes that the forward-looking statements herein or incorporated herein by reference are reasonable, actual results could be substantially different due to the risks and uncertainties associated with and inherent in our business, including the those discussed in the “Prospectus Summary—Summary of Risk Factors,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $             million (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us) or approximately $             million if the underwriters exercise their option to purchase additional ADSs in full, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $             (which is the mid-point of the estimated range of the initial public offering price shown on the front cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $             , or approximately $ if the underwriter exercise their option to purchase additional ADSs in full, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently estimate that we will use the net proceeds from this offering to provide funding for expansion of our sales and marketing activities, research and development, and working capital:

●	approximately $ million for expansion of our sales and marketing efforts, including increasing our footprint in the commercial segments of the drone and robotics markets in the United States and Europe.

●	approximately $ million for research and development of our ICE Cybersecurity product and 5G network solutions to the commercial segment, as well as our miniaturized handheld mobile controllers;

●	approximately $ million for working capital.

We believe that the net proceeds from this offering and our existing cash will be sufficient to fund our current operations for at least 12 months from the date of this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. We may also use a portion of the net proceeds to in-license, acquire, or invest in additional businesses, technologies, products or assets, although currently we have no specific agreements, commitments or understandings in this regard. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, we will retain broad discretion over the allocation of the net proceeds from this offering and we reserve the right to change the allocation of the net proceeds described above.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds from this offering in investment-grade, interest-bearing instruments and U.S. government securities or certificates of deposit.

DIVIDEND POLICY

We have not declared or paid any dividends on our ordinary shares, and we do not anticipate paying any dividends in the foreseeable future. Our board of directors presently intends to reinvest all earnings in the continued development and operation of our business.

Payment of dividends in the future, if any, will be at the discretion of our board of directors. If our board of directors elects to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2021 presented in U.S. dollars:

●	on an actual basis; and

●	on an as adjusted, basis to also give effect to: our sale of ADSs to purchase ADSs in this offering at an assumed initial public offering price of $ per ADS, which is the mid-point of the estimated range shown on the front cover page of this prospectus. You should read this table in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

The amounts have been translated into U.S. Dollars from Australian Dollars based upon the exchange rate as published by the Reserve Bank of Australia as of December 31, 2021. These translations are merely for the convenience of the reader and should not be construed as representations that the Australian Dollar amounts actually represent such U.S. Dollar amounts or could be converted into U.S. Dollars at such rate.

	As of December 31, 2021
	Actual		As Adjusted
	AUD$	USD	USD$ AUD$
Cash and cash equivalents	3,996,300	2,904,287
Shareholders’ equity:
Issued capital	26,504,136	19,261,727
Reserves	943,297	685,536
Accumulated losses	(24,118,314)	(17,527,846)
Total shareholders’ equity	3,329,119	2,419,417
Total capitalization	7,325,419	5,323,704

A $1.00 increase (decrease) in the assumed aggregate public offering price of $          per ADS, which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash and cash equivalents and total shareholders’ equity by approximately $          , assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A                  ADS increase in the number of ADSs offered by us together with a concomitant $                  increase in the assumed aggregate public offering price of $                  per ADS, which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase our as adjusted cash and cash equivalents by approximately $                  million after deducting estimated underwriting discounts and estimated offering expenses payable by us. Conversely, a                  ADS decrease in the number of ADSs offered by us together with a concomitant $                  decrease in the assumed aggregate public offering price of $ per ADS, which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, would decrease our as adjusted cash and cash equivalents by approximately $ million after deducting estimated underwriting discounts and estimated offering expenses payable by us.

The number of ordinary shares that will be outstanding immediately after this offering is based on 321,936,715 ordinary shares outstanding as of December 31, 2021. This number excludes, as of such date:

●	excludes ordinary shares issuable upon the exercise of options issued to investors at , at an exercise price of AUD$ , excludes an aggregate of 31,231,701 ordinary shares issuable upon the exercise of options under our ESOP granted to employees, directors and consultants, at a weighted average exercise price of AUD$0.10 (approximately $0.08), of which 10,331,701 ordinary shares were vested at a weighted average exercise price of AUD$0.15 (approximately $0.11); and

●	shares reserved for issuance under our ESOP.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to no exercise of outstanding options described above and the underwriters’ option to purchase additional ADSs.

DILUTION

If you purchase ADSs in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per ADSs you will pay in this offering and the pro forma net tangible book value per ADS after this offering. Such calculation does not reflect any dilution associated with the sale and exercise of the warrants. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our historical net tangible book value as of December 31, 2021, was approximately AUD$2,006,283, or $1,458,054, corresponding to a net tangible book value of AUD$ 0.06 or $0.04 per ordinary share or $                per ADS (using the ratio of ordinary shares to one ADS), as of such date. We calculate our historical net tangible book value per share or per ADS by taking the amount of our total tangible assets, subtracting the amount of our total liabilities, and then dividing the difference by the actual total number of ordinary shares or ADSs outstanding, as applicable.

The as adjusted net tangible book value per share as of December 31, 2021 was AUD$                or $                per ordinary share or $                per ADS (using the ratio of                ordinary shares to one ADS). The pro forma as adjusted net tangible book value per share gives effect to the sale and issuance of our ADSs in this offering at an assumed offering price of $                per ADS, which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted net tangible book value per share after the offering is calculated by dividing the net tangible book value of AUD$                or $                , by                , which is equal to our issued and outstanding ordinary shares. The difference between the initial public offering price and the net tangible book value per share represents an immediate increase in the net tangible book value of AUD$                , or $                per ordinary share or $ per ADS to existing shareholders and immediate dilution of AUD$                , or $                per share, or $ per ADS to new investors purchasing our ADSs in this offering.

The following table illustrates this dilution on an ADS basis:

	AUD$	USD$
Assumed initial public offering price
Actual net tangible book value as at December 31, 2021
Increase in net tangible book value per ADS attributable to purchasers purchasing ADSs in this offering
Net tangible book value per ADS, as adjusted to give effect to this offering
Dilution per ADS to purchasers in this offering

A $1.00 increase (decrease) in the assumed initial public offering price of $ per ADS (which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus) would increase (decrease) our pro forma net tangible book value per ADS after this offering by AUD$ , or $ , and the dilution per ADS to new investors by AUD$ , or $ , assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ADSs we are offering.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2021, the differences between the number of ordinary shares purchased from us (treating each ADS as ordinary shares), the total consideration paid to us and the average price per ordinary share paid by existing holders of our ordinary shares and by investors in this offering (treating each ADS as ordinary shares) in purchases of our ADSs from us and by purchasers in this offering.

The table below is based on ordinary shares outstanding immediately after the consummation of this offering (including those represented by our ADSs).

The table below is based upon an assumed public offering price of $ per ADS, which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, excluding estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the underwriters’ option to purchase additional ADSs and does not take into account any warrants to be sold in this offering:

	Shares Purchased			Total Consideration			Average Price
	Number	Actual %	Pro forma % (1)	Amount (USD$)	Actual %	Pro forma % (1)	Per Share (USD$)
Existing shareholders	—	—	—	$—	—	—	$—
Purchasers in this offering	—	—	—	$—	—	—	$—
Total	—	100.00	100.00	$—	100.00	100.00	$—

(1)	Pro forma assuming exercise of outstanding options as of December 31, 2021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Our financial statements have been prepared in Australian dollars and in accordance with International Financial Reporting Standards (IFRS). Our financial statements comply with IFRS, as issued by the IASB. Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that year.

For the fiscal year ended December 31, 2021, the conversion from Australian dollars (AUD$) into U.S. dollars ($) was made at the exchange rate as of December 31, 2021, on which $1.00 equaled AUD$1.376(1). The use of $ is solely for the convenience of the reader.

(1)	Based on Bank of Israel quoted end-of-trading currency rates.

Overview

Mobilicom is a provider of hardware products, software and cybersecurity solutions that we design, develop and manufacture and that are embedded in Small Drones (or, Small Unmanned Aerial Vehicles – SUAVs) and robotics. We hold both patented technology and unique know-how. We are aiming to further develop our global customer base by increasing the number of system design wins pilot projects and ultimately cross-sell our other solutions to those same customers in order to become a leading end-to-end provider to SUAV and robotics system manufacturers who, in turn, sell their systems into the security and surveillance, process industry, infrastructure inspection, first responders, homeland security and courier market segments. We aim to penetrate the commercial segment of our markets by leveraging the experience we have gained in defense segment of our markets. We believe that our key competitive advantage is our ability to provide a near end-to-end solution which enables us to get a “birds-eye” view of our customer’s needs. This is evidenced by our recent design wins and pilot projects, such as the integration of our technology into the unmanned systems of a leading designer and producer of thermal imaging cameras and sensors, and our partnership with a U.S.-based designer and manufacturer of RF/microwave amplifiers and integrated radio systems to incorporate our multi-function radios into its high-power radio solutions. We further believe our products have performed well in harsh environmental conditions. Our solutions have been deployed by our various customers worldwide, including in the United States, Europe and Israel. We generate our revenue from the sale of our hardware and from licensing fees and professional support services related to our software and cyber security solutions.

We have funded our operations primarily from public offerings on the ASX where our shares are currently listed for trading under the trading symbol “MOB”, private placements of ordinary shares, and sales of our products. We have also been awarded research and development grants for pre-approved research and development expenditure from the IIA and COVID-19 related grants by the Israeli Tax Authority (referred to as tax incentives) totaling approximately AUD$788,000 (approximately $572,000) and AUD$1.1 million, for the fiscal years ended December 31, 2021, and 2020, respectively.

We have incurred losses from operations in each year since inception. Our net losses were AUD$2.7 million (approximately $2.0 million) and AUD$2.8 million for the fiscal years ended December 31, 2021 and 2020, respectively. The majority of our net losses resulted from costs incurred in connection with our research and development programs, sales and marketing activities, and from general and administrative costs associated with our operations. We expect to continue to incur additional expenses and operating losses over the next few years.

We generated AUD$3.6 million (approximately $2.6 million) and AUD$2.1 million of revenue from the sale of our hardware and software solutions and services (all referred together as “sales of goods”) for the fiscal years ended December 31, 2021 and 2020, respectively. We expect to continue to generate revenues in the future from our existing hardware and software solutions and services. We expect to generate future revenue, from our recently launched new cybersecurity and cloud software solutions, as a software-as-a-service (SaaS) model, which would represent “recurring revenue” to us.

We expect that the net proceeds from this Offering, as well as our existing cash and cash equivalents, will be sufficient to support our sales and marketing expansion, research and development of additional cybersecurity, smart solutions and service offerings, and working capital necessary to fund for growth, for at least the next twelve months. See “Use of Proceeds.”

Recent Developments

Share issuance

On May 17, 2021, we issued 64,000,000 shares at AUD$0.06 (approximately $0.04) per share, raising gross proceeds of AUD$3.8 million (approximately $2.8 million). The investors received an equal number of options (i.e., on a 1:1 basis) exercisable at AUD$0.09 (approximately $0.07) per share for a period of two years from the issuance date.

Investor’s options issuance & ESOP

On July 9, 2021, we issued 11,500,000 options to directors. The options have a vesting period of 3 years, exercise price of AUD$0.08 (approximately $0.06) and will expire on July 8, 2026.

On July 15, 2021, we issued 64,000,000 options to investors under May 2021 capital raising. The options have an exercise price of AUD$0.09 (approximately $0.07) and will expire on July 15, 2023.

On April 13, 2022, we issued 400,000 options to directors. The options are fully vested at the date of grant, exercise price of AUD$0.08 (approximately $0.06) and will expire on April 13, 2027.

On April 13, 2022, we issued 573,678 options to consultants. The options have a vesting period of 18 months, exercise price of AUD$0.07 (approximately $0.05) and will expire on April 13, 2027.

On April 13, 2022, we issued 6,530,000 options to employees, directors and consultants. 980,000 are fully vested at the date of grant; 2,000,000 options have a vesting period of 3 years; and 3,550,000 options have a vesting period of 4 years. The options have an exercise price of AUD$0.05 (approximately $0.04) and will expire on April 13, 2027.

New product release

On October 27, 2020, we released the SkyHopper Combo device and ControliT secured server solution, a broadband communication datalink device that provides connectivity and operation of our products’ platforms. This enables operation of these platforms in any environment with or without network infrastructure.

We believe that the SkyHopper Combo device is a highly secured solution that works in tandem with our secure cloud-based ControliT software, and enables device configuration, network management, fleet management, tracking, operation logs and statistics

On August 16, 2021, we launched our AI-based Immunity Cybersecurity and Encryption (ICE) cybersecurity suite to provide, what we believe to be, industry-leading 360° protection for commercial drones and robotics platforms against a wide variety of malicious attacks.

We believe that the ICE cybersecurity suite is the world’s first AI-based 360° system that can detect, prevent, and respond to multiple drone/robotics cyber-attacks in real-time without requiring intervention by an operator. The ICE multi-faceted and multi-layered suite protects the platform, safeguards communication channels, and encrypts the data that is transmitted and collected.

Recent Pilot Projects

On January 21, 2021, Teledyne FLIR LLC (f/k/a FLIR Systems, Inc.), a leading designer and producer of thermal imaging cameras and sensors, placed its second order for our SkyHopper PRO, having successfully integrated our technology into its unmanned systems after its initial purchase order in November 2020. These recurring orders support the strengthening of Flir’s strategic position in the Unmanned Aerial Vehicle market.

On May 24, 2021, we announced several significant initial purchase orders placed by industry-leading companies:

-	ST Engineering, a Singapore-based engineering conglomerate chose to integrate, and have already taken initial order of our secured datalink units and controller solutions into its cutting-edge robotics solutions for the Asia-Pacific market,

-	Israel-based vehicle systems specialist Plasan Sasa Ltd. integrated our secured datalink units and controller solutions into its Stinger autonomous tactical vehicle, allowing the teleoperation of the vehicle and ability to remotely control its weapon stations.

-	Rafael Advanced Defense Systems Ltd, leading unmanned platforms provider, placed an initial purchase order of AUD$150,000 (approximately $109,000).

On August 13, 2021, we announced our partnership with Triad RF Systems, a U.S.-based designer and manufacturer of RF/microwave amplifiers and integrated radio systems. The partnership will provide a new product line for both Triad whereby we will integrate our multi-function radios with Triad’s high-power radio solutions.

On September 27, 2021, we announced that Israel Aerospace Industries placed an AUD$400,000 (approximately $291,000) order for our SkyHopper PRO dual datalink units and 10” Touch mobile ground station controller for use in its Aerial Vehicle tactical drone system.

On October 7, 2021, we successfully fulfilled our AUD$2.3 million (approximately $1.7 million), multi-year contract with a leading global drone supplier, and delivered the final payment installment for more than 200 Ground Controller Stations (GCS). The contract was valued at AUD$470,000 (approximately $342,000).

On November 3, 2021, we executed the first sale of our ICE cybersecurity suite with the Israel Ministry of Defense under a contract worth AUD$270,000 (approximately $196,000).

In March 2022, we received a repeat order of AUD$560,000 (approximately $407,000) from a leading U.S. commercial drone manufacturer for our SkyHopper ProV to be integrated within its unmanned systems for long range and N-LOS communication with built-in high-definition video processing capabilities.

Research and Development

Research and development

Costs incurred in connection with research and development activities are expensed as incurred

Development expenses are recognized as an intangible asset when we can demonstrate that:

●	The product is technically and commercially feasible;

●	We intend to complete the product so that it will be available for use or sale;

●	We have the ability to use or sell the product;

●	We have the technical, financial and other resources to complete the development and to use or sell the product;

●	We can demonstrate that the product will generate future economic benefits; and

●	We are able to reliably measure the expenses attributable to the product during the development

During the reported periods the expenses were not capitalized, as they do not meet the criteria set forth in IAS 38.

We recognized AUD$2.4 million (approximately $1.7 million) and AUD$2.4 million of research and development expenses for the fiscal years ended December 31, 2021 and 2020, respectively.

On December 13, 2021, we have been awarded two additional government grants for existing research and development programs, valued at AUD$917,000 (approximately $666,000), expected to be realized predominantly during 2022.

Impact of the Continuing COVID-19 Pandemic

The global spread of COVID-19 led many countries, including Israel, to impose stringent limitations on movement, gatherings, transit of passengers and goods and to close the borders between countries. The responses of governments have notably impacted many economies as well as capital markets worldwide.

At the middle of 2020, we implemented a plan covering both temporary and ongoing mitigation efforts to address the impacts of the worldwide COVID-19 pandemic on our business.

Temporary steps included among others:

-	Instituting unpaid leave for a period of up to six months for certain employees, as well as employee terminations. All unpaid leaves and terminations were accomplished by the end of 2020.

-	Up to 20% compensation reduction to non-founder employees. The reduction was ended in March 2021.

Ongoing mitigation efforts include, among others:

-	35% compensation reduction to our founders

-	Ongoing review of scope and value of services by subcontractors and service providers, to minimize monthly burn rate.

-	Continuing emphasis on improving timely manner of collections from our accounts receivables and fulfillment of existing purchase orders.

These ongoing mitigation efforts can be terminated at any time at our management’s discretion.

The effect of implementation of the above plan resulted in a decrease in periodic net loss, as well as reduction in net cash used in operating activities that cannot be specifically quantified. For a full picture of our net loss and reduction in cash flow, please review the Financial Statements that begin on page F-1.

Our business was impacted by supply chain disruptions in the following manners:

-	A slowdown in production, purchasing cost increase of material and components, along with a delay in hardware products delivery to customers. These conditions commenced in March 2020 and continue through the date of this prospectus. At this time, we cannot predict when these conditions will improve.

-	Government lockdowns and restrictions which limited our workforce’s availability and delayed production and order fulfillments, as well as limited our sales force from meeting customers and postponed the execution of new contracts and consummation of deals. These lockdowns and restrictions commenced in March 2020 and continued through December 2021.

-	Increased cost and time for international delivery impacted cost structure and schedules. Commencing in March 2020, these market conditions continue as of the date of this prospectus. Although commercial international deliveries have greatly improved over the prior 12 months, deliveries durations are much longer, and costs are significantly higher than those in the pre-COVID-19 period.

Slowdown in production, purchasing cost increase, delay in product delivery to customers and increased cost and time for international delivery affected and continue to affect our cost of sales. From March 2020 through December 2021, the impact on cost of sales was minor since we held large amounts of both components and finished product inventories, and manufacturing and production costs were based on confirmed orders with lower, pre-COVID prices. The estimated impact was an increase of few hundred thousand AUD$ of our cost of sales.

Since the supply chain crisis worsened at the end of 2021, with increasing components costs, together with our utilization of major portions of our inventories, we expect a higher impact on our costs of sales at an estimated increase of approximately AUD$500,000 for 2022. This estimate depends on variety of factors outside of our control,  including those discussed under the heading “Risk Factors-Risks Related to Our Business and Industry” in this prospectus.

Government lockdowns and restrictions limited our sales efforts and capabilities resulting in decrease in sales volumes and reflected in our revenues. We believe that our decrease in revenues from AUD$3.4 million in 2019 to AUD$2.1 million in 2020 can be mostly attributed to the impact of the COVID-19 pandemic. We likewise believe that the pandemic had a similar impact on our 2021 revenues of AUD$3.6 million, which while higher than our 2020 revenues, reflect only a moderate recovery compared to pre-COVID-19 levels..

In addition, the existing electronics components shortage crisis created by the COVID-19 pandemic affected our market segment, and has increased the lead time required and the prices to purchase the component parts necessary to manufacture certain of our products, which has, in turn, negatively impacted the delivery time of our products to customers and, in turn, affected our ability to recognize revenue. As part of our efforts to mitigate the effect of this crisis on our business and financial results, we continually focus on efficient planning and management of component parts and materials, along with leveraging our ability to outsource manufacturing such as our recently established manufacturing capability in the Asia-Pacific region through subcontractor arrangement with a third party manufacturer. This subcontractor arrangement expands our manufacturing capabilities and is intended to enable us to deliver larger quantities of products upon demand and in a timely manner, on schedule, thus allowing for more consistent product delivery.

The future possible impact of COVID-19 will depend on future developments with the pandemic which are highly uncertain and cannot be predicted, including new information which may emerge concerning new strains, the severity of COVID-19 and the actions by governments around the world to contain COVID-19 or treat its impact, among others.

Emerging Growth Company

Upon the completion of this offering, we will qualify as an “Emerging Growth Company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our common shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

The following discussion relates to our consolidated results of operations, financial condition, and capital resources. You should read this discussion in conjunction with our consolidated financial statements and the notes thereto contained elsewhere in this prospectus. All figures presented are in AUD$, unless otherwise indicated.

Results of Operations

Comparison of the years ended December 31, 2021 and 2020

Revenue and Other income

	For the twelve months ended December 31,
Revenue:	2021		2020		Increase/Decrease
Revenue	AUD$	3,578,603	AUD$	2,066,478	AUD$	1,512,125
Other income:
Government grants from IIA		787,544		964,970		(177,426)
Interest income		1,580		10,539		(8,959)
Total Revenue and Other income	AUD$	4,367,727	AUD$	3,041,987	AUD$	1,325,740

Revenue

Revenues for the year ended December 31, 2021, were AUD$3,578,603 (approximately $2,600,729), compared to AUD$2,066,478 for the year ended December 31, 2020, an increase of AUD$1,512,125 or 73%. The increase is mainly attributed to business with new customers, as well as increased revenue from existing customers.

Government grants from IIA

Grants received under IIA research and development supported programs for the year ended December 31, 2021, were AUD$787,544 (approximately $572,343), compared to AUD$964,970 for the year ended December 31, 2020, a decrease of AUD$177,426 or 18%.

Interest income

Interest income from short-term bank deposits, for the year ended December 31, 2021, were AUD$1,580 (approximately $1,148), compared to AUD$10,539 for the year ended December 31, 2020, a decrease of AUD$8,959 or 85%.

Cost of Goods Sold and Gross Profit

	For the twelve months ended December 31,
	2021		2020		Increase/Decrease
Revenue	AUD$	3,578,603	AUD$	2,066,478	AUD$	1,512,125
Cost of Goods Sold		(1,192,461)		(725,394)		(467,067)
Gross Profit	AUD$	2,386,142	AUD$	1,341,084	AUD$	(1,045,058)

Cost of goods sold increased at the same pace as the increase in revenue. Gross margin for the year ended December 31, 2021, was 67%, compared to 65% for the year ended December 31, 2020. The highly gross margin is mostly as a result of our strategic planning, which included purchasing components and materials in advance to prepare for future orders and increased new production capacity through a third-party manufacturing facility in an Asian-Pacific country we believe is friendly to U.S. diplomatic interests.

Expenses

	For the twelve months ended December 31,
Expenses:	2021		2020		Increase/Decrease
Selling and Marketing	AUD$	1,657,958	AUD$	1,112,895	AUD$	545,063
Research and Development		2,374,400		2,418,322		(43,922)
General and Administration		1,376,829		1,201,971		174,858
Share Based Payments		223,171		173,134		50,037
Finance Expenses		53,544		12,238		41,306
Foreign exchange costs		184,743		179,932		4,811
Total expenses	AUD$	5,870,645	AUD$	5,098,492	AUD$	772,153

Sales and Marketing expenses.

Sales and marketing expenses were AUD$1,657,958 (approximately $1,204,911) for the year ended December 31, 2021, compared to AUD$1,112,895 for the year ended December 31, 2020, an increase of AUD$545,063 or 49%. The increase is primarily due to additional headcount, and increased sale and marketing activities mainly in Europe and USA to support the sales and marketing of our cybersecurity and cloud-based products, and future business growth.

Research and Development expenses.

Research and development expenses were AUD$2,374,400 (approximately $1,725,799) for the year ended December 31, 2021, compared to AUD$2,418,322 for the year ended December 31, 2020, a decrease of AUD$43,922 or 2%. The decrease is primarily due shift of the majority of our resources to support the sales and marketing activities, while maintaining a lower level of research and development activities mainly for customer support needs.

General and Administrative expenses.

General and administrative expenses were AUD$1,376,829 (approximately $1,000,602) for the year ended December 31, 2021, compared to AUD$1,201,971 for the year ended December 31, 2020, an increase of AUD$174,858 or 14%. The increase is primarily due to additional headcount, and increase in certain costs related with the company being publicly traded.

Share Based Payments.

Share based payments were AUD$223,171 (approximately $162,188) for the year ended December 31, 2021, compared to AUD$173,134 for the year ended December 31, 2020, an increase of AUD$50,037 or 29%. The increase is largely due to higher recognized share-based compensation related with December 2020 options grant.

Financial expenses.

Financial expenses, mostly related with lease liability, were AUD$53,544 (approximately $38,913) for the year ended December 31, 2021, compared to AUD$12,238 for the year ended December 31, 2020, an increase of AUD$41,306 or 338%.

Foreign Exchange.

Foreign exchange costs were AUD$184,743 (approximately $134,262) for the year ended December 31, 2021, compared to AUD$179,932 for the year ended December 31, 2020, an increase of AUD$4,811 or 3%. Foreign exchange costs are mainly due to the effect of changes in currency exchange rates between the New Israeli Shekel (NIS) and the AUD$.

Liquidity and Capital Resources

The consolidated financial statements have been prepared on the assumption that we will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. As of December 31, 2021, we have not achieved positive cash flow from operations and incurred a net loss of AUD$2,704,845 (approximately $1,965,730) for the period ended December 31, 2021, and generated AUD$24.1 million (approximately $17.5 million) of accumulated losses since inception. We estimate that we have adequate financial resources for at least 12 months from December 31, 2021 based on our current cash and trade receivable balances and our ongoing operations. The consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

We have incurred cumulative losses and negative cash flows from operations since our inception, and as of December 31, 2021, we had accumulated losses of AUD$24.1 million (approximately $17.5 million). We anticipate for the foreseeable future that we will continue to incur losses for at least the next several years. We expect that as we expand our sales and marketing efforts, continue research efforts and the development of new or additional solutions under our product families, hire additional staff, including sales and marketing and customer success personnel, and incur additional costs associated with being both an Australian and Nasdaq public company and, as a result, we will need additional capital to fund our operations, which we may raise through a combination of equity offerings, debt financings, other third-party funding and other collaborations, strategic alliances and commercial arrangements.

We plan to continue to fund losses from operations and our capital expenditure requirements from future debt and equity financing, as well as through non-dilutive financing (i.e., potential strategic partnerships and other collaborations with other companies). The sale of additional equity or convertible debt could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We can provide no assurance that financing will be available in the amounts we need or on terms acceptable to us, if at all. If we are not able to secure adequate additional funding, we may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm our business.

We do not currently have any credit facilities in place.

As of December 31, 2021, we had cash and cash equivalents of AUD$4.0 million (approximately $2.9 million). Additionally, we also recognized a total of AUD$695,541 (approximately $505,480) in receivables.

Cash flows

The following table sets forth the primary sources and uses of cash for each of the periods set forth below:

	For the twelve months ended December, 31
	2021		2020
Net cash used in operating activities	AUD$	(1,806,179)	AUD$	(2,120,171)
Net cash used in investing activities		(30,534)		-
Net cash provided by (used in) financing activities		3,368,358		(125,435)

Comparison of the fiscal years ended December 31, 2021 and 2020

Net cash used in operating activities for the twelve months ended December 31, 2021, was AUD$1.8 million (approximately $1.3 million) as compared to AUD $2.1 million in 2020. Net cash used in operating activities for the year ended 2021 and 2020 also included inflows of AUD$787,544 (approximately $572,343) and AUD$1.1 million, respectively in connection with grants received through the Israeli Innovation Authority Research and Development programs for pre-approved expenditure and tax incentives.

Net cash used in investing activities in fiscal 2021 and 2020 was AUD$30,534 (approximately $22,190) and AUD$nil, which solely pertains to purchases of computers and electronic equipment, and office equipment.

Financing activities. For the twelve months ended December 31, 2021, net cash provided by financing activities was AUD$3.4 million (approximately $2.4 million), which comprised of (i) proceeds from issue of securities of AUD$3.6 million (approximately $2.6 million), net of capital raising costs, and (ii) repayments of lease liabilities of AUD$250,983 (approximately $182,400). For the twelve months ended December 31, 2020, net cash used in financing activities related to repayments of lease liabilities. The issue of securities of AUD$3.6 million, net (approximately $2.6 million) referenced above refers to our sale of 64,000,000 shares issued in May 2021 to investors.

Critical accounting judgements, estimates and assumptions

The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts in the financial statements. Management continually evaluates its judgements and estimates in relation to assets, liabilities, contingent liabilities, revenue, and expenses. Management bases its judgements, estimates and assumptions on historical experience and on other various factors, including expectations of future events, management believes to be reasonable under the circumstances. The resulting accounting judgements and estimates will seldom equal the related actual results.

The critical judgments and significant estimates in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are:

Share-based payments

We have a share-based remuneration scheme for employees. The fair value of share options is estimated by using the Black-Scholes option pricing model, on the date of grant based on certain assumptions. Those assumptions are described in the share-based payments note and include, among others, the dividend growth rate, expected share price volatility and expected life of the options. The fair value of the equity settled options granted is charged to statement of comprehensive income over the vesting period of each tranche and the credit is taken to equity, based on our estimate of shares that will eventually vest.

Governmental liabilities on grants received

The Company measures the value of its governmental liabilities on grants received, each period, based on discounted cash flows derived from the Company's future anticipated revenues.

Employee benefits provision

As discussed in Note 2 to our financial statements, the liability for employee benefits expected to be settled more than 12 months from the reporting date is recognized and measured at the present value of the estimated future cash flows to be made in respect of all employees at the reporting date. In determining the present value of the liability, estimates of attrition rates and pay increases through promotion, whereas applicable, and inflation have been taken into account.

Lease term

The lease term is a significant component in the measurement of both the right-of-use asset and lease liability. Judgement is exercised in determining whether there is reasonable certainty that an option to extend the lease or purchase the underlying asset will be exercised, or an option to terminate the lease will not be exercised, when ascertaining the periods to be included in the lease term. In determining the lease term, all facts and circumstances that create an economical incentive to exercise an extension option, or not to exercise a termination option, are considered at the lease commencement date. Factors considered may include the importance of the asset to the Company’s operations; comparison of terms and conditions to prevailing market rates; incurrence of significant penalties; existence of significant leasehold improvements; and the costs and disruption to replace the asset. The Company reassesses whether it is reasonably certain to exercise an extension option, or not exercise a termination option, if there is a significant event or significant change in circumstances.

Basis of preparation

These general-purpose financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the IASB.

Historical cost convention

The financial statements have been prepared under the historical cost convention, except for, where applicable, the revaluation of financial assets and liabilities at fair value through profit or loss and other comprehensive income.

Critical Accounting Policies

Fair value measurement

Due to the nature of our operating profile, the directors and management do not consider that the fair values of our financial assets and liabilities are materially different from their carrying amounts at December 31, 2021.

Defined benefit plans

We operate a defined benefit plan in respect of severance pay pursuant to Israel’s Severance Pay Law, or the Severance Pay Law. According to the Severance Pay Law, employees are entitled to severance pay upon dismissal retirement and several other events prescribed by that Severance Pay Law. The liability for termination of employee-employer relationship is measured using the projected unit credit method.

The actuarial assumptions include rates of employee turnover and future salary increases based on the estimated timing of payment. The amounts are presented based on discounted expected future cash flows using a discount rate determined by reference to yields on corporate bonds with a term that matches the estimated term of the benefit plan. In respect of our severance pay obligation to certain of our employees, we make current deposits in pension funds and insurance companies, or plan assets.

Plan assets comprise assets held by a Long-term employee benefits fund or qualifying insurance policies. Plan assets are not available to our own creditors and cannot be returned directly to us. The liability for employee benefits presented in the statement of financial position presents the present value of the defined benefit obligation less the fair value of the plan assets.

Remeasurements, comprising of actuarial gains and losses, the effect of the asset ceiling, excluding amounts included in net interest on the net defined benefit liability and the return on plan assets (excluding amounts included in net interest on the net defined benefit liability), are recognized immediately in the statement of financial position with a corresponding debit or credit to retained earnings through OCI in the period in which they occur. Remeasurements are not reclassified to profit or loss in subsequent periods. Past service costs are recognized in profit or loss.

Segments

We operate in one segment. Management does not segregate our business for internal reporting. Our chief operating decision maker, or CODM, evaluates the performance of our business based on financial data consistent with the presentation in the accompanying financial statements. We concluded that our unified business is conducted globally and accordingly represents one operating segment.

Off-balance sheet arrangements

We have not engaged in any off-balance sheet.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2021:

	Payment due by period
	Total	Less than 1 year	2-3 years	4-5 years	More than 5 years
	AUD$	AUD$	AUD$	AUD$	AUD$
Operating Leases (1)	$709,337	$347,750	$361,587	$-	$-
Employee benefits (2)	$818,190	$-	$-	$-	$818,190
Total	$1,527,527	$347,750	$361,587	$-	$818,190

(1)	Operating leases relating to office rent and leased vehicles.

(2)	We operate a defined benefit plan in respect of severance pay pursuant to the Severance Pay Law. According to the law, employees are entitled to severance pay upon dismissal retirement and several other events prescribed by that law. The liability for termination of employee-employer relationship is measured using the projected unit credit method. The actuarial assumptions include rates of employee turnover and future salary increases based on the estimated timing of payment. The amounts are presented based on discounted expected future cash flows using a discount rate determined by reference to yields on corporate bonds with a term that matches the estimated term of the benefit plan. In respect of our severance pay obligation to certain of our employees, we make current deposits in pension funds and insurance companies, or Plan assets.

Plan assets comprise assets held by a long-term employee benefits fund or qualifying insurance policies. Plan assets are not available to our own creditors and cannot be returned directly to us.

The employee benefits contractual obligation reflects the value of the defined benefit obligation less the fair value of the plan assets.

Quantitative and qualitative disclosures about market risks

We are exposed to market risk related mainly to changes in exchange rates.

As of December 31, 2021, and 2020, we had cash and cash equivalents of AUD$4.0 million (approximately $2.9 million) and AUD$2.5 million, respectively, primarily held in bank accounts and short-term bank deposits.

We are exposed to fluctuations in foreign currencies that arise from foreign currencies held in bank accounts and the translation of results from our operations outside Australia. Our foreign exchange exposure is primarily the AUD, U.S. dollar and NIS. Foreign currency risks arising from commitments in foreign currencies are managed by holding cash in that currency. We have not entered into any foreign currency hedging transactions.

Appointment of Independent Registered Public Accounting Firm

On November 11, 2021, our board approved the engagement of BDO Ziv Haft as our independent registered public accounting firm as of and for the years ended December 31, 2021 and 2020 in connection with this prospectus and offering.  BDO Audit Pty Ltd. remains as our auditor for purposes of our Australian filings.

During the years ended December 31, 2021 and 2020 , neither we nor anyone on our behalf consulted with BDO Ziv Haft regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither was a written report provided to us nor was oral advice provided to us that BDO Australia concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

BUSINESS

Overview

We are a provider of hardware products and software and cybersecurity solutions that we design, develop and manufacture and that are embedded into small drones or small unmanned aerial vehicles, which we refer to as SUAVS, and into robotic systems, or robotics. We hold both patented technology and unique know-how. We are aiming to further develop our global customer base by increasing our number of design wins and targeted pilot projects and ultimately cross-sell our other solutions to those same customers in order to become a leading end-to-end provider to SUAV and robotics systems manufacturers, or OEMs, who, in turn, sell their systems into the security and surveillance, process industry (processing of bulk resources into other products), infrastructure inspection, first responders, homeland security and courier market segments. By “design win” we are referring to the large-scale and exclusive adoption of our component products by our OEM customers on an-ongoing basis. The “pilot projects” refer to initial small scale sales and implementation. An “end-to-end” provider is one that provides all of the key components its customers need for their products.

We aim to penetrate the commercial segment of our markets by leveraging the experience we have gained in the defense segment of our markets. We believe that our key competitive advantage is our ability to provide a near end-to-end solution to our customers, which enables us to have an insider’s view of our customers’ needs. This is evidenced by our recent design wins and pilot projects, such as the integration of our technology into the unmanned systems of a leading designer and producer of thermal imaging cameras and sensors, and our partnership with a U.S.-based designer and manufacturer of RF/microwave amplifiers and integrated radio systems to incorporate our multi-function radios into its high-power radio solutions. We further believe our products have performed well in harsh environmental conditions. Our solutions have been deployed by our various customers worldwide, including in the United States, Europe, Israel, Japan and other Asian countries. Historically we have generated most of our revenues from sales of our hardware products and have recently commenced sales of our cloud-based software and cybersecurity solutions.

Smart Technology Solutions

SUAVs and robotic platforms are built from hundreds of components, yet there are only several key critical technology components that make the drone or robot “smart”, and capable of performing its mission. We design, develop and deliver the “smart” part of the solution to our customers. These “smart” solutions include cybersecurity, cloud management software, datalink and mobile mesh networking terminals, handheld control terminals and professional services and support. These solutions can be “off-the-shelf” or tailored to each customer.

Market Opportunity

SUAVs, which weigh under 150 kilograms, have rapidly evolved from a military origin to have commercial and civil government applications. Some of the leading factors for the recent upsurge in SUAV usage are (a) increased automation of SUAVs providing additional value to existing workflows, (b) an overall easing of regulatory restrictions, and (c) recent advances in technology that have enabled the use of SUAVs in small-scale, localized environments, whether by police or defense forces in urban neighborhoods or for commercial applications such as surveying, aerial remote sensing, monitoring, mapping, precision agriculture, and product distribution. According to the Global Drone Market Report 2021-2026, published in August 2021, or the Global Drone Market Report, the SUAV drone market is set to grow at a 9.4% compound annual growth rate, and is expected to reach $41.3 billion by 2026. According to our estimates, our total addressable market is set to reach $8.5 billion of this $41.3 billion. We calculated our total addressable market based on data from Global Drone Market Report and Drone Industry Insights’ conclusion that 16.4% and 4.3%, respectively (and in total 20.7%), of the total $41.3 billion market will be allocated to the types of hardware products and software products, respectively, that we produce.

We do not seek to profit from conflict. We expect the current situation in the Ukraine to accelerate demand for our products.  In late February 2022, Russia launched a large-scale military attack on Ukraine.  The war includes reliance by both sides on drone warfare, including the use of small drones by ground forces either for intelligence, surveillance and reconnaissance (ISR), or loitering, drones which are also known as Kamikaze drones.  These drones are used to find, track, and kill or damage targets with strikes beyond the front lines. Although the conflict has not yet had an immediate impact on our business, we have seen a rise in inquiries that may result in orders from new customers and increased orders from current customers.   In the Ukraine conflict, we are also seeing cyber-attacks which target drones and other platforms, rendering them ineffective. Therefore, we witness and expect increased interest from our customers and potential customers in the need for cybersecurity products to protect drone platforms, communications channels, data transmissions and weapons carried on the small drones.  We expect to continue to sell to OEM customers mainly located in Israel, the U.S. and Western Europe that are leaders in the supply of small drones for ISR and loitering missions.

Our Products and Services

As per ResearchGate’s conclusion, SUAVs have nine key smart components, which are ground control systems, cybersecurity, cloud management software, datalink/networking hardware, flight missions, safety systems, flight computers, GPU/Edge computing processes, and payloads. We aim to provide our customers, who are SUAV and robotic systems OEMs, an end-to-end suite of smart solutions and services that include cybersecurity, cloud management software, datalink and networking, control systems and professional and support services. Our product portfolio is completely designed and developed in-house and based on our extensive know-how and experience gained over a decade. This enables us to design and develop every component of our solutions and technology while constantly adjusting to the ever-changing needs and challenges in the SUAVs and robotics industry. Each of our products is designed to allow utmost flexibility and scalability. Our current customers include five of the nine leading manufacturers of SUAVs, as identified by ResearchGate.

ICE Cybersecurity

The ICE Cybersecurity Suite is our automated software designed to provide a “holistic” solution to prevent, detect, and respond in real-time to one or more cyber-attacks. Its ability to provide several multilayered tiers of protection (including, protecting the small drone platform itself, safeguarding its communication channels, and encrypting data shared during operations) is what we believe to be our key competitive advantage in our ability to provide a leading cybersecurity solution in the markets that we serve. To date, the ICE Cybersecurity Suite has been integrated into more than seventy different types of SUAVs and robotics systems and integrates into the other solutions that we provide.

CONTROLiT Cloud Management Software

CONTROLiT is our cloud-based network management software solution for operators of SUAVs. We sell it as a stand-alone solution or it can be bundled with our SkyHopper family of devices. We believe that our key competitive advantage over other management solutions is the ability to consolidate all relevant data into a single powerful software platform, thereby improving the configuration and real-time management and monitoring of devices, networks and operations, such as real-time flight logs and live mapping of operational devices and networks.

SkyHopper Datalinks

Our SkyHopper datalink family of products provides bi-directional data links that supports multiple transmission modes. Because of its communication capabilities through line of sight (LOS), non-line of sight (N-LOS) and urban areas we believe that the SkyHopper is uniquely positioned to provide high-end performance at a smaller size, lighter weight, and at a more attractive price point than our competitors. The SkyHopper datalinks provide superior communication through LOS, N-LOS and carry a clear and solid radio signal in urban areas. The SkyHopper datalink family of products includes our SkyHopper ONE, SkyHopper PRO, SkyHopper PROV, SkyHopper COMBO and SkyHopper lite.

Mobile Mesh Networking

Our Mobile Mesh Communication Unit, or MCU, family of products connects and acts as a relay to, and between, all units within the network. The MCU enables each unit to provide redundancy to all of the other units such that a failure in one unit will not affect the operation of other units within the network, strengthening our market position as a provider of superior connectivity performance in harsh conditions in the SUAV market. Configurations of the MCU can also be changed according to mesh network topology and surroundings. The MCU networking family includes the MCU-lite, MCU-30, MCU-200 and High-Power Amplifier:

Mobile Controller Systems

Our all-in-one ground control systems are responsible for controlling and transmitting video and data from the SUAV to the ground control.

We provide a wide range of handheld ruggedized controllers with multiple functionalities designed to support drone and robotics operation with variety of payloads. The controllers are compact, unified and rugged to operate with either an internal or external datalink unit, offer battery charging, an advanced tablet feature HD low-latency viewer and are designed to operate with a variety of payloads. The Mobile Controller System product portfolio includes: 7’’ mini-Controller, 7’’ min-Controller PRO, 7’’ RVT, 10’’ Maxi-Controller PRO, 10’’ Extremer, 10’’ Touch-P and 10’’ Touch-G.

Professional Services and Support

We provide Integrated Logistic Support (ILS) services for SUAVs such as ILS operation (qualification and test flights), logistics (documentation, policy and procedure, training, procurement, stock levels and management), maintenance (concept, preventive, predictive, breakdown), and safety.  Our services are available either onsite at the customer’s location or available remotely.

Key Growth Strategies

Key components of our growth strategy include the following:

(1)	Achieving greater market penetration through increasing the number of our design wins and pilot projects. This is a crucial element of our strategy because they help deepen our working relationship with a customer, understand their overall needs and, in turn, allow us to better cross-sell other products and solutions. Most importantly, we have a stronger base from which to build additional revenue once our design win, which is built into our customers’ products, is certified by local regulators and marketed onwards to their customers, all with the expectation of increasing both the volume and value of customer orders. Finally, our customers continue to act as important references for future potential customers.

(2)	Achieving greater market exposure to potential customers in the markets that we serve. We are currently a leader in the Israeli market for the products we sell and intend to expand our marketing and sales activities in the U.S., Europe and Asia, including increasing our in-house sales force, sponsoring trade shows, conferences, webinars and other online marketing campaigns. Our goal is to ensure that we are aware of every potential bidding process and request for proposal that exists in the markets that we serve.

(3)	In our aim to become an end-to-end solutions provider, we plan to either acquire or form strategic partnerships with other drone-related manufacturers, service providers, or re-sellers that service our markets and who can complement our product offering. As of the date of this prospectus, we have not entered into any such binding or non-binding agreements.

(4)	Our research and development efforts are at the foundation of our Company and we intend to continue investing in our own innovations in order to pioneer new and enhanced products and solutions that enable us to satisfy the ever-evolving needs of the markets we serve with a focus on identifying opportunities where we can develop technology that can be sold in a SaaS software model.

Supply

We purchase electronics component kits required in the manufacturing of our products through authorized dealers who, in turn, buy them from component manufacturers. We are not reliant on any one authorized dealer or single source supplier such that we have alternative sources of supply if a specific component is “out of stock” or has a long lead-time to delivery.

Manufacturing and Assembly

We outsource the manufacturing of our products to third parties who receive our design plans together with the relevant electronic component kits which we purchase from our suppliers. Thereafter, we assemble the finished product in-house or through outsourced contractors. We are responsible for quality control.

We consistently monitor our inventory levels, our outsourced manufacturing and distribution capabilities, and maintain recovery plans to address potential disruptions that we may encounter. We have leveraged our manufacturing capabilities through our recently established subcontracting arrangement with a third-party manufacturer in the Asia-Pacific region. This subcontracting arrangement expands our manufacturing capabilities and is intended to enable us to deliver larger quantities of products upon demand and in a timely manner, on schedule, thus allowing for more consistent product delivery, by enabling us to utilize the manufacturer’s manpower and production equipment. We do not have a written agreement with this manufacturer and work with them on a statement-of-work and purchase order basis. We have trained the manufacturer to produce our materials and provide it with technical materials and support.

In the future, as we scale up our sales and production further, we may implement a turnkey operation with select manufacturers for our products. We enter into agreements with our contractors. Pursuant to such agreements, the contractors will provide the components and/or perform the assembly of such components and/or service in accordance with specific terms of the mutually agreed work instructions and purchase orders. The agreements define the responsibilities of each party and the regulatory and compliance requirements that apply and contain industry-standard terms and guidelines.

Competition

The smart solutions market for SUAVs and robotics is characterized by intense competition, rapid change and constant innovation.

We believe that we face three different types of competition:

●	Companies, who, like us, seek to become an end-to-end provider of technology components and systems to the SUAV and robotics market. We consider UXV Technologies to be a key competitor in this segment.

●	Companies that only provide, and thus only compete with us in, one portion of our product offering. We consider such competitors to include SkyGrid (in cybersecurity), Elsight Limited, MicroHard Systems, Inc. and Auterion AG (in cloud networking management software), Aran Research & Development (1982), Ltd. and Tomahawk Robotics, Ltd. (in mobile handheld controllers) , Silvus Technologies, Inc., Microhard Communications, Ltd., Domo Tactical Communications, Inc., Comtact Systems and Rjant and Persistent Systems (in datalinks and networking).

●	Our customers’ in-house capabilities that compete with our offerings. We consider AeroVironment, Inc., Rafael Advanced Defense Systems, Ltd. and Elbit Systems, Ltd to have such in-house capabilities.

Key Strengths

We believe the following key attributes and capabilities provide us with long-term competitive advantages:

End-to-end smart solutions provider – We continue to develop our end-to-end smart solutions offerings in order to better serve the SUAV and robotics market:

●	Bundle together our solutions to organically provide better system performance, shorter time to market and cost-effective pricing for our customers.

●	Enables us to cross-sell other smart solutions to our customers as part of their next design projects.

●	Deeper customer relationships with SUAV manufacturers give us an insider’s view of current and future solutions requirements.

●	Expand our contribution of software revenue thereby improving our overall margins.

In Use and “Field Proven” by the Israel Ministry of Defense – Our solutions have been chosen by large well-known Israeli defense contractors including Elbit Systems, Ltd. and Rafael Advanced Defense Systems, Ltd. in design wins where our systems and solutions are embedded into their SUAVs and are currently in use “in the field” by the Israeli Ministry of Defense.

Design win with Top Tier SUAV Manufacturers – Recent design wins and pilot projects where our systems and solutions are embedded into SUAVs manufacturers across the U.S., Europe and Israel and are currently in use “in the field” and have performed well in harsh environmental conditions. These important customer references form the building blocks of future customer wins.

Certified and Validated Solutions – We have obtained multiple permits and certifications for our products and solutions for both the civil and defense markets that we serve.

Proprietary technologies, in-house capabilities and industry experience - We believe our decade of experience in providing solutions to the drone industry; in-house advanced research and development expertise across different fields and team members; our deep portfolio of innovative core proprietary technologies, intellectual property and know-how; our internal manufacturing, assembly and testing capabilities, together with international manufacturing capabilities based on subcontractors; all serve as high barrier of entry to our competitors and provide us with important competitive advantage.

Seasoned Leadership Team with Deep Industry Expertise and Proven Track Record of Innovation

Intellectual Property

We strive to protect the proprietary technology that we believe is important to our business, including seeking and maintaining intellectual property know-how intended to cover our methods of use and processes for their manufacture and any other inventions that are commercially important to the development of our business. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

Our approach to intellectual property has been to adopt a strategy of trade secrecy in relation to our know-how and software systems. We have, however, also applied, and been granted two patents in the US and may, in the future, file for additional patents in other jurisdictions or in respect of other aspects of our technology. The granted patents are related to our mesh networking modem technology. Our granted patents hold 34 claims that were approved and granted.

The key technology aspects covered by those patents are:

■	The 2013 patent relates to the method through which our modem technology can coordinate disparate signals and reassemble those signals into a more efficient and useable communication, a process described as ‘joint beam formation and synchronization’.

■	The 2020 patent encompasses intellectual property that is part of the algorithm for the networking layer of our mobile mesh technology.

Filing Date	Status	Issue Date	Application No.	Patent No.	No. of Claims	Country/ Jurisdiction	Owner/ Applicant	Title
2008-12-30	Granted	2013-07-02	12/810,844	US8477874B2	16	USA	Mobilicom Ltd	Method, device and system of wireless communication
2016-11-28	Granted	2020-02-25	15/779,541	US10575339B2	18	USA	Mobilicom Ltd	SCALABLE MOBILE AD HOC NETWORKS

Despite the patent strategy described above, we are largely reliant on know-how and trade-secrets which are not the subject of formal intellectual property registration. We have implemented various protective measures in connection with our strategy of trade secrecy in respect of our know-how and software systems. These measures include limiting knowledge and access to key aspects of our know-how and software systems to key management personnel, ensuring employees are engaged on terms that include provisions relating to confidentiality and postemployment restraints and the execution of nondisclosure and intellectual property ownership agreements with third-party contractors.

There can be no guarantee that the current, or any future, patent application will be granted or that third parties will not seek to claim an interest in the intellectual property. Nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology. There is also a risk that measures in place to protect our know-how and trade-secrets may not be adequate to protect against third parties obtaining the intellectual property (or parts of it) which may adversely affect our business.

Regulation

The FCC in the US, ETSI in Europe and Telec in Japan are the key regulatory organization worldwide which are responsible for establishing, managing, and developing safety and operation standards and regulations for electronics equipment usage in commercial market. Our products have a number of existing certifications, including FCC, ETSI, Telec and other safety and environmental certifications relating to shock, vibration and temperature ranges which are anticipated to provide us with a basis from which to meet the regulatory and certification requirements for our target markets. In some cases, explicit authorization from the US or Israeli government may be needed to export our products. We have received ITAR and CJ certifications to allow exports from the US, and, when exporting to certain countries from Israel, DECA regulations may apply, even though to date the DECA has determined that these regulations do not apply to our currently sold products. We cannot provide assurance that such export authorizations will be available in the future for our existing and newly developed products.

In the event we make sales to defense and other mission critical markets, the products may be required to pass certain testing or certifications including, radiofrequency emission, environmental conditions (IP67, low/high temperature, shocks, vibrations, etc.), as required in each individual instance. Additionally, we have obtained a license issued by Israel’s Ministry of Communication that is required for us to act as a radiofrequency communication equipment developer in Israel.

We are also subject to the provisions of the Research Law, which may restrict our ability to move the production of products or sell the intellectual property or know-how developed using grants received from the IIA (see “Risk Factors — Risks Related to Israeli Law and our Operations in Israel — We received Israeli government grants from IIA for certain of our research and development activities, the terms of which may require us to pay royalties and to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. If we fail to satisfy these conditions, we may be required to pay penalties and refund grants previously received” for further information).

Employees

We currently employ 23 full time and 5 part-time employees across Israel, the United States, Europe and Australia. In addition, we retain third-party contractors and consultants.

Legal Proceedings

We are not party to any material legal proceedings.

Properties

We do not own any real estate. Our registered office in Australia is located at Level 21, 459 Collins Street, Melbourne, VIC, Australia, 3000, for which we pay a nominal fee. Our operational headquarters in Israel are located at 1 Rakefet Street, Shoham, Israel 6083705.

We lease approximately 620 square meters of office premises in Shoham, pursuant to a lease that expires in October 2023, with an early termination option after October 2022, subject to a four-month advance notice, and a two months of lease fee as early termination fee. We also hold an option to renew the lease for three consecutive lease periods, each of 24 months, subject to a four-month advance notice per period.

Our monthly lease and facility management fees are approximately AUD$21,543 (approximately $15,656), based on December 31, 2021, exchange currency rates, as published by the Bank of Israel.

We believe our leased business locations are sufficient to meet our current needs.

DIRECTORS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth information covering our current directors and executive officers.

Name	Age	Position
Oren Elkayam	48	Chairman and Managing Director of the Company and Chief Executive Officer of Mobilicom Ltd. (Israel)
Yossi Segal	48	Director of the Company and Vice President, Research and Development of Mobilicom Ltd. (Israel)
Ofer Laufer	55	Chief Operating Officer of Mobilicom Ltd. (Israel)
Liad Gelfer	48	Director of Finance of Mobilicom Ltd. (Israel); Chief Accounting Officer
Campbell McComb	46	Director
Jonathan Brett	65	Director

Oren Elkayam, Chairman, Managing Director of the Company and Chief Executive Officer and Co-Founder of Mobilicom Israel. Mr. Elkayam founded Mobilicom in 2006, but has previously worked extensively within the wireless communications sector. From 2002 to 2003, Mr. Elkayam was CEO of Sortech Ltd, a nano-powder materials technology company. From 2004 to 2006 Mr. Elkayam was the VP of Business Development of Runcom Ltd, a fabless silicon company that develops and sold solutions for broadband mobile communications industry. During his tenure he initiated and negotiated contracts with top carrier companies such as Alcatel-Lucent, Nortel, KDDI, Mitsubishi and Motorola and led investment rounds with international based venture capital funds. Additionally, he served as an Officer in the Israeli Air Force in an elite R&D unit, leading large cutting edge technology projects. Mr. Elkayam holds B.Sc in Electrical Engineering and an MBA (magna cum laude) from Ben-Gurion University, Israel.

Yossi Segal, Director of the Company, Vice President of Research and Development and Co-Founder of Mobilicom Israel. Before joining us in December of 2006, Mr. Segal was the Chief Technology Officer and a founding member of Runcom Ltd. from August 2000 to August 2006. Mr. Segal is a worldwide expert in OFDM/A and has written essential patents for OFDM/A technology, being the first to implement OFDM/A in a working product. He has also previously led the design and development groups of three mobile integrated circuits (IC chip) and eight wireless broadband systems which are currently in operation and sold worldwide. Mr. Segal has taken a leading role in several international wireless standards (IEEE and ETSI) as a committee voting member, and served in the Israeli Army as an officer in an elite electronic warfare research and development unit. Mr. Segal holds a B.Sc (magna cum lauda) and M.Sc in Electrical Engineering and an MBA all from Ben-Gurion University, Israel.

Ofer Laufer, Chief Operating Officer of Mobilicom Israel since October 2020. Mr. Laufer brings 25 years of experience in rapidly growing hi-tech enterprises. From December 2019 to September 2020, Mr. Laufer was the Chief Executive Officer of Blue I Water Technologies. From November 2017 to January 2020, he also served as the General Manager of Robomow Friendly Robotics. During his 10 years of leadership the company grew 7X both in sales and production units, developed many new robotic models, IOT infrastructure and an APP, as well as expanded R&D capacity 3X. Mr. Laufer also managed several OEM deals and oversaw a successful acquisition. Previous to that, Mr. Laufer led operations in several companies, including Powerpaper, Alvarion and Avaya; in that capacity he established production sites in China, the Philippines and Ireland, transferred new technologies into mass production, improved quality, productivity and production excellence, as well as built highly effective teams. Mr. Laufer is an electronic engineer and has an MBA from the Hebrew University.

Liad Gelfer, Director of Finance of Mobilicom Israel since July 2021. Mr. Gelfer brings vast experience and background in various emerging and publicly-traded companies. He has an extensive knowledge in financial reporting, financial modelling and forecasting, M&A and IPO procedures and internal controls. From January 2020 to June 2021, Mr. Gelfer served as the Chief Financial Officer of Schindler. From January 2018 to December 2019, he was the Chief Financial Officer at Safend. From June 2009 to December 2017, Mr. Gelfer was the Senior Corporate Controller at Compugen Ltd. a dual listed (TASE & Nasdaq: CGEN) biotech company. He also served as Director of Finance of Supercom (NASADQ: SPCB) a hi-tech company. Mr. Gelfer holds a BA in Business management and Accounting, and MBA in Accounting and Finance, both from the College of Management Academic Studies.

Campbell McComb, Director since February 2017. Mr. McComb has over 20 years’ experience in funds management and investment banking and has overseen or been actively involved in the development of a number of successful funds management businesses. Mr. McComb is currently the Managing Director of Auctus Investment Group Limited (ASX: AVC), an alternative investment manager. Mr McComb previously served as Managing Director of Easton Investments, an ASX-listed investment company, where he was responsible for overseeing the growth of the advisory business to approximately AUD$1bn of funds under advice and management. Mr. McComb holds a Bachelor of Economics from La Trobe University and a post-graduate diploma in Applied Finance & Investment from the Securities Institute of Australia. In 2013 he completed the Asialink Leaders Program through the University of Melbourne. He is a Graduate Member of the Australian Institute of Company.

Jonathan Brett, Director since 2018. Mr. Brett is a highly strategic senior director with a strong track record of driving transformational business performance and profitability across multiple geographies. He currently serves (i) as the Executive Chairman of Stridecorp Equity Partners (since March 2016), (ii) as a Non-Executive Director and Chair of Audit and Risk at Corporate Travel Management Limited (Since January 2020), and (iii) as Non-Executive Director at Soho Property App (since March 2018). From September 2018 to July 2019, he was the Non- Executive Chairman for Indoor Skydive Australia Group Ltd. From July 2010 to August 2018, Mr. Brett served as a Non-Executive Director of Vocus Group Limited. He received his Bachelor of Commerce, Bachelor of Accountancy and Masters of Commerce from the University of Witwatersrand and is a Chartered Accountant (South Africa).

Board of Directors

Our board of directors currently consists of four members.

Directors may be elected at each annual general meeting of our shareholders and, subject to any express contractual terms which may apply to executive Directors, serve until they retire or are removed by a majority vote of shareholders. In addition, our Constitution (and the ASX Listing Rules) require that the number nearest to but not more than one-third of the Directors (excluding the Managing Director/CEO) must retire at each annual general meeting – Directors who retire in this manner are eligible for re-election at the same annual general meeting. We believe that each of our directors has relevant industry experience. The membership of our board of directors is directed by the following requirements:

●	Our Constitution specifies that the number of directors must not be lower than that required by Australian law (being three Directors) and not greater than twelve Directors and our board of directors may determine the number of directors within those limits;

●	as set forth in our Board Charter, it is recommended that the membership of the board of directors should consist of a majority of independent directors who satisfy the independence criteria guidelines recommended by the ASX Corporate Governance Principles and Recommendations 4th Edition ;

●	it is recommended by the ASX Corporate Governance Principles and Recommendations that the Chairman of our Board should be an independent director who satisfies the independence criteria guidelines recommended by the ASX Corporate Governance Principles and Recommendations; and

●	our board of directors should, collectively, have the appropriate level of personal qualities, skills, experience, and time commitment to properly fulfill its responsibilities or have ready access to such skills where they are not available.

Our board of directors has delegated responsibility for the conduct of our businesses to the Chief Executive Officer, but remains responsible for overseeing the performance of management. Our board of directors has established delegated limits of authority, which define the matters that are delegated to management and those that require board of directors’ approval. Under the Corporations Act, at least two of our directors must be resident Australians.

Committees

To assist our board of directors with the effective discharge of its duties, we have established a Remuneration and Nomination Committee and an Audit and Risk Committee, which committees operate under a specific charter approved by our board of directors.

Remuneration and Nomination Committee

The members of our Remuneration and Nomination Committee are Jonathan Brett and Campbell McComb. Mr. Brett acts as chairman of the committee. The committee’s role involves:

●	identifying, evaluating and recommending qualified nominees to serve on our board of directors;

●	evaluating, adopting and administering our compensation plans and similar programs advisable for us, as well as modifying or terminating existing plans and programs;

●	establishing policies with respect to equity compensation arrangements; and

●	overseeing, reviewing and reporting on various remuneration matters to our board of directors.

Audit and Risk Committee

We intend to establish an Audit and Risk Committee prior to commencement of this offering, whose members will consist of Campbell McComb and Jonathan Brett. Subject to applicable phase-in requirements, the members of the committee will meet the criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable rules of the Nasdaq Capital Market. Each member of our audit committee will meet the financial literacy requirements of the listing standards of the Nasdaq Capital Market. The principal duties and responsibilities of our audit committee will include, among other things:

●	overseeing and reporting on various auditing and accounting matters to our board of directors, including the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices;

●	overseeing and reporting on various risk management matters to our board of directors;

●	considering and approving or disapproving all related-party transactions;

●	reviewing our annual and semi-annual financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

●	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

●	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services; and

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Code of Conduct

We have established a Corporate Governance Statement, which includes a code of conduct. Our Corporate Governance Statement, sets out the standards of behavior that apply to every aspect of our dealings and relationships, both within and outside Mobilicom. The following standards of behavior apply to all directors, executive officers and employees of Mobilicom:

●	comply with all laws that govern us and our operations;

●	act honestly and with integrity and fairness in all dealings with others and each other;

●	avoid or manage conflicts of interest;

●	use our assets responsibly and in the best interests of Mobilicom; and

●	be responsible and accountable for our actions.

The Code of Conduct is available on our website at https://mobilicom-ltd.com.au/.

Remuneration

Principles used to determine the nature and amount of remuneration

The objective of our reward framework is to ensure reward for performance is competitive and appropriate for the results delivered. The framework aligns executive reward with the achievement of strategic objectives and the creation of value for shareholders, and it is considered to conform to the market best practice for the delivery of reward. The Board ensures that executive reward satisfies the following key criteria for good reward governance practices:

●	competitiveness and reasonableness

●	acceptability to shareholders

●	performance linkage / alignment of executive compensation

●	transparency

The Board is responsible for determining and reviewing remuneration arrangements for its directors and executives. The performance of the company depends on the quality of its directors and executives. The remuneration philosophy is to attract, motivate and retain high performance and high quality personnel.

The reward framework is designed to align executive reward to shareholders’ interests. The Board has considered that it should seek to enhance shareholders’ interests by:

●	having economic profit as a core component of plan design

●	focusing on sustained growth in shareholder wealth, consisting of dividends and growth in share price, and delivering constant or increasing return on assets as well as focusing the executive on key non-financial drivers of value

●	attracting and retaining high calibre executives

Additionally, the reward framework should seek to enhance executives’ interests by:

●	rewarding capability and experience

●	reflecting competitive reward for contribution to growth in shareholder wealth

●	providing a clear structure for earning rewards

In accordance with best practice corporate governance, the structure of non-executive director and executive director remuneration is separate.

Non-executive directors remuneration

Fees and payments to non-executive directors reflect the demands and responsibilities of their role. Non-executive directors’ fees and payments are reviewed annually by the Board. The Board may, from time to time, receive advice from independent remuneration consultants to ensure non-executive directors’ fees and payments are appropriate and in line with the market.

ASX listing rules require the aggregate non-executive directors’ remuneration be determined periodically by a general meeting. The most recent determination by shareholders, following the ASX listing in April 2017, set the maximum annual aggregate remuneration of AUD$40,000.

Executive remuneration

We aim to reward executives based on their position and responsibility, with a level and mix of remuneration which has both fixed and variable components.

The executive remuneration and reward framework has four components:

●	base pay and non-monetary benefits

●	short-term performance incentives

●	share-based payments

●	other remuneration such as superannuation and long service leave

The combination of these comprises the executive’s total remuneration.

Fixed remuneration, consisting of base salary, superannuation and non-monetary benefits, are reviewed annually by the Board based on individual and business unit performance, our overall performance and comparable market remunerations.

Executives may receive their fixed remuneration in the form of cash or other fringe benefits (for example motor vehicle benefits) where it does not create any additional costs to us and provides additional value to the executive.

The short-term incentives, or STI program is designed to align the targets of the business units with the performance hurdles of executives. STI payments are granted to executives based on specific annual targets and key performance indicators, or KPI’s being achieved. KPI’s include profit contribution, customer satisfaction, leadership contribution and product management.

The long-term incentives (‘LTI’) include long service leave and share-based payments. Shares may be awarded to executives over a period of three years based on long-term incentive measures. These include increase in shareholders’ value relative to the entire market and the increase compared to our direct competitors.

Details of Remuneration for fiscal 2021

(in AUD$’s)

	Short-term benefits			Post-employment benefits	Long-term benefits	Share-based payments(8)
	Cash salary	Cash	Non-	Super-	Long service	Equity-
	and fees	bonus	monetary	annuation	leave	settled	Total	Total
	AUD$	AUD$	AUD$	AUD$	AUD$	AUD$	AUD$	$
Non-Executive Directors:
Campbell McComb(1)	40,000	-	-	-	-	7,345	47,345	34,408
Jonathan Brett(2)	40,000	-	-	-	-	9,793	49,793	36,187
Theo Psaros(9)	-	-	-	-	-	-

Executive Directors and Officers:
Oren Elkayam(3)(6)	259,478	-	15,596	78,899	-	14,690	368,663	267,924
Yossi Segal(3)(7)	259,478	-	15,596	78,899	-	14,690	368,663	267,924
Ofer Laufer(4)	184,927	-	210	48,665	-	26,715	260,517	189,329
Liad Gelfer(5)	77,332	-	2,012	19,924	-		99,268	72,142

(1)	Mr. McComb received his remuneration through Camac Investments Pty Ltd (an entity associated with him). On July 9, 2021, Mr. McComb was granted 1,500,000 options exercisable to ordinary shares, at an exercise price of AUD$0.08, vesting over 3 years.

(2)	As at the date of this prospectus, AUD$100,000 was owed to Mr. Brett, who has agreed to receive this payment in ordinary shares at his request. On July 9, 2021, Mr. Brett was granted 2,000,000 options exercisable to ordinary shares, at an exercise price of AUD$0.08, vesting over 3 years.

(3)	In 2020 the Executive Directors agreed to reduce their salaries by 35% during the COVID-19 pandemic. During 2021, this reduction remained in place. Superannuation payments refer to payments paid towards pension funds.

(4)	On December 29, 2020, Mr. Laufer was granted 2,000,000 options exercisable to ordinary shares, at an exercise price of AUD$0.08, vesting over 48 months.

(5)	Mr. Gelfer’s employment started on July 4, 2021. Superannuation payments refer to payments paid towards pension funds.

(6)	On July 9, 2021, Mr. Elkayam was granted 3,000,000 options exercisable to ordinary shares, at an exercise price of AUD$0.08, vesting over 3 years.
(7)	On July 9, 2021, Mr. Segal was granted 3,000,000 options exercisable to ordinary shares, at an exercise price of AUD$0.08, vesting over 3 years.
(8)	This column represents the grant date fair value of the award estimated by using the Black-Scholes option pricing model, on the date of grant based on certain assumptions. Those assumptions are described in the share based payments note and include, among others, the dividend growth rate, expected share price volatility and expected life of the options. The fair value of the equity settled options granted is charged to statement of comprehensive income over the vesting period of each tranche and the credit is taken to equity, based on our estimate of shares that will eventually vest.

(9)	Mr. Psaros was appointed as Non-executive Director on January 20, 2021 and resigned July 5, 2021.

Employment Agreements with Executive Officers

Oren Elkayam is the Managing Director and Chairman of the Company, and Chief Executive Officer of its subsidiary, Mobilicom Ltd. (Israel), and entered into a written employment agreement with us on November 2, 2016 and an addendum to the Employment Agreement with our subsidiary, Mobilicom, Ltd on February 28, 2017 for $250,000 per annum, payable in NIS at the conversion rate in effect on November 2, 2016. Mr. Elkayam is also entitled to annual bonus payments. Mr. Elkayam’s employment with us may be terminated upon 60 days’ written notice, or immediately by us “for cause” which includes situations including a breach of trust or fiduciary duty (conviction of a criminal offense and negligence causing harm to our business or reputation. If terminated for any reason other than for cause, Mr. Elkayam will be entitled to a paid salary, together with other benefits detailed in the employment agreement, for a period of 6 months following termination.

Yossi Segal is an Executive director of the Company, and Vice President, Research and Development of its subsidiary, Mobilicom Ltd. (Israel), and entered into a written agreement with us on November 2, 2016 and an addendum to the Employment Agreement with our subsidiary on February 28, 2017 for $250,000 per annum, payable in NIS at the conversion rate in effect on November 2, 2016. Mr. Segal is also entitled to annual bonus payments. Segal’s employment with us may be terminated upon 60 days’ written notice, or immediately by us “for cause” which include a breach of trust or fiduciary duty, conviction of a criminal offense and negligence causing harm to our business or reputation. If terminated for any reason other than for cause, Mr. Segal will be entitled to a paid salary, together with other benefits detailed in the employment agreement, for a period of 6 months following termination.

Offer Laufer is the Chief Operating Officer of our subsidiary, Mobilicom Ltd. (Israel), and entered into a written agreement with the subsidiary on September 17, 2020 for NIS 40,000 (approximately $11,680) per month, inclusive of a NIS 2,800 (approximately $851) car allowance. Mr. Laufer is entitled to annual bonus payments upon our achievement of certain targets. Mr. Laufer’s employment with us may be terminated upon 60 days’ written notice, or immediately by us for cause which include a breach of trust or fiduciary duty, conviction of a criminal offense and negligence causing harm to our business or reputation. If terminated for any reason other than for cause, Mr. Laufer will be entitled to a paid salary, together with other benefits detailed in the employment agreement, for a period of 60 days following termination.

Liad Gelfer is the Director of Finance of our subsidiary, Mobilicom Ltd. (Israel), and entered into a written agreement with the subsidiary on June 1, 2021 for NIS 30,000 (approximately $8,760) per month. Mr. Gelfer’s employment with us may be terminated upon 60 days’ written notice, or immediately by us for cause which include a breach of trust or fiduciary duty, conviction of a criminal offense and negligence causing harm to our business or reputation. If terminated for any reason other than for cause, Mr. Gelfer will be entitled to a paid salary, together with other benefits detailed in the employment agreement, for a period of 60 days following termination.

The conversion from New Israeli Shekel (NIS) into U.S. dollars ($) was made at the exchange rate as of May 11, 2022, on which NIS1.00 equaled $0.292. The use of $ is solely for the convenience of the reader

Employee Share Option Plan

Employee Share Option Plan (ESOP)

At the 2021 Annual General Meeting of shareholders held on July 9, 2021 shareholders approved the rules of the ESOP (and authorized directors to issue options at their discretion in accordance with the rules, up to limits approved for the purposes of the ASX Listing Rules, from time to time. Under the rules of the ESOP the Board may offer options to our employees and consultants (and our group entities). A summary of the ESOP is set out below.

Eligible Employees	Means any of our full or part time employees or consultants or those of our associated bodies corporate, or other such persons that the Directors see fit, excluding Directors (unless separate shareholder approval is obtained).
Option	Means an option to acquire a Share issued in accordance with the ESOP.
Purpose	The ESOP is intended to provide mechanisms through which we can incentivize key management, staff and contractors.
ESOP administration

The ESOP shall be administered by the Directors who shall have power to:

(i) determine appropriate procedures for administration of the ESOP consistent with the ESOP Terms and Conditions;

(ii) resolve conclusively all questions of fact or interpretation or dispute in connection with the ESOP and settle, as the Directors in their absolute discretion determine expedient, any difficulties or anomalies howsoever arising with or by reason of the operation of the ESOP; and

(iii) delegate to any one or more persons for such period and on such conditions as it may determine the exercise of any of the Directors’ powers or discretions arising under the ESOP.

Eligibility	Eligible Employees entitled to participate in the ESOP shall be determined by the Directors in their absolute discretion taking into account a person’s skills, experience, length of service, remuneration level and such other criteria as the Directors consider appropriate in the circumstance.
Offer and application

An application to be issued Options may be made by Eligible Employees invited to participate in the ESOP using the acceptance form which will accompany the invitation to participate in the ESOP.

The invitation to an Eligible Employee to participate in the ESOP will include:

(i) whether the Options issued may incorporate performance related factors;

(ii) the number of Options to be issued to an Eligible Employee under the ESOP;

(iii) the exercise price of the Options, subject to applicable laws; and

(iv) the periods during which the Options may be exercised or will vest.

Options not transferrable	An Option may not be transferred or assigned except that a legal personal representative of a holder of an Option who has died or whose estate is liable to be dealt under the laws relating to mental health will be entitled to be registered as the holder of that Option after the production to the Directors of such documents or other evidence as the Directors may reasonably require to establish that entitlement.
Acquisition Price	Options will be issued free of charge to Eligible Employees.
Maximum Number of Options and Shares

The total number of securities that can be issued pursuant to the Plan on and from the Meeting is limited to 5% of the total number of Shares on issue from time to time by us. We propose issuing the 8,000,000 Options the subject of Resolutions 5 to 7 under the Plan, as well as 1,500,000 Options with the same terms to an unrelated member of the key management personnel of our subsidiary domiciled in Israel. These Options, although being issued under the Plan, are in addition to the 5% noted above.

Subject to compliance with the ‘5% issue limit’ set out in ASIC Class Order 14/1000 as applicable, Options may be offered under this ESOP without the issue of a disclosure document in accordance with Chapter 6D of the Corporations Act. We may also issue Options (whether under this ESOP or otherwise) without the issue of a disclosure document in reliance on other exceptions to the disclosure requirement of the Corporations Act 2001 (Cth) including issued that did not need disclosure to investors because of section 708 of the Corporations Act.

Lapse of Options

Unless the Directors in their absolute discretion determine otherwise, Options shall lapse upon the earlier of:

(i) the expiry of the exercise date;

(ii) the expiry of 60 days after the Option holder ceases to be an Eligible Employee by reason of dismissal, resignation or termination of employment, office or services for any reason;

(iii) the expiry of 60 days after the Option holder ceases to be an Eligible Employee by reason of retirement; or

(iv) a determination by the Directors acting reasonably that the Option holder has acted fraudulently, dishonestly or in breach of his or her obligations to us or an associated body corporate.

Rights attaching to Shares	Shares issued pursuant to the exercise of Options will in all respects, including bonus issues and new issues, rank equally and carry the same rights and entitlements as other Shares on issue.
Capital Event / Change of Control

Notwithstanding the Terms and Conditions, upon the occurrence of a Trigger Event the Directors may determine:

(i) that the Options may be exercised at any time from the date of such determination, and in any number until the date determined by the Directors acting bona fide so as to permit the holder to participate in any change of control arising from a Trigger Event provided that the Directors will forthwith advise in writing each holder of such determination (thereafter, the Options shall lapse to the extent they have not been exercised); or

(ii) to use their reasonable endeavours to procure that an offer is made to holders of Options on like terms (having regard to the nature and value of the Options) to the terms proposed under the Trigger Event in which case the Directors shall determine an appropriate period during which the holder may elect to accept the offer and, if the holder has not so elected at the end of that period, the Options shall immediately become exercisable and if not exercised within 10 days, shall lapse.

Trigger Event means:

(i) the despatch of a notice of meeting to consider a scheme of arrangement us and its creditors or members or any class thereof pursuant to section 411 of the Corporations Act;

(ii) the service of a bidder’s statement or a like document on us; or

(iii) the date upon which a person or a group of associated person becomes entitled, subsequent to the date of issue of the Option, to sufficient Shares to give it or them the ability, in general meeting to replace all, or allow a majority, of Directors in circumstances where such ability was not already held by a person associated with such person or group of associated persons.

No quotation of Options	The Options will not be quoted on the ASX. However, application will be made to the ASX for official quotation of the Shares issued on the exercise of the Options.

The aggregate number of shares that may be issued upon the exercise of the ESOP options shall not at any time exceed 5% of the total number of our ordinary shares on issue however excluded from this calculation are the 9.5 million options issued to directors and key management pursuant to shareholder approvals obtained at our 2021 Annual General Meeting. The number of ESOP options able to be issued under the ESOP may be varied by majority shareholder resolution.

The assessed fair value of options granted to personnel at their grant date is allocated equally over the period from grant date to vesting date, and the amount for the 2021 financial year is included in the remuneration table as set out above. Fair values at grant date are determined using the Black-Scholes option pricing model that takes into account the exercise price, the term of the option, the impact of dilution, the share price at grant date and expected price volatility of the underlying share, the expected dividend yield and the risk-free interest rate for the term of the option. The expected price volatility is based on the historic volatility (based on the remaining life of the options), adjusted for any expected changes to future volatility due to publically available information.

All options granted under the ESOP are deemed to be granted for no consideration.

PRINCIPAL SHAREHOLDERS

The following table and accompanying footnotes present certain information regarding the beneficial ownership of our ordinary shares based on 321,936,715 ordinary shares outstanding as of May 11, 2022 by:

●	each person known by us to be the beneficial owner of more than 5% of our ordinary shares;

●	each of our directors and executive officers individually; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are exercisable within 60 days of May 11, 2022. Information with respect to beneficial ownership has been furnished to us by each director, executive officer, or 5% or more shareholder, as the case may be. Ordinary shares subject to options currently exercisable or exercisable within 60 days of May 11, 2022 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

Ordinary shares subject to options currently exercisable or exercisable within 60 days of May 11, 2022 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

Based on information known to us, as of May 11, 2022, we had shareholders in the United States. These shareholders held an aggregate of our outstanding ordinary shares, 30,071,181 or approximately 9.34 % of our outstanding ordinary shares.   A large number of our ordinary shares are held by nominee companies so we cannot be certain of the identity of those beneficial owners.

Unless otherwise indicated, to our knowledge each shareholder possesses sole voting and investment power over the ordinary shares listed subject to community property laws, where applicable. None of our shareholders have different voting rights from other shareholders. Unless otherwise indicated, the address for each of the persons listed in the table below is Level 21, 459 Collins Street, Melbourne, VIC, Australia, 3000.

	Ordinary Shares Beneficially Owned Prior to Offering			Ordinary Shares Beneficially Owned After the Offering(1)
Shareholder Name and Address	Number		Percent	Number	Percent
5% Shareholders
Psagot Provident Funds & Pension Ltd. (1)	64,000,000	(2)	18.08%			%
Pareto Equity Limited Partnership (3)	28,800,000	(4)	8.56%			%
Pareto Optimum LP (5)	28,800,000	(6)	8.56%			%
Zelwer Superannuation PTY Ltd <Zelwer Super Benefit A/C> (7)	16,102,282		5.00%			%

Executive Officers and Directors
Oren Elkayam	39,854,775	(8)	12.34%			%
Yossi Segal	32,017,158	(9)	9.92%			%
Campbell McComb	4,145,120	(10)	1.28%			%
Jonathan Brett	2,500,000	(11)	* %			%
Ofer Laufer	-		-%			%
Liad Gelfer	-		-%			%
Officers and directors as a group (6 persons)	78,517,053		24.31%			%

*	Represents beneficial ownership of less than 1% of our outstanding ordinary shares.

(1)	The address of this shareholder is 19a HaBarzel St., Tel Aviv, Israel. Psagot Provident Funds & Pension Ltd. is a subsidiary of Altshuler Shaham Financial Ltd., which is controlled by Altshuler Shaham Ltd. Gilad Altshuler, as the owner and Joint CEO of Altshuler Shaham Ltd., Kalman Shaham, as the owner and Active Director of Altshuler Shaham Ltd. and Yair Lowenstein, as the CEO & Director of Altshuler Shaham Financial Ltd. have voting and dispositive control over our securities held by this shareholder.

(2)	Includes 32,000,000 shares issuable upon exercise of outstanding warrants.

(3)	The address of this shareholder is 14 Ahad Ha’am street, Tel Aviv, Israel. Pareto Equity Limited Partnership is part of Psagot Securities Ltd., which is a subsidiary of Value Capital One Ltd. Rani Zim, as the owner and chairman of board of directors of Value Capital One Ltd. has voting and dispositive control over our securities held by this shareholder.

(4)	Includes 14,400,000 shares issuable upon exercise of outstanding warrants.

(5)	The address of this shareholder is 14 Ahad Ha’am street, Tel Aviv, Israel. Pareto Optimum LP is part of Psagot Securities Ltd., which is a subsidiary of Value Capital One Ltd. Rani Zim, as the owner and chairman of board of directors of Value Capital One Ltd. has voting and dispositive control over our securities held by this shareholder.

(6)	Includes 14,400,000 shares issuable upon exercise of outstanding warrants.

(7)	The address of this shareholder is 25 Howit Road, Caulfield North Victoria, Australia 3161. Abe Zelwer, as the owner of this shareholder, has voting and dispositive control over our securities held by this shareholder

(8)

Includes 925,000 shares issuable upon exercise of outstanding options, 36,404,775 shares held by trustee and 1,600,000 shares held by Elkayam 101 Ltd. an entity controlled by Mr. Elkayam. Mr. Elkayam has voting and dispositive control over all of these securities of the Company.

(9)	Includes 925,000 shares issuable upon exercise of outstanding options and 30,167,158 shares held by trustee. Mr. Segal has voting and dispositive control over all of these securities of the Company.

(10)

Includes 1,000,000 shares issuable upon exercsie of outstanding options, 100,000 shares held by CM2 INVESTMENTS PTY LTD <MCCOMB SUPER FUND A/C>, 1,330,000 shares held by CM2 INVESTMENTS PTY LIMITED <MCCOMB SUPER FUND A/C> and 1,715,120 shares held by AUCTUS INVESTMENT HOLDINGS PTY LTD. Mr. McComb has voting and dispositive control over our securities held by CM2 INVESTMENTS PTY LTD <MCCOMB SUPER FUND A/C>, CM2 INVESTMENTS PTY LIMITED <MCCOMB SUPER FUND A/C and AUCTUS INVESTMENT HOLDINGS PTY LTD.

(11)

Includes 1,000,000 shares issuable upon exercise of outstanding options, 1,250,000 shares held by DALESAM PTY LTD <JON BRETT SUPER FUND A/C> and 250,000 shares held by DALESAM PTY LIMITED. Mr. Brett has voting and dispositive control over our securities held by DALESAM PTY LTD <JON BRETT SUPER FUND A/C>.

To our knowledge, there have not been any significant changes in the ownership of our ordinary shares by major shareholders over the past three years (which is based upon substantial shareholder notices filed with the ASX).

RELATED PARTY TRANSACTIONS

Other than transactions related to compensation of our executive officers and directors as described under “Remuneration” and “Employment Agreements with Executive Officers” sections above, we have not entered into any related party transaction.

Pursuant to our Constitution and deed of indemnity, insurance and access agreements, we have agreed to indemnify directors to the full extent permitted by law, and to maintain director and office insurance for our officers and directors. policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF SHARE CAPITAL

General

The following description of our ordinary shares is only a summary. We encourage you to read our Constitution, which is included as an exhibit to this registration statement, of which this prospectus forms a part.

We are a public company limited by shares registered under the Corporations Act by the Australian Securities and Investments Commission, or ASIC. Our corporate affairs are principally governed by our Constitution, the common law applicable to Australia, the Corporations Act and the ASX Listing Rules. Our ordinary shares trade on the ASX, and we are applying to list our ADSs on the Nasdaq Capital Market.

In general, our Constitution addresses similar matters to those typically addressed in a U.S. company’s charter documents. Notably, however, we do not have a limit on our authorized share capital, the concept of par value is not recognized under Australian law and we may at any time convert an ordinary share into a preference share and may convert a preference share into an ordinary share, as further discussed under “—Our Constitution.”

Subject to restrictions on the issue of securities in our Constitution, the Corporations Act and the ASX Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the ASX Listing Rules, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

Changes to Our Share Capital

As of the date of this prospectus, we had (i) 321,936,715 ordinary shares outstanding, and (ii) outstanding options granted to employees, directors and consultants to purchase an aggregate of 38,735,379ordinary shares, at a weighted average exercise price of AUD$0.09 (approximately $0.07).

As of December 31, 2021 and 2020 we had (i) 321,936,715 and 257,936,715 ordinary shares outstanding, respectively and (ii) outstanding options granted to employees, directors and consultants to purchase an aggregate of 31,231,701 and 24,948,262 ordinary shares, respectively, at a weighted average exercise price of AUD$0.10 (approximately $0.08) and AUD$0.11, respectively.

During the last three and a half years, the following changes have been made to our ordinary share capital:

●	On October 24, 2018, we issued 250,000 ordinary shares to a board member, at AUD$0.08 per share;

●	On April 26, 2019, we issued 250,000 ordinary shares to a board member, at AUD$0.08 per share;

●	On April 26, 2019, we issued 26,975,000 ordinary shares to investors, at AUD$0.10 per share;

●	On April 29, 2019, we issued 12,085,000 ordinary shares to investors, at AUD$0.10 per share;

●	On June 27, 2019, we issued 1,000,000 ordinary shares to a board member in his capacity as an investor in a share placement, at AUD$0.10 per share

●	On May 17, 2021, we issued 64,000,000 ordinary shares to investors, at AUD$0.06 (approximately $0.04) per share

Our Constitution

Our Constitution is similar in nature to the bylaws of a U.S. corporation. It does not provide for or prescribe any specific objectives or purposes of Mobilicom. Our Constitution is subject to the terms of the ASX Listing Rules and the Corporations Act. It may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

Under Australian law, a company has the legal capacity and powers of an individual both within and outside Australia. The material provisions of our Constitution are summarized below. This summary is not intended to be complete nor to constitute a definitive statement of the rights and liabilities of our shareholders. Our Constitution is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Interested Directors

A director may not vote in respect of any contract, matter or arrangement in which the director has, directly or indirectly, any material interest according to our Constitution. Such director must not be counted in a quorum, must not vote on the matter and must not be present at the meeting while the matter is being considered. However, that director may execute or otherwise act in respect of that contract or arrangement notwithstanding any material personal interest.

Unless a relevant exception applies, the Corporations Act requires our directors to provide disclosure of certain interests or conflicts of interests and prohibits directors from voting on matters in which they have a material personal interest and from being present at the meeting while the matter is being considered. In addition, subject to certain exceptions, the Corporations Act and the ASX Listing Rules require shareholder approval of any provision of related party benefits to our directors.

Borrowing Powers Exercisable by Directors

Pursuant to our Constitution, the management and control of our business affairs are vested in our board of directors. Our board of directors has the power to raise or borrow money, and charge any of our property or business or any uncalled capital, and may issue debentures or give any other security for any of our debts, liabilities or obligations or of any other person, in each case, in the manner and on terms it deems fit subject in all cases to the ASX Listing Rules and Corporations Act.

Retirement of Directors

Pursuant to our Constitution and the ASX Listing Rules, at each annual general meeting the number closest to (but not exceeding) one-third of the directors, other than the managing director, must retire. In addition, any director appointed by other directors in the year preceding the annual general meeting (and is not counted in determining the number of directors who must retire by rotation). The director/s who retire by rotation will be the longest in office since their last election/re-election or, in the case of directors appointed on the same date, the person agreed between them or determined by lot. A director, other than the director who is the Chief Executive Officer, must retire from office at the conclusion of the third annual general meeting after which the director was elected. Retired directors are eligible for a re-election to the board of directors unless disqualified from acting as a director under the Corporations Act or our Constitution.

Rights and Restrictions on Classes of Shares

The rights attaching to our ordinary shares are detailed in our Constitution. Our Constitution provides that our directors may issue shares with preferred, deferred or other special rights, whether in relation to dividends, voting, return of share capital, or otherwise as our board of directors may determine. Subject to any approval which is required from our shareholders under the Corporations Act and the ASX Listing Rules (see “—Exemptions from Certain Nasdaq Corporate Governance Rules” and “—Change of Control”), any rights and restrictions attached to a class of shares, we may issue further shares on such terms and conditions as our board of directors resolve. Currently, our outstanding share capital consists of only one class of ordinary shares.

Our Constitution allows us at any time convert an ordinary share into a preference share and to convert a preference share into an ordinary share; however, the Corporations Act requires that we obtain shareholder approval in connection with such a conversion.

Dividend Rights

Our board of directors may from time to time determine to pay dividends to shareholders. All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for our benefit until claimed or otherwise disposed of in accordance with our Constitution. There have been no dividends paid to ordinary shareholders to date.

Voting Rights

Under our Constitution, and subject to any voting exclusions imposed under the ASX Listing Rules (which typically exclude parties from voting on resolutions in which they have an interest), the rights and restrictions attaching to a class of shares, each shareholder has one vote on a show of hands at a meeting of the shareholders unless a poll is demanded under the Constitution or the Corporations Act. On a poll vote, each shareholder shall have one vote for each fully paid share and a fractional vote for each share held by that shareholder that is not fully paid, such fraction being equivalent to the proportion of the amount that has been paid to such date on that share. The current ASX Corporate Governance Principles and Recommendations recommend that voting by ASX-listed entities on all substantive matters be conducted by poll. Shareholders may vote in person or by proxy, attorney or representative. Under Australian law, shareholders of a public company are not permitted to approve corporate matters by written consent. Our Constitution does not provide for cumulative voting.

Note that ADS holders may not directly vote at a meeting of the shareholders but may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent.

Right to Share in Our Profits

Pursuant to our Constitution, our shareholders are entitled to participate in our profits only by payment of dividends. Our board of directors may from time to time determine to pay dividends to the shareholders; however, no dividend is payable except in accordance with the thresholds set out in the Corporations Act.

Rights to Share in the Surplus in the Event of Liquidation

Our Constitution provides for the right of shareholders to participate in a surplus in the event of our liquidation, subject to the rights attaching to a class of shares.

No Redemption Provision for Ordinary Shares

There are no redemption provisions in our Constitution in relation to ordinary shares. Under our Constitution, any preference shares may be issued on the terms that they are, or may at our option be, liable to be redeemed.

Variation or Cancellation of Share Rights

Subject to the terms of issue of shares of that class, the rights attached to shares in a class of shares may only be varied or cancelled by a special resolution of Mobilicom together with either:

●	a special resolution passed at a separate general meeting of members holding shares in the class; or

●	the written consent of members with at least 75% of the shares in the class.

Directors May Make Calls

Our Constitution provides that subject to the terms on which the shares have been issued directors may make calls on a shareholder for amounts unpaid on shares held by that shareholder, other than monies payable at fixed times under the conditions of allotment. Shares represented by our ADSs issued in this offering will be fully paid and will not be subject to calls by directors. We do not currently have any partly paid shares on issue, all shares are fully paid ordinary shares.

General Meetings of Shareholders

General meetings of shareholders may be called by our board of directors. Except as permitted under the Corporations Act, shareholders may not convene a meeting. The Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting. Notice of the proposed meeting of our shareholders is required at least 28 clear days prior to such meeting under the Corporations Act.

We must hold an annual general meeting within five months of the end of each fiscal year. Our end of fiscal year is currently 31 December each year. At the annual general meeting, shareholders typically consider the annual financial report, directors’ report and auditor’s report and vote on matters, including the election of directors. We may also hold other meetings of shareholders from time to time. The annual general meeting must be held in addition to any other meetings which we may hold.

Unless the law (including the Corporations Law and ASX Listing Rules) or our Constitution require a special resolution, a resolution of shareholders is passed if more than 50% of the votes at the meeting are cast in favour of the resolution by shareholders in person or proxy who are entitled to vote. A special resolution is passed if the notice of meeting sets out the intention to propose the special resolution and it is passed if at least 75% of the votes at the meeting are cast by shareholders in person or proxy entitled to vote upon the relevant resolution. A special resolution usually involves more important matters affecting us or the rights of some or all of our shareholders. Special resolutions are required in a variety of circumstances under our Constitution and the Corporations Act, including without limitation:

●	to change our name;

●	to change our company type;

●	to amend or replace our Constitution;

●	to approve the terms of issue of preference shares;

●	to approve the variation of class rights of any class of shareholders;

●	to convert one class of shares into another class of shares;

●	to approve certain buy backs of shares;

●	to approve a selective capital reduction of our shares;

●	to approve financially assisting a person to acquire our shares; and

●	with the leave of an authorized Australian court, to approve our voluntary winding up.

Foreign Ownership Regulation

There are no limitations on the rights of non-Australian entities to own securities imposed by our Constitution. However, acquisitions and proposed acquisitions of securities in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Foreign Acquisitions and Takeovers Act 1975 and the Foreign Acquisition and Takeovers Regulations 2015, or the FATA, which generally applies to acquisitions or proposed acquisitions:

●	by a foreign person or their associates (as defined in the FATA) of a direct interest (generally constituted by an interest of 10% or more) in a company which operates a business that meets the criteria of a ‘national security business’ regardless of value;

●	by ‘foreign government investors’ (as defined in the FATA) acquiring a direct interest (generally constituted by an interest of 10% or more) in a company regardless of value;

●	by a foreign person (as defined in the FATA) or associated foreign persons that would result in such persons having an interest in 20% or more of the issued shares of, or control of 20% or more of the voting power in, an Australian company; and

●	by two or more non-associated foreign persons that would result in such foreign person having an interest in 40% or more of the issued shares of, or control of 40% or more of the voting power in, an Australian company, where the Australian company is valued above the monetary threshold prescribed by FATA (as set out above).

However, no such review or approval under the FATA is required if the foreign acquirer is a U.S. entity and the value of the target is less than AUD$1,216 million.

The above should be considered an overview only. The application of the FATA is complex and requires an assessment of the circumstances and nature of a particular investment. For example, varying rules exist for acquisitions in agricultural land or businesses deemed to be ‘sensitive businesses’.

The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Treasurer is satisfied that the acquisition would be contrary to the national interest. If a foreign person acquires shares or an interest in shares in an Australian company in contravention of the FATA, the Australian Federal Treasurer may order the divestiture of such person’s shares or interest in shares in that Australian company. There are also civil and criminal penalties which may apply to breaches of the FATA.

In addition, if we were to become a ‘foreign person’ for the purposes of the FATA we would be required to obtain the approval of the Australian Treasurer to undertake certain acquisitions of Australian entities or businesses.

Ownership Threshold

There are no provisions in our Constitution that require a shareholder to disclose ownership above a certain threshold. The Corporations Act, however, requires a shareholder to notify us and the ASX once it, together with its associates, acquires a 5% interest in our ordinary shares, at which point the shareholder will be considered to be a “substantial” shareholder. Further, once a shareholder owns a 5% interest in us, such shareholder must notify us and the ASX of any increase or decrease of 1% or more in its holding of our ordinary shares, and must also notify us and the ASX on its ceasing to be a “substantial” shareholder. Upon becoming a U.S. public company, our shareholders will also be subject to disclosure requirements under U.S. securities laws.

Issues of Shares and Change in Capital

Subject to our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine. Pursuant to the ASX Listing Rules, our Board may (at its discretion) issue securities to persons or entities who are not ‘related parties’ (as defined in detail in the ASX Listing Rules, however includes directors, their parents and children and other associated companies) without approval from shareholders if such issue, when aggregated with securities issued within the past twelve months, would be an amount that would exceed 15% of our issued ordinary share capital at the commencement of that 12-month period, or Placement Capacity,. Certain issues are excluded from the calculation of issues which reduce the Placement Capacity, including any approval made with shareholder approval or issues under an approved ESOP. Certain ASX listed entities can seek shareholder approval to increase the Placement Capacity by a further 10% (i.e. to 25% of the company’s issued ordinary share capital) at annual general meetings, or Additional Capacity. The Additional Capacity is subject to certain further restrictions (including a requirement that securities issued under the Additional Capacity must be quoted securities and must be issued for cash at not more than a 25% market discount). We obtained approval for the Additional Capacity at our 2021 Annual General Meeting. Other allotments of securities require approval by our shareholders subject to certain exemptions existing under the ASX Listing Rules.

Subject to the requirements of our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital (provided that the reduction is fair and reasonable to our shareholders as a whole and does not materially prejudice our ability to pay creditors) or buy back our ordinary shares whether under an equal access buy-back or on a selective basis.

Change of Control

Takeovers of listed Australian public companies, such as Mobilicom are regulated by the Corporations Act, which prohibits the acquisition of a “relevant interest” in issued voting shares in a listed company if the acquisition will lead to that person’s or someone else’s voting power in Mobilicom (when aggregated with their “associates”) increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

Generally, a person will have a relevant interest in securities if the person:

●	is the holder of the securities;

●	has power to exercise, or control the exercise of, a right to vote attached to the securities; or

●	has the power to dispose of, or control the exercise of a power to dispose of, the securities, including any indirect or direct power or control.

If, at a particular time, a person has a relevant interest in issued securities and the person:

●	has entered or enters into an agreement with another person with respect to the securities;

●	has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities (whether the right is enforceable presently or in the future and whether or not on the fulfillment of a condition);

●	has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities; or

●	the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised;

the other person is taken to already have a relevant interest in the securities.

There are a number of exceptions to the above prohibition on acquiring a relevant interest in issued voting shares above 20%. In general terms, some of the more significant exceptions include:

●	when the acquisition results from the acceptance of an offer under a formal takeover bid;

●	when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid, the acquisition occurs during the bid period, the bid is for all the voting shares in a bid class and the bid is unconditional or only conditioned on prescribed matters set out in the Corporations Act;

●	when shareholders of Mobilicom approve the takeover by resolution passed at general meeting;

●	an acquisition by a person if, throughout the six months before the acquisition, that person or any other person has had voting power in Mobilicom of at least 19% and, as a result of the acquisition, none of the relevant persons would have voting power in Mobilicom more than three percentage points higher than they had six months before the acquisition;

●	when the acquisition results from the issue of securities under a rights issue;

●	when the acquisition results from the issue of securities under dividend reinvestment schemes;

●	when the acquisition results from the issue of securities under underwriting arrangements;

●	when the acquisition results from the issue of securities through operation of law;

●	an acquisition that arises through the acquisition of a relevant interest in another listed company which is listed on a prescribed financial market or a financial market approved by ASIC;

●	an acquisition arising from an auction of forfeited shares conducted on-market; or

●	an acquisition arising through a compromise, arrangement, liquidation or buy-back.

Breaches of the takeovers provisions of the Corporations Act are criminal offenses. ASIC and the Australian Takeover Panel have a wide range of powers relating to breaches of takeover provisions, including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches of the takeover provisions provided in the Corporations Act. Our Constitution, which is included as an exhibit to this registration statement to which this prospectus forms a part, also contains a requirement for our shareholders to approve any proportionate takeover bid (i.e., a bid for a specified proportion of a class of securities) without the approval of a majority of our shareholders voting at a general meeting (refer Article 28 of the Constitution). For these provisions to be effective they must be approved by shareholders at a general meeting at least every three years. Article 28 of the Constitution was approved by shareholders at the 2021 Annual General Meeting and therefore is operative until July 2024 unless re-approved for a longer period. The existence of these provisions may have the effect of discouraging proportionate takeover bids and limit our shareholders’ and ADS holders’ opportunity to obtain a premium for their securities from such a transaction.

Access to and Inspection of Documents

Inspection of our records is governed by the Corporations Act. Any member of the public has the right to inspect or obtain copies of our registers on the payment of a prescribed fee provided that the inspection is for a prescribed purpose. Shareholders are not required to pay a fee for inspection of our registers or minute books of the meetings of shareholders. Other corporate records, including minutes of directors’ meetings, financial records and other documents, are not open for inspection by shareholders. Where a shareholder is acting in good faith and an inspection is deemed to be made for a proper purpose, a shareholder may apply to the court to make an order for inspection of our books.

Exemptions from Certain Nasdaq Corporate Governance Rules

The Nasdaq listing rules allow for a foreign private issuer, such as us, to follow its home country practices in lieu of certain of the Nasdaq’s corporate governance standards. In connection with our Nasdaq Listing Application, we expect to rely on exemptions from certain corporate governance standards that are contrary to the laws, rules, regulations or generally accepted business practices in Australia. These exemptions being sought are described below:

●	We expect to rely on an exemption from the requirement that our independent directors meet regularly in executive sessions under Nasdaq Listing Rules. The ASX Listing Rules and the Corporations Act do not require the independent directors of an Australian company to have such executive sessions and, accordingly, we seek to claim this exemption.

●	We expect to rely on an exemption from the quorum requirements applicable to meetings of shareholders under Nasdaq Listing Rules. In compliance with Australian law, our Constitution provides that three shareholders present, in person or by proxy, attorney or a representative, shall constitute a quorum for a general meeting. Nasdaq Listing Rules require that an issuer provide for a quorum as specified in its by-laws for any meeting of the holders of ordinary shares, which quorum may not be less than 33% (1/3) of the outstanding shares of an issuer’s voting ordinary shares. Accordingly, because applicable Australian law and rules governing quorums at shareholder meetings differ from Nasdaq’s quorum requirements, we seek to claim this exemption.

●	We expect to rely on an exemption from the requirement prescribed by Nasdaq Listing Rules that issuers obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase or other compensation plans. Applicable Australian law and the ASX Listing Rules differ from Nasdaq requirements, with the ASX Listing Rules providing generally for prior shareholder approval in numerous circumstances, including (i) issuance of equity securities exceeding 15% of our issued share capital in any 12-month period (but, in determining the 15% limit, securities issued under an exception to the rule or with shareholder approval are not counted), (ii) issuance of equity securities to related parties (as defined in the ASX Listing Rules) and (iii) issuances of securities to directors or their associates under an employee incentive plan. Due to differences between Australian law and rules and the Nasdaq shareholder approval requirements, we seek to claim this exemption.

●

We expect to rely on an exemption from the requirement that issuers must maintain charters for each of the following committees in compliance with Nasdaq Listing Rules: audit committee, nomination committee and compensation committee. In addition, we expect to rely on an exemption from the requirement that issuers must maintain a code of conduct in compliance with Nasdaq Listing Rules. Applicable Australian law does not require us to maintain any charters for their committees nor does such law require us to maintain a code of conduct.

We expect to rely on an exemption for the requirement that a majority of the board of directors be independent. Applicable Australian law does not require that a majority of the board of directors be independent.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS will represent shares (or a right to receive shares) deposited with the HSBC Bank Australia Limited, as custodian for the depositary in Australia. Each ADS will also represent any other securities, cash or other property which may be held by the depositary under the deposit agreement. The depositary’s office at which the ADSs will be and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page 99 [Cross-reference to where you can find more information].

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See [Cross-reference to tax disclosure]. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Australia and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least [45] days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account.  The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account.  The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith.  The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate.  In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

●	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Assuming the ADSs are offered at $ , which is the mid–point of the range of the estimated range of the initial public offering price shown on cover of this prospectus, upon completion of this offering, there will be _________ outstanding ordinary shares, including shares underlying ADSs, and the ADSs will represent approximately _________% of our outstanding ordinary shares.

Future sales of substantial amounts of our ordinary shares or ADSs in the public market in the United States or in Australia, including ordinary shares issued upon exercise of outstanding options, or the possibility of such sales, could negatively affect the market price in the United States of our ADSs and our ability to raise equity capital in the future.

All of the ADSs and ordinary shares sold in the offering will be freely transferable in the United States by persons other than our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. ADSs purchased by one of our affiliates may not be resold, except pursuant to an effective registration statement or an exemption from registration, including Rule 144 under the Securities Act (as described below).

Lock-up Agreements

We and all of our directors and executive officers have signed lock-up agreements for a period of (i) 180 days after the date of this prospectus in the case of our directors and officers and (ii) three months days after the date of this prospectus in the case of any other 5% or greater holder of outstanding shares, and (iii) 90 days after the date of this prospectus in the case of us, without the prior written consent of the representative of the underwriters subject to specified exceptions. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

●	offer to sell, sell, pledge, contract to sell, purchase any option to sell, grant any option for the purchase of, lend, or otherwise dispose of directly or indirectly, including the filing or participation in a filing with the SEC of a registration statement under the Securities Act to register, any of our ordinary shares or ADSs or any securities convertible into, or exercisable or exchangeable for our ordinary shares, ADSs, options or warrants or other rights to acquire ordinary shares or ADSs; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers, in whole or in part, directly or indirectly, the economic benefits or risks of ownership of any ordinary shares, ADSs or other capital stock or any securities convertible into or exercisable or exchangeable for ordinary shares, ADSs or other capital stock.

For more detail on the lock-up agreements, see “Underwriting.”

Rule 144

In general, under Rule 144 of the Securities Act and beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned “restricted securities” within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned “restricted securities” for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1.0% of the number of our ordinary shares then outstanding; or

●	the average weekly reported trading volume of our ordinary shares on Nasdaq during the four calendar weeks preceding the date on which a notice of the sale on Form 144 is filed with the SEC by such person.

Sales under Rule 144 of the Securities Act by persons who are deemed to be our affiliates are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us as specified in Rule 144. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus delivery requirements of the Securities Act.

Rule 701

In general, under Rule 701 of the Securities Act, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following is a summary of material U.S. federal and Australian income tax considerations to U.S. holders, as defined below, of the acquisition, ownership and disposition of ordinary shares and ADSs. This discussion is based on the laws in force as of the date of this registration statement, and is subject to changes in the relevant income tax law, including changes that could have retroactive effect. The following summary does not take into account or discuss the tax laws of any country or other taxing jurisdiction other than the United States and Australia. Holders are advised to consult their tax advisors concerning the overall tax consequences of the acquisition, ownership and disposition of ordinary shares and ADSs in their particular circumstances. This discussion is not intended, and should not be construed, as legal or professional tax advice.

This summary does not address the effects of U.S. federal estate and gift tax laws, the alternative minimum tax, or any state and local tax considerations within the United States, and is not a comprehensive description of all U.S. federal or Australian income tax considerations that may be relevant to a decision to acquire or dispose of ordinary shares or ADSs. Furthermore, this summary does not address U.S. federal or Australian income tax considerations relevant to holders subject to taxing jurisdictions other than, or in addition to, the United States and Australia, and does not address all possible categories of holders, some of which may be subject to special tax rules.

U.S. Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax consequences to U.S. holders (as defined below) of the acquisition, ownership and disposition of our ordinary shares and ADSs as of the date hereof. Except where noted, this summary deals only with ordinary shares or ADSs acquired in the initial offering and held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, the Code. We have not sought a ruling from the United States Internal Revenue Service, or IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions set forth herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This section does not discuss the tax consequences to any particular holder, nor any tax considerations that may apply to holders subject to special tax rules, such as:

●	insurance companies;

●	financial institutions;

●	individual retirement and other tax-deferred accounts;

●	regulated investment companies;

●	real estate investment trusts;

●	individuals who are former U.S. citizens or former long-term U.S. residents;

●	brokers or dealers in securities or currencies;

●	traders that elect to use a mark-to-market method of accounting;

●	investors in pass-through entities for U.S. federal income tax purposes;

●	tax-exempt entities;

●	persons that hold ordinary shares or ADSs as a position in a straddle or as part of a hedging, constructive sale, conversion or other integrated transaction for U.S. federal income tax purposes;

●	persons that have a functional currency other than the U.S. dollar;

●	persons that own (directly, indirectly or constructively) 10% or more of our equity; or

●	persons that are not U.S. holders (as defined below).

In this section, a “U.S. holder” means a beneficial owner of ordinary shares or ADSs that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) that has an election in effect under applicable income tax regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes acquires, owns or disposes of ordinary shares or ADSs, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships that acquire, own or dispose of ordinary shares or ADSs should consult their tax advisors.

The discussion below is based upon the provisions of the Code, and the U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof: such authorities may be replaced, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

You are urged to consult your own tax advisor with respect to the U.S. federal, as well as state, local and non-U.S., tax consequences to you of acquiring, owning and disposing of ordinary shares or ADSs in light of your particular circumstances, including the possible effects of changes in U.S. federal and other tax laws.

ADSs

If you hold ADSs, you generally will be treated, for U.S. federal income tax purposes, as the owner of the underlying ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be treated as transactions subject to U.S. federal income tax.

Distributions

Subject to the passive foreign investment company, or PFIC rules discussed below, U.S. holders generally will include as dividend income the U.S. dollar value of the gross amount of any distributions of cash or property (without deduction for any withholding tax), other than certain pro rata distributions of ordinary shares, with respect to ordinary shares to the extent the distributions are made from our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. A U.S. holder will include the dividend income on the day actually or constructively received by the holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. To the extent, if any, that the amount of any distribution by us exceeds our current and accumulated earnings and profits, as so determined, the excess will be treated first as a tax-free return of the U.S. holder’s tax basis in the ordinary shares or ADSs and thereafter as capital gain. Notwithstanding the foregoing, we do not intend to maintain calculations of earnings and profits, as determined for U.S. federal income tax purposes. Consequently, any distributions generally will be reported as dividend income for U.S. information reporting purposes. See “Backup Withholding Tax and Information Reporting Requirements” below. Dividends paid by us will not be eligible for the dividends-received deduction generally allowed to U.S. corporate shareholders.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual, trust or estate with respect to the ordinary shares or ADSs will be subject to taxation at a maximum rate of 20% if the dividends are “qualified dividends.” Dividends will be treated as qualified dividends if (a) certain holding period requirements are satisfied, (b) we are eligible for benefits under the Convention between the Government of the United States of America and the Government of Australia for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, as amended (the “Treaty”) or our ordinary shares or ADSs are readily tradable on a U.S. securities market, and (c) we were not, in the taxable year prior to the year in which the dividend was paid, and are not, in the taxable year in which the dividend is paid, a PFIC. The Treaty has been approved for the purposes of the qualified dividend rules and we have applied to list our ADSs on Nasdaq. It is unclear as to whether we will be a PFIC for our taxable year ending December 31, 2022, Our status as a PFIC for 2022 (and future years) will depend in part upon our use of the funds from the offering, as well as our income and assets (which for this purpose depends in part on the market value of our shares) in those years. See the discussion below under “—Passive Foreign Investment Company”. Dividends included by U.S. Holders in the amount of their net investment income when calculating limitations on the deductibility of interest income are not treated as qualified dividends. You should consult your tax advisor regarding the availability of the reduced tax rate on any dividends paid with respect to our ordinary shares or ADSs.

Dividends received by an individual, trust or estate will be counted as investment income that is subject to the 3.8% surtax on net investment income. You should consult your tax advisor to determine whether, based on all your investment income, you are subject to this tax.

Includible distributions paid in Australian dollars, including any Australian withholding taxes, will be included in the gross income of a U.S. holder in a U.S. dollar amount calculated by reference to the spot exchange rate in effect on the date of actual or constructive receipt, regardless of whether the Australian dollars are converted into U.S. dollars at that time. If Australian dollars are converted into U.S. dollars on the date of actual or constructive receipt, the tax basis of the U.S. holder in those Australian dollars will be equal to their U.S. dollar value on that date and, as a result, a U.S. holder generally should not be required to recognize any foreign exchange gain or loss.

If Australian dollars so received are not converted into U.S. dollars on the date of receipt, the U.S. holder will have a basis in the Australian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the Australian dollars generally will be treated as ordinary income or loss to such U.S. holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Dividends received by a U.S. holder with respect to ordinary shares or ADSs will be treated as foreign source income, which may be relevant in calculating the holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For these purposes, dividends generally will be categorized as “passive” or “general” income depending on a U.S. holder’s circumstance.

Subject to certain complex limitations, a U.S. holder generally will be entitled, at its option, to claim either a credit against its U.S. federal income tax liability or a deduction in computing its U.S. federal taxable income in respect of any Australian taxes withheld. If a U.S. holder elects to claim a deduction, rather than a foreign tax credit, for Australian taxes withheld for a particular taxable year, the election will apply to all foreign taxes paid or accrued by or on behalf of the U.S. holder in the particular taxable year.

You may not be able to claim a foreign tax credit (and instead may claim a deduction) for non-U.S. taxes imposed on dividends paid on the ordinary shares or ADSs if you (i) have held the ordinary shares or ADSs for less than a specified minimum period during which you are not protected from risk of loss with respect to such shares, or (ii) are obligated to make payments related to the dividends (for example, pursuant to a short sale).

The availability of the foreign tax credit and the application of the limitations on its availability are fact specific and are subject to complex rules. You are urged to consult your own tax advisor as to the consequences of Australian withholding taxes and the availability of a foreign tax credit or deduction. See “Australian Tax Considerations—Taxation of Dividends.”

Sale, Exchange or other Disposition of Ordinary Shares or ADSs

Subject to the PFIC rules discussed below, a U.S. holder generally will, for U.S. federal income tax purposes, recognize capital gain or loss on a sale, exchange or other disposition of ordinary shares or ADSs equal to the difference between the amount realized on the disposition and the U.S. holder’s tax basis (in U.S. dollars) in the ordinary shares or ADSs. This recognized gain or loss will generally be long-term capital gain or loss if the U.S. holder has held the ordinary shares or ADSs for more than one year. Generally, for U.S. holders who are individuals (as well as certain trusts and estates), long-term capital gains are subject to U.S. federal income tax at preferential rates. For foreign tax credit limitation purposes, gain or loss recognized upon a disposition generally will be treated as from sources within the United States. However, in limited circumstances, the Treaty can re-source U.S. source income as Australian source income. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes.

You should consult your own tax advisor regarding the availability of a foreign tax credit or deduction in respect of any Australian tax imposed on a sale or other disposition of ordinary shares or ADSs. See “Australian Tax Considerations—Tax on Sales or other Dispositions of Shares.”

Passive Foreign Investment Company

The Code provides special, generally adverse, rules regarding certain distributions received by U.S. holders with respect to, and sales, exchanges and other dispositions, including pledges, of, shares of stock of a PFIC. A foreign corporation will be a PFIC for any taxable year if at least 75% of its gross income for the taxable year is passive income or at least 50% of its gross assets during the taxable year, based on a quarterly average and generally determined by value, produce or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions and gains from the disposition of assets that produce or are held for the production of passive income. In determining whether a foreign corporation is a PFIC, a pro-rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Based primarily on the composition of our assets, it is possible that we will be a PFIC for our tax year ending December 31, 2022, and for subsequent tax years. However, the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year and therefore, there can be no certainty as to our PFIC status for a taxable year until the close of that taxable year. Our PFIC status could change depending upon, among other things, a decrease in the trading price of our ordinary shares or ADSs and how quickly we make use of the proceeds from the offering, as well as changes in the composition and relative values of our assets and the composition of our income. Moreover, the rules governing whether certain assets are active or passive are complex and in some cases their application can be uncertain. If we were a PFIC in any year during a U.S. holder’s holding period for the ordinary shares or ADSs, we generally would continue to be treated as a PFIC for each subsequent year during which the U.S. holder owned the ordinary shares or ADSs.

If we are a PFIC for any taxable year during which a U.S. holder holds ordinary shares or ADSs, any “excess distribution” that the holder receives and any gain recognized from a sale or other disposition (including a pledge) of such ordinary shares or ADSs will be subject to special tax rules, unless the holder makes a mark-to-market election or “qualified electing fund election”, as discussed below. An “excess distribution” is any distribution in a taxable year that is greater than 125% of the average annual distribution received by a U.S. holder during the shorter of the three preceding taxable years or such holder’s holding period for the ordinary shares or ADSs. It is taxed as follows under the PFIC rules:

●	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for the ordinary shares or ADSs;

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC in the U.S. holder’s holding period, will be treated as ordinary income arising in the current taxable year; and

●	the amount allocated to each other year will be subject to income tax at the highest rate in effect for that year and applicable to the U.S. holder and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If we are a PFIC, the tax liability for amounts allocated to years prior to the year of disposition or excess distribution cannot be offset by any net operating loss, and gains (but not losses) recognized on the transfer of the ordinary shares or ADSs cannot be treated as capital gains, even if the ordinary shares or ADSs are held as capital assets. In addition, non-corporate U.S. holders will not be eligible for reduced rates of taxation on any dividends that we pay if we are a PFIC for either the taxable year in which the dividend is paid or the preceding year.

Furthermore, unless subject to an exception contained in regulations issued by the U.S. Treasury Department, each U.S. holder of a PFIC is required to file an annual report (currently Form 8621) describing the holder’s interest in the PFIC, making an election on how to report PFIC income, and providing other information about the holder’s share of the PFIC’s income.

If we are a PFIC for any taxable year during which any of our non-U.S. subsidiaries is also a PFIC, a U.S. holder of ordinary shares or ADSs during such year would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules to such subsidiary. You should consult your tax advisor regarding the tax consequences if the PFIC rules apply to any of our subsidiaries.

In certain circumstances, in lieu of being subject to the special tax rules discussed above, you may make an election – the “mark-to-market election” to include in your income each year the unrealized appreciation of your PFIC stock during the year. The mark-to-market election is available only if our stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to U.S. holders of ADSs if our ADSs are listed on Nasdaq, which constitutes a qualified exchange, although there can be no assurance that our ADSs will be “regularly traded” for purposes of the mark-to-market election. It should also be noted that it is intended that only our ADSs and not the ordinary shares will be listed on Nasdaq. While we would expect the ASX, on which the ordinary shares are listed, to be considered a qualified exchange, no assurance can be given as to whether the ASX is a qualified exchange, or that the ordinary shares would be traded in sufficient frequency to be considered regularly traded for these purposes. Additionally, because a mark-to-market election cannot be made for equity interests in any lower-tier PFIC that we may own, a U.S. holder that makes a mark-to-mark election with respect to us may continue to be subject to the PFIC rules with respect to any indirect investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

If you make an effective mark-to-market election, you will include in each year that we are a PFIC as ordinary income the excess of the fair market value of your ordinary shares or ADSs at the end of your taxable year over your adjusted tax basis in the ordinary shares or ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ordinary shares or ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the subsequent sale or other disposition of your ordinary shares or ADSs in a year that we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but your basis in your shares will have been adjusted, as described below, to reflect the amount of ordinary gain or loss that you realized as a result of each mark-to-market election. Any gain or loss you recognize upon the sale or other disposition of your ordinary shares or ADSs in a year when we are not a PFIC will be a capital gain or loss. See “—Sale, Exchange or other Disposition of Ordinary Shares or ADSs” above for the treatment of capital gains and losses.

Your adjusted tax basis in the ordinary shares or ADSs will be increased by the amount of any income inclusion and decreased by the amount of any losses under the mark-to-market rules. If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares or ADSs are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. You are urged to consult your tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, you can sometimes avoid the PFIC rules described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code. Under this election, you agree to pay tax each year on your share of our net income for the year. However, this option would be available to you only if we provided you with an Annual Information Statement that (in a manner required by the IRS) advises you of your share of our earnings for the year or provides you with information that enables you to make this determination yourself (and that provides you with other information, as well). While we will make an effort to provide such information, we cannot assure you that we will be able to do so. If we are unable to provide this information, the election will not be available to you.

U.S. holders are urged to contact their own tax advisors regarding the determination of whether we are a PFIC and the tax consequences of such status.

Backup Withholding Tax and Information Reporting Requirements

Payments of dividends with respect to the ordinary shares or ADSs and proceeds from the sale, exchange or other disposition of the ordinary shares or ADSs, by a U.S. paying agent or other U.S. intermediary, or made into the United States, will be reported to the IRS and to the U.S. holder as may be required under applicable Treasury regulations. Backup withholding may apply to these payments if the U.S. holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to comply with applicable certification requirements. Certain U.S. holders (including, among others, corporations) are not subject to backup withholding and information reporting. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be refunded (or credited against such U.S. holder’s U.S. federal income tax liability, if any), provided the required information is timely furnished to the IRS. Prospective investors should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.

Certain individual U.S. holders (and under Treasury regulations, certain entities) may be required to report to the IRS (on Form 8938), and/or on FinCEN Form 114 (Report of Foreign Bank and Financial Accounts (FBAR)) information with respect to their investment in the ordinary shares or ADSs not held through an account with a U.S. financial institution. U.S. holders who fail to report required information could become subject to substantial penalties. U.S. holders are encouraged to consult with their own tax advisors regarding foreign financial asset reporting requirements with respect to their investment in the ordinary shares or ADSs.

U.S. holders who acquire any of the ordinary shares or ADSs for cash may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) with the IRS and to supply certain additional information to the IRS if (i) immediately after the transfer, the U.S. holder owns directly or indirectly (or by attribution) at least 10% of our total voting power or value or (ii) the amount of cash transferred to us in exchange for the ordinary shares or ADSs when aggregated with all related transfers under applicable regulations, exceeds U.S.$100,000. Substantial penalties may be imposed on a U.S. holder that fails to comply with this reporting requirement. Each U.S. holder is urged to consult with its own tax advisor regarding this reporting obligation.

The discussion above is not intended to constitute a complete analysis of all tax considerations applicable to an investment in ordinary shares or ADSs. You should consult with your own tax advisor concerning the tax consequences to you in your particular situation.

Australian Tax Considerations

In this section, we discuss the material Australian income tax, stamp duty and goods and services tax considerations related to the acquisition, ownership and disposal by the absolute beneficial owners of the ordinary shares or ADSs. This discussion represents the opinion of, Australian counsel to Mobilicom.

It is based upon existing Australian tax law as of the date of this registration statement, which is subject to change, possibly retrospectively. This discussion does not address all aspects of Australian tax law which may be important to particular investors in light of their individual investment circumstances, such as shares held by investors subject to special tax rules (for example, financial institutions, insurance companies or tax exempt organizations). In addition, this summary does not discuss any foreign or state tax considerations, other than stamp duty and goods and services tax.

Prospective investors are urged to consult their tax advisors regarding the Australian and foreign income and other tax considerations of the acquisition, ownership and disposition of the shares. As used in this summary a “Non-Australian Shareholder” is a holder that is not an Australian tax resident and is not carrying on business in Australia through a permanent establishment.

Nature of ADSs for Australian Taxation Purposes

Ordinary shares represented by ADSs held by a U.S. holder will be treated for Australian taxation purposes as held under a “bare trust” for such holder. Consequently, the underlying ordinary shares will be regarded as owned by our ADS holder for Australian income tax and capital gains tax purposes. Dividends paid on the underlying ordinary shares will also be treated as dividends paid to our ADS holder, as the person beneficially entitled to those dividends. Therefore, in the following analysis we discuss the tax consequences to Non-Australian Shareholders of ordinary shares for Australian taxation purposes. We note that the holder of an ADS will be treated for Australian tax purposes as the owner of the underlying ordinary shares that are represented by such ADSs.

Taxation of Dividends

Australia operates a dividend imputation system under which dividends may be declared to be “franked” to the extent of tax paid on company profits. Fully franked dividends are not subject to dividend withholding tax. An exemption for dividend withholding tax can also apply to unfranked dividends that are declared to be conduit foreign income, or CFI, and paid to Non-Australian Shareholders. Dividend withholding tax will be imposed at 30%, unless a shareholder is a resident of a country with which Australia has a double taxation agreement and qualifies for the benefits of the treaty. Under the provisions of the current Treaty, the Australian tax withheld on unfranked dividends that are not declared to be CFI paid by us to a resident of the United States which is beneficially entitled to that dividend is limited to 15% where that resident is a qualified person for the purposes of the Treaty.

If a Non-Australian Shareholder is a company and owns a 10% or more interest, the Australian tax withheld on dividends paid by us to which a resident of the United States is beneficially entitled is limited to 5%. In limited circumstances the rate of withholding can be reduced to zero.

Tax on Sales or other Dispositions of Shares—Capital gains tax

Non-Australian Shareholders will not be subject to Australian capital gains tax on the gain made on a sale or other disposal of ordinary shares, unless they, together with associates, hold 10% or more of our issued capital, at the time of disposal or for 12 months of the last 2 years prior to disposal.

Non-Australian Shareholders who own a 10% or more interest would be subject to Australian capital gains tax if more than 50% of our direct or indirect assets, determined by reference to market value, consists of Australian land, leasehold interests or Australian mining, quarrying or prospecting rights. The Treaty is unlikely to limit Australia’s right to tax any gain in these circumstances. Net capital gains are calculated after reduction for capital losses, which may only be offset against capital gains.

Tax on Sales or other Dispositions of Shares—Shareholders Holding Shares on Revenue Account

Some Non-Australian Shareholders may hold shares on revenue rather than on capital account for example, share traders. These shareholders may have the gains made on the sale or other disposal of the shares included in their assessable income under the ordinary income taxing provisions of the income tax law, if the gains are sourced in Australia.

Non-Australian Shareholders assessable under these ordinary income provisions in respect of gains made on shares held on revenue account would be assessed for such gains at the Australian tax rates for non-Australian residents, which start at a marginal rate of 32.5%. This rate does not include the Temporary Budget Repair Levy of 2% that applies in certain circumstances. Some relief from Australian income tax may be available to Non-Australian Shareholders under the Treaty.

To the extent an amount would be included in a Non-Australian Shareholder’s assessable income under both the capital gains tax provisions and the ordinary income provisions, the capital gain amount would generally be reduced, so that the shareholder would not be subject to double tax on any part of the income gain or capital gain.

Dual Residency

If a shareholder is a resident of both Australia and the United States under those countries’ domestic taxation laws, that shareholder may be subject to tax as an Australian resident. If, however, the shareholder is determined to be a U.S. resident for the purposes of the Treaty, the Australian tax would be subject to limitation by the Treaty. Shareholders should obtain specialist taxation advice in these circumstances.

Stamp Duty

No stamp duty is payable by Australian residents or non-Australian residents on the issue and trading of shares that are quoted on the ASX or Nasdaq at all relevant times and the shares do not represent 90% or more of all of our issued shares.

Australian Death Duty

Australia does not have estate or death duties. As a general rule, no capital gains tax liability is realized upon the inheritance of a deceased person’s shares. The disposal of inherited shares by beneficiaries may, however, give rise to a capital gains tax liability if the gain falls within the scope of Australia’s jurisdiction to tax.

Goods and Services Tax

The issue or transfer of shares to a non-Australian resident investor will not incur Australian goods and services tax.

UNDERWRITING

ThinkEquity is acting as representative of the underwriters, or the Representative. On        , 2022 we entered into an underwriting agreement with the Representative, or the “Underwriting Agreement”. Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell, and each underwriter named below has severally agreed to purchase, the number of ADSs listed next to each underwriter’s name in the following table, at the initial public offering price less the estimated underwriting discounts set forth on the cover page of this prospectus.

Underwriters	Number of ADSs
ThinkEquity LLC

Total

The underwriters have committed to purchase all of the ADSs offered by us in this offering other than those covered by the option to purchase additional ADSs described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the Underwriting Agreement. Furthermore, pursuant to the Underwriting Agreement, the underwriters’ obligations are subject to customary conditions, representations, and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering our ADSs subject to prior sale when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer our ADSs to the public at the initial public offering price set forth on the cover of the prospectus. After our ADSs are released for sale to the public, the underwriters may from time to time change the offering price and other selling terms.

Option to purchase additional ADSs

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to              additional ADSs (15% of our ADSs sold in this offering) at the initial public offering price, less the underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent that the option is exercised, each underwriter must purchase additional ADSs in an amount that is approximately proportionate to that underwriter’s initial purchase commitment (set forth in the table above). Any ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other ADSs that are the subject of this offering. If this option is exercised in full, the total offering price to the public will be $       million and the total net proceeds to us, before expenses, will be $      million.

Discounts and Commissions

The Representative has advised that the underwriters propose to offer our ADSs to the public at the initial public offering price per ADS set forth on the cover page of this prospectus. The underwriters may offer our ADSs to securities dealers at that price less a concession of not more than      per ADS, of which up to     may be re-allowed to other dealers.

The following table summarizes the initial public offering price, underwriting discounts and commissions, and proceeds to us before expenses, assuming both no exercise and full exercise by the underwriters of the over-allotment option.

Total
	Per ADS	Without Over- Allotment	With Over- Allotment
Initial public offering price	$
Underwriting discount (7%) (1)	$
Proceeds, before expenses, to us	$

(1)	Such amount does not include a non-accountable expense allowance we have agreed to pay to the Representative equal to 1% of the gross proceeds received in this offering (excluding proceeds received from exercise of the underwriters’ over-allotment option) which is not included in the underwriting discounts and commission.

We have paid an expense deposit of $35,000 to the Representative, which will be applied against the Representative’s accountable out-of-pocket expenses (in compliance with FINRA Rule 5110(f)(2)(C)) that are payable by us in connection with this offering. We have agreed to reimburse the Representative for the fees and expenses of its legal counsel in connection with the offering in an amount not to exceed $125,000, the fees and expenses related to the use of Ipero’s book building, prospectus tracking and compliance software for the offering in the amount of $29,500, up to $15,000 for background checks of our officers and directors, the costs associated with bound volumes of the offering materials as well as commemorative mementos and lucite tombstones in an amount not to exceed $3,000, data services and communications expenses up to $10,000, and the actual accountable “road show” expenses up to $10,000. The total reimbursement to Representative shall not exceed an aggregate of $175,000, including the expense deposit, and subject to certain terms and conditions as agreed between us and the Representative.

We expect that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately                ..

Representatives’ Warrants

We have agreed to issue to the Representative, upon the closing of this offering, warrants to purchase up to an aggregate of            ADSs (5% of the ADSs sold in this offering), or the Representative’s Warrants. The Representative’s Warrants are exercisable at a per share price equal to 125% of the initial public offering price per ADS in this offering (excluding the over-allotment option). The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, commencing on the six month anniversary of the effective date of the registration statement of which this prospectus is a part and expiring on the date that is five years following the commencement of sales of ADSs in this offering.

The Representative’s Warrants are deemed underwriter compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of this offering. In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of ADSs issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation. However, neither the Representative Warrant exercise price, nor the number of ADSs underlying such warrants, will be adjusted for issuances of ADSs by us at a price below the exercise price of the Representative’s Warrants.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we and our executive officers, directors and any holder of 5% of the outstanding ordinary shares as of the date of this prospectus have agreed,     for a period of 180 days from the date of this prospectus in the case of directors and officers and 90 days from the date of the prospectus in the case of 5% or greater holders, not to engage in any of the following, whether directly or indirectly, without the Representative’s consent: offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares, or the Lock-Up Securities; enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities; make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-Up Securities; enter into any transaction, swap, hedge, or other arrangement relating to any Lock-Up Securities, subject to customary exceptions; or publicly disclose the intention to do any of the foregoing.

Right of First Refusal

For 12 months from the closing date of this offering, the Representative will have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 12 month period, for us, or any successor to or any subsidiary of us, on terms customary for the Representative. The Representative will have the sole right to determine whether any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Pricing of the Offering

Prior to the completion of this offering, there has been no public market for ADSs. The initial public offering price was negotiated between us and the underwriters. In determining the price, we considered our trading price on the ASX, our history and prospects, our business potential and earnings prospects, an assessment of our management, general securities market conditions at the time of the offering, and such other factors that we deemed relevant.

An active trading market for our ADSs may not develop. It is also possible that our ADS will not trade in the public market or above the initial public offering price following the closing of this offering.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering that may arise under the Securities Act and from any breach of the representations and warranties contained in the Underwriting Agreement. We have further agreed to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Offer, Sale and Distribution of Shares

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Offer Restrictions Outside of the United States

Other than in the United States, no action has been taken that would permit a public offering of ADSs in any jurisdiction where action for the purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

Our ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or Prospectus Directive, as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities. An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. Our ADSs may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l, as amended, or Qualified Investors; and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

●	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comiss&abreve;o do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, orSIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority, or FINMA.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids, and purchases to cover positions created by short sales. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares that the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that the underwriters purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares that the underwriters purchase in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADS or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our ADSs. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

The underwriters and their affiliates may in the future provide various advisory, investment and commercial banking and other services for us in the ordinary course of business, for which they may receive customary fees and commissions. However, we have not yet had, and have no present arrangements with any of the underwriters for any further services.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the estimated expenses, excluding estimated underwriting discounts that are expected to be incurred in connection with our offer and sale of our ADSs. Expenses for the offering will be borne by us. All amounts shown are estimates except for the SEC registration fee, the Nasdaq listing fee, and the FINRA filing fee.

SEC registration fee	$1,699
Nasdaq listing fee	$50,000
Financial Industry Regulatory Authority Inc. filing fee	$2,225
Printing expenses	$10,000
Legal fees and expenses	$292,900
Accounting fees and expenses	$150,000
Roadshow expenses	$30,000
Other fees and expenses	$200,900
Total	$737,724

LEGAL MATTERS

The validity of the ordinary shares represented by our ADSs to be issued in this offering will be passed upon for us by QR Lawyers, our Australian counsel. Certain matters as to U.S. federal law and New York state law will be passed upon for us by Sichenzia Ross Ference LLP, our U.S. counsel. Certain legal matters concerning this offering relating to U.S. federal law will be passed upon for the underwriters by McDermott Will & Emery LLP, New York, New York.

EXPERTS

The audited consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 included in this prospectus and elsewhere in the registration statement, have been so included in reliance upon the report of Ziv Haft (BDO Member Firm), independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia. Certain of our directors are non-residents of the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for you to:

●	effect service of process within the United States upon our non-U.S. resident directors or on us;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the United States courts in any action, including actions under the civil liability provisions of U.S. securities laws;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

●	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws.

With that noted, there are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws.

We have appointed Puglisi & Associates, 850 Library Avenue, Newark, Delaware 19711, as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in this prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares represented by ADSs. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete and reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s public reference room.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Our annual reports on Form 20-F for the year ending December 31, 2021, and subsequent years will be due within four months following the fiscal year end. We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC, which do apply to us as a foreign private issuer.

Mobilicom Limited Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors of Mobilicom Limited

Level 7, 90 Collins Street

Melbourne, Victoria, 3000

Australia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Mobilicom Limited (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of profit and loss and other comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2021.

/s/ Ziv haft

Tel-Aviv, Israel	Ziv haft
March 23, 2022	Certified Public Accountants (Isr.)
BDO Member Firm

Mobilicom Limited Consolidated statement of profit or loss and other comprehensive income For the year ended 31 December 2021

		Consolidated		Consolidated
	Note	2021	2020	2021
		AUD$	AUD$	$*

Revenue	4	3,578,603	2,066,478	2,600,729
Cost of sales	5	(1,192,461)	(725,394)	(866,614)

Government grants		787,544	964,970	572,343
Interest received		1,580	10,539	1,148

Expenses
Selling and marketing expenses	6	(1,657,958)	(1,112,895)	(1,204,911)
Research and development	7	(2,374,700)	(2,418,322)	(1,725,799)
General and administration expenses	8	(1,376,829)	(1,201,971)	(1,000,602)
Share based payments		(223,171)	(173,134)	(162,188)
Finance costs		(53,544)	(12,238)	(38,913)
Foreign exchange losses		(184,743)	(179,932)	(134,262)

Loss before income tax expense		(2,695,679)	(2,781,899)	(1,959,069)

Income tax expense	9	(9,166)	-	(6,661)

Loss after income tax expense for the year attributable to the owners of Mobilicom Limited		(2,704,845)	(2,781,899)	(1,965,730)

* $ numbers presented solely for convenience of the reader

The above consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes

Mobilicom Limited Consolidated statement of profit or loss and other comprehensive income For the year ended 31 December 2021

		Consolidated		Consolidated
	Note	2021	2020	2021
		AUD$	AUD$	$*

Other comprehensive income

Items that will not be reclassified subsequently to profit or loss
Re-measurement of defined benefit plans		(34,197)	6,450	(24,852)

Items that may be reclassified subsequently to profit or loss
Foreign currency translation		206,363	175,836	149,973

Other comprehensive income for the year, net of tax		172,166	182,286	125,121

Total comprehensive income for the year attributable to the owners of Mobilicom Limited		(2,532,679)	(2,599,613)	(1,840,609)

Basic earnings per share	31	(0.91)	(1.08)	(0.66)
Diluted earnings per share	31	(0.91)	(1.08)	(0.66)

* $ numbers presented solely for convenience of the reader

The above consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes

Mobilicom Limited Consolidated statement of financial position As at 31 December 2021

		Consolidated		Consolidated
	Note	2021	2020	2021
		AUD$	AUD$	$*

Assets

Current assets
Cash and cash equivalents	10	3,996,300	2,464,655	2,904,287
Trade and other receivables	11	695,541	385,156	505,480
Inventories	12	490,990	803,004	356,824
Total current assets		5,182,831	3,652,815	3,766,591

Non-current assets
Property, plant and equipment	13	152,571	143,483	110,880
Right-of-use assets	14	610,197	770,448	443,457
Total non-current assets		762,768	913,931	554,337

Total assets		5,945,599	4,566,746	4,320,928

Liabilities

Current liabilities

Trade and other payables	15	1,151,455	1,019,194	836,813
Lease liabilities	16	305,414	271,284	221,958
Total current liabilities		1,456,869	1,290,478	1,058,771

Non-current liabilities
Lease liabilities	17	336,246	547,115	244,365
Employee benefits	18	818,190	703,113	594,615
Governmental liabilities on grants received	19	5,175	6,754	3,760
Total non-current liabilities		1,159,611	1,256,982	842,740

Total liabilities		2,616,480	2,547,460	1,901,511

Net assets		3,329,119	2,019,286	2,419,417

Equity

Issued capital	20	26,504,136	22,884,795	19,261,727
Reserves	21	943,297	770,277	685,536
Accumulated losses		(24,118,314)	(21,635,786)	(17,527,846)

Total equity		3,329,119	2,019,286	2,419,417

* $ numbers presented solely for convenience of the reader

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes

Mobilicom Limited Consolidated statement of changes in equity For the year ended 31 December 2021

	Issued	Share based payments	Foreign currency translation	Re-measurement	Accumulated	Total
Consolidated	capital	reserve	reserves	reserves	losses	equity
	AUD$	AUD$	AUD$	AUD$	AUD$	AUD$

Balance at 1 January 2020	22,884,795	1,318,853	22,324	(481,202)	(19,299,005)	4,445,765

Loss after income tax expense for the year	-	-	-	-	(2,781,899)	(2,781,899)
Other comprehensive income for the year, net of tax	-	-	175,836	6,450	-	182,286

Total comprehensive income for the year	-	-	175,836	6,450	(2,781,899)	(2,599,613)

Share-based payments (note 32)	-	173,134	-	-	-	173,134

Transactions with owners in their capacity as owners:
Expiry of options	-	(424,416)	-	-	424,416	-
Cancellation of options	-	(20,702)	-	-	20,702	-

Balance at 31 December 2020	22,884,795	1,046,869	198,160	(474,752)	(21,635,786)	2,019,286

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes

Mobilicom Limited Consolidated statement of changes in equity For the year ended 31 December 2021

	Issued	Share based payments	Foreign currency translation	Re-measurement	Accumulated	Total	Total
Consolidated	capital	reserve	reserves	reserves	losses	equity	equity
	AUD$	AUD$	AUD$	AUD$	AUD$	AUD$	$*

Balance at 1 January 2021	22,884,795	1,046,869	198,160	(474,752)	(21,635,786)	2,019,286	1,467,504

Loss after income tax expense for the year	-	-	-	-	(2,704,845)	(2,704,845)	(1,965,730)
Other comprehensive income for the year, net of tax	-	-	206,363	(34,197)	-	172,166	125,121

Total comprehensive income for the year	-	-	206,363	(34,197)	(2,704,845)	(2,532,679)	(1,840,609)

Share-based payments (note 32)	-	223,171	-	-	-	223,171	162,188

Transactions with owners in their capacity as owners:
Contributions of equity, net of transaction costs (note 20)	3,619,341	-	-	-	-	3,619,341	2,630,334
Expiry and cancellation of options	-	(55,231)	-	-	55,231	-	-
Re-allocation between accumulated losses and foreign currency reserve	-	-	(167,086)	-	167,086	-	-

Balance at 31 December 2021	26,504,136	1,214,809	237,437	(508,949)	(24,118,314)	3,329,119	2,419,417

* $ numbers presented solely for convenience of the reader

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes

Mobilicom Limited Consolidated statement of cash flows For the year ended 31 December 2021

		Consolidated		Consolidated
	Note	2021	2020	2021
		AUD$	AUD$	$*

Cash flows from operating activities
Receipts from customers (inclusive of VAT)		3,977,275	3,149,498	2,890,461
Interest received		1,580	10,539	1,148
Lease liabilities interest payments		(31,916)	(42,327)	(23,195)
Payments to suppliers and employees (inclusive of VAT)		(6,540,662)	(6,301,673)	(4,753,388)
Government grants received and tax incentives		787,544	1,063,792	572,343

Net cash used in operating activities	30	(1,806,179)	(2,120,171)	(1,312,631)

Cash flows from investing activities
Payments for property, plant and equipment		(30,534)	-	(22,190)

Net cash used in investing activities		(30,534)	-	(22,190)

Cash flows from financing activities
Proceeds from issue of shares	20	3,840,000	-	2,790,697
Share issue transaction costs		(220,659)	-	(160,363)
Repayment of lease liabilities		(250,983)	(125,435)	(182,400)

Net cash from/ (used in) financing activities		3,368,358	(125,435)	2,447,934

Net decrease in cash and cash equivalents		1,531,645	(2,245,606)	1,113,113
Cash and cash equivalents at the beginning of the financial year		2,464,655	4,710,261	1,791,174
Effects of exchange rate changes on cash and cash equivalents		-	-	-

Cash and cash equivalents at the end of the financial year	10	3,996,300	2,464,655	2,904,287

* $ numbers presented solely for convenience of the reader

The above consolidated statement of cash flows should be read in conjunction with the accompanying notes

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 1. General information

The financial statements cover Mobilicom Limited as a Group consisting of Mobilicom Limited and the entities it controlled at the end of, or during, the year. The financial statements are presented in Australian dollars, which is Mobilicom Limited's functional and presentation currency.

The conversion from Australian dollars (AUD$) into U.S. dollars ($) was made at the exchange rate as of December 31, 2021, on which $ 1.00 equaled AUD$ 1.376. The use of $ is solely for the convenience of the reader.

The functional currency of Mobilicom Limited's subsidiary, Mobilicom Ltd ("Mobilicom Israel"), is Israeli New Shekels.

Mobilicom Limited is a listed public company limited by shares, incorporated and domiciled in Australia. Its registered office and principal place of business are:

Registered office	Principal place of business

C/- JM Corporate Services	Level 21, 459 Collins Street
Level 21, 459 Collins Street	Melbourne, Victoria, 3000
Melbourne, Victoria, 3000	Australia
Australia

The company’s principal activities are design, develop and deliver of cybersecurity and smart solutions for drone, robotics and autonomous platforms.

The financial statements were authorized for issue, in accordance with a resolution of directors, on March 21,2022. The directors have the power to amend and reissue the financial statements.

Liquidity analysis

These consolidated financial statements have been prepared on the assumption that the company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. As of December 31, 2021, the company has not achieved positive cash flow from operations and incurred a net loss of AUD$2,704,845 ($1,965,730) for the year ended December 31, 2021, and generated AUD$24,118,314 ($17,527,846) of accumulated losses since inception. The company estimates that it has adequate financial resources for at least 12 months from the balance sheet date based on its current cash and trade receivable balances and its ongoing operations. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the company be unable to continue as a going concern.

Note 2. Significant accounting policies

The principal accounting policies adopted in the preparation of the financial statements are set out either in the respective notes or below. These policies have been consistently applied to all the years presented, unless otherwise stated.

New or amended Accounting Standards and Interpretations adopted

There was no new or amended Accounting Standards and Interpretations issued by the International Accounting Standards Board ('IASB') that are relevant to the company's current reporting period.

Any new or amended Accounting Standards or Interpretations that are not yet mandatory have not been early adopted.

The company has not yet assessed the impact of these new or amended Accounting Standards and Interpretations.

Basis of preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ('IASB').

Historical cost convention

The financial statements have been prepared under the historical cost convention, except for, where applicable, the revaluation of financial assets and liabilities at fair value through profit or loss and other comprehensive income.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 2. Significant accounting policies (continued)

Critical accounting estimates

The preparation of the financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the company's accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in note 3.

Principles of consolidation

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries of Mobilicom Limited ('Company' or 'parent entity') as at 31 December 2021 and the results of all subsidiaries for the year then ended. Mobilicom Limited and its subsidiaries together are referred to in these financial statements as the 'the company'.

Subsidiaries are all those entities over which the company has control. The company controls an entity when the company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the company. They are de-consolidated from the date that control ceases.

Intercompany transactions, balances and unrealised gains on transactions between entities in the company are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of the impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the company.

The acquisition of subsidiaries is accounted for using the acquisition method of accounting. A change in ownership interest, without the loss of control, is accounted for as an equity transaction, where the difference between the consideration transferred and the book value of the share of the non-controlling interest acquired is recognised directly in equity attributable to the parent.

Where the company loses control over a subsidiary, it derecognises the assets including goodwill, liabilities and non-controlling interest in the subsidiary together with any cumulative translation differences recognised in equity. The company recognises the fair value of the consideration received and the fair value of any investment retained together with any gain or loss in profit or loss.

Foreign currency translation

The financial statements are presented in Australian dollars, which is Mobilicom Limited's presentation currency. The use of $ is solely for the convenience of the reader.

Foreign currency transactions

Foreign currency transactions are translated into Australian dollars using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at financial year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss. Non-monetary items are converted at the rate of exchange used to convert the related consolidated statements of financial position items, i.e., at the time of the transaction.

Foreign operations

The assets and liabilities of foreign operations are translated into Australian dollars using the exchange rates at the reporting date. The revenues and expenses of foreign operations are translated into Australian dollars using the average exchange rates, which approximate the rates at the dates of the transactions, for the period. All resulting foreign exchange differences are recognised in other comprehensive income through the foreign currency reserve in equity.

The foreign currency reserve is recognised in profit or loss when the foreign operation or net investment is disposed of.

Current and non-current classification

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

An asset is classified as current when: it is either expected to be realised or intended to be sold or consumed in the company's normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realised within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 2. Significant accounting policies (continued)

Research and development

Expenditure during the research phase of a project is recognised as an expense when incurred.

Development costs are capitalised only when technical feasibility studies identify that the project will develop an intangible asset that will be completed and available for use or sale, that there are adequate technical, financial and other resources to complete the development, that it will deliver future economic benefits and these benefits can be measured reliably.

Impairment of financial assets

The company assesses at the end of each reporting period whether there is any objective evidence of impairment of financial assets carried at amortized cost.

Impairment of non-financial assets

Non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset's carrying amount exceeds its recoverable amount.

Recoverable amount is the higher of an asset's fair value less costs of disposal and value-in-use. The value-in-use is the present value of the estimated future cash flows relating to the asset using a pre-tax discount rate specific to the asset or cash-generating unit to which the asset belongs. Assets that do not have independent cash flows are grouped together to form a cash-generating unit.

Defined benefit plans

The Company operates a defined benefit plan in respect of severance pay pursuant to the Severance Pay Law. According to the Law, employees are entitled to severance pay upon dismissal retirement and several other events prescribed by that Law. The liability for termination of employee-employer relationship is measured using the projected unit credit method.

The actuarial assumptions include rates of employee turnover and future salary increases based on the estimated timing of payment. The amounts are presented based on discounted expected future cash flows using a discount rate determined by reference to yields on corporate bonds with a term that matches the estimated term of the benefit plan. In respect of its severance pay obligation to certain of its employees, the Company makes current deposits in pension funds and insurance companies ("plan assets").

Plan assets comprise assets held by a Long-term employee benefits fund or qualifying insurance policies. Plan assets are not available to the Company's own creditors and cannot be returned directly to the Company. The liability for employee benefits presented in the statement of financial position presents the present value of the defined benefit obligation less the fair value of the plan assets.

Remeasurements, comprising of actuarial gains and losses, the effect of the asset ceiling, excluding amounts included in net interest on the net defined benefit liability and the return on plan assets (excluding amounts included in net interest on the net defined benefit liability), are recognized immediately in the statement of financial position with a corresponding debit or credit to retained earnings through OCI in the period in which they occur. Remeasurements are not reclassified to profit or loss in subsequent periods. Past service costs are recognised in profit or loss.

Goods and Services Tax ('GST') and other similar taxes

Revenues, expenses and assets are recognised net of the amount of associated GST, unless the GST incurred is not recoverable from the tax authority. In this case it is recognised as part of the cost of the acquisition of the asset or as part of the expense.

Receivables and payables are stated inclusive of the amount of GST receivable or payable. The net amount of GST recoverable from, or payable to, the tax authority is included in other receivables or other payables in the statement of financial position.

Cash flows are presented on a gross basis. The GST components of cash flows arising from investing or financing activities which are recoverable from, or payable to the tax authority, are presented as operating cash flows.

Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the tax authority.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 2. Significant accounting policies (continued)

Segments

The company operates in one segment. Management does not segregate its business for internal reporting. The company’s chief operating decision maker (“CODM”) evaluates the performance of its business based on financial data consistent with the presentation in the accompanying financial statements. The company concluded that its unified business is conducted globally and accordingly represents one operating segment.

Note 3. Critical accounting judgements, estimates and assumptions

The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts in the financial statements. Management continually evaluates its judgements and estimates in relation to assets, liabilities, contingent liabilities, revenue and expenses. Management bases its judgements, estimates and assumptions on historical experience and on other various factors, including expectations of future events, management believes to be reasonable under the circumstances. The resulting accounting judgements and estimates will seldom equal the related actual results. The judgements, estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities (refer to the respective notes) within the next financial year are discussed below.

Share-based payments

The company has a share based remuneration scheme for employees. The fair value of share options is estimated by using the Black-Scholes option pricing model, on the date of grant based on certain assumptions. Those assumptions are described in the share based payments note and include, among others, the dividend growth rate, expected share price volatility and expected life of the options. The fair value of the equity settled options granted is charged to statement of comprehensive income over the vesting period of each tranche and the credit is taken to equity, based on the company's estimate of shares that will eventually vest.

Governmental liabilities on grants received

The Company measures the value of its governmental liabilities on grants received, each period, based on discounted cash flows derived from the Company's future anticipated revenues.

Employee benefits provision

As discussed in note 2, the liability for employee benefits expected to be settled more than 12 months from the reporting date is recognised and measured at the present value of the estimated future cash flows to be made in respect of all employees at the reporting date. In determining the present value of the liability, estimates of attrition rates and pay increases through promotion, whereas applicable, and inflation have been taken into account.

Lease term

The lease term is a significant component in the measurement of both the right-of-use asset and lease liability. Judgement is exercised in determining whether there is reasonable certainty that an option to extend the lease or purchase the underlying asset will be exercised, or an option to terminate the lease will not be exercised, when ascertaining the periods to be included in the lease term. In determining the lease term, all facts and circumstances that create an economical incentive to exercise an extension option, or not to exercise a termination option, are considered at the lease commencement date. Factors considered may include the importance of the asset to the Company’s operations; comparison of terms and conditions to prevailing market rates; incurrence of significant penalties; existence of significant leasehold improvements; and the costs and disruption to replace the asset. The Company reassesses whether it is reasonably certain to exercise an extension option, or not exercise a termination option, if there is a significant event or significant change in circumstances.

Note 4. Revenue

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Sale of goods	3,578,603	2,066,478	2,600,729

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 4. Revenue (continued)

Revenue from contracts with customers

Revenue is recognised at an amount that reflects the consideration to which the company is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the company: identifies the contract with a customer; identifies the performance obligations in the contract; determines the transaction price which takes into account estimates of variable consideration and the time value of money; allocates the transaction price to the separate performance obligations on the basis of the relative stand-alone selling price of each distinct good or service to be delivered; and recognises revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

Interest

Interest revenue is recognised as interest accrues using the effective interest method. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period using the effective interest rate, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to the net carrying amount of the financial asset.

Government Grant income

The Company receives government grant income from the Israeli Innovation Authority (formerly the Office of the Chief Scientist) (Innovation Authority), as support for participation in sponsored programs for research and development projects. Grants are received for eligible research and development expenses, upon submission and acceptance of periodic project performance reports. Grant income is accounted for in the period in which it is received.

Major customers

Out of the total income in the year ended 2021, 45% (2020: 47%) was attributed to client A, and 14% (2020: 7%) was attributed to client B.

Note 5. Cost of sales

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Salaries and benefits	125,665	230,722	91,326
Cost of materials	991,959	414,778	720,900
Occupancy and office expenses	14,193	17,282	10,315
Other	43,832	36,382	31,855
Depreciation	16,812	26,230	12,218

	1,192,461	725,394	866,614

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 6. Selling and marketing expenses

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Salaries and benefits	1,287,439	843,691	935,639
Marketing services	158,706	69,783	115,337
Travel expenses	38,077	13,463	27,672
Depreciation	61,642	92,097	44,798
Occupancy and office expenses	21,608	25,772	15,703
Other	90,486	68,089	65,762

	1,657,958	1,112,895	1,204,911

Note 7. Research and development

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Salaries and benefits	1,604,508	1,604,187	1,166,067
Materials	247,948	129,834	180,195
Royalties to the OCS	(1,924)	(155,896)	(1,398)
Subcontractors	275,087	571,730	199,918
Depreciation	112,077	140,720	81,451
Other	137,004	127,747	99,566

	2,374,700	2,418,322	1,725,799

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 8. General and administration expenses

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Salaries and benefits	678,814	475,134	493,324
Professional fees	419,056	474,214	304,547
Insurance	153,687	138,746	111,691
Travel expenses	231	2,338	168
Depreciation	33,623	26,229	24,435
Occupancy and office expenses	20,112	15,574	14,616
Other	71,306	69,736	51,821

	1,376,829	1,201,971	1,000,602

Note 9. Income tax expense

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Numerical reconciliation of income tax expense and tax at the statutory rate
Loss before income tax expense	(2,695,679)	(2,781,899)	(1,959,069)

Tax at the statutory tax rate of 27.5%	(741,312)	(765,022)	(538,744)

Tax effect amounts which are not deductible/(taxable) in calculating taxable income:
Share-based payments	61,372	43,978	44,602
Other temporary differences not recognised	689,106	721,044	500,803

Income tax expense	9,166	-	6,661

Deferred tax assets relating to temporary differences and unused tax losses are recognised only to the extent that is it probable that future taxable profits will be available against which the benefits of the deferred tax asset can be utilised

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 10. Current assets - cash and cash equivalents

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Cash at bank	3,996,300	2,464,655	2,904,287

Accounting policy for cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Note 11. Current assets - trade and other receivables

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Trade receivables	338,859	259,999	246,264
Other receivables	356,682	125,157	259,216

	695,541	385,156	505,480

Accounting policy for trade and other receivables

Trade receivables are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method, less any allowance for expected credit losses. Trade receivables are generally due for settlement within 30 days.

The company has applied the simplified approach to measuring expected credit losses, which uses a lifetime expected loss allowance. To measure the expected credit losses, trade receivables have been grouped based on days overdue.

Other receivables are recognised at amortised cost, less any allowance for expected credit losses.

No allowance for expected credit losses or overdue balances are accounted for in the financial statements.

Note 12. Current assets - inventories

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Finished goods - at cost	490,990	803,004	356,824

Accounting policy for inventories

Inventories are recognised at the lower of cost and net realisable value.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 13. Non-current assets - property, plant and equipment

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Computer equipment - at cost	253,564	223,473	184,276
Less: Accumulated depreciation	(220,715)	(211,332)	(160,403)
	32,849	12,141	23,873

Office furniture & equipment - at cost	129,538	129,095	94,141
Less: Accumulated depreciation	(28,956)	(22,522)	(21,044)
	100,582	106,573	73,097

Machinery & equipment - at cost	82,889	82,889	60,239
Less: Accumulated depreciation	(63,749)	(58,120)	(46,329)
	19,140	24,769	13,910

	152,571	143,483	110,880

Reconciliations

Reconciliations of the written down values at the beginning and end of the current and previous financial year are set out below:

	Computer	Office furniture &	Machinery &
Consolidated	equipment	equipment	equipment	Total	Total
	AUD$	AUD$	AUD$	AUD$	$

Balance at 1 January 2020	34,260	117,674	28,074	180,008
Additions	403	-	1,208	1,611
Depreciation expense	(22,522)	(11,101)	(4,513)	(38,136)

Balance at 31 December 2020	12,141	106,573	24,769	143,483
Additions	30,091	443	-	30,534	22,190
Depreciation expense	(9,383)	(6,434)	(5,629)	(21,446)	(15,586)

Balance at 31 December 2021	32,849	100,582	19,140	152,571	110,880

Accounting policy for property, plant and equipment

Plant and equipment are stated at historical cost less accumulated depreciation and impairment. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Depreciation is calculated on a straight-line basis to write off the net cost of each item of property, plant and equipment (excluding land) over their expected useful lives as follows:

Computer equipment	3 years
Machinery and equipment	6-7 years
Office furniture and equipment	10-14 years

The residual values, useful lives and depreciation methods are reviewed, and adjusted if appropriate, at each reporting date.

An item of property, plant and equipment is derecognised upon disposal or when there is no future economic benefit to the company. Gains and losses between the carrying amount and the disposal proceeds are taken to profit or loss.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 14. Non-current assets - right-of-use assets

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Land and buildings - right-of-use	517,719	697,234	376,249
Motor vehicles - right-of-use	92,478	73,214	67,208

	610,197	770,448	443,457

Additions to the right-of-use assets during the financial year were $42,457 ($30,855) (2020: $87,557).

During the 2021 financial year the company leased new car for the Israeli company under agreement for 3 years.

The company leases land and buildings for its offices in Israel under agreements for 5 years and in some cases, options to extend. On renewal, the terms of the leases are renegotiated.

Reconciliations

Reconciliations of the written down values at the beginning and end of the current and previous financial year are set out below:

	Land and	Motor
Consolidated	Buildings	Vehicle	Total	Total
	AUD$	AUD$	AUD$	$

Balance at 1 January 2020	946,342	-	946,342	-
Additions	-	87,557	87,557
Depreciation expense	(249,108)	(14,343)	(263,451)

Balance at 31 December 2020	697,234	73,214	770,448
Additions	-	42,457	42,457	30,855
Depreciation expense	(179,515)	(23,193)	(202,708)	(147,317)

Balance at 31 December 2021	517,719	92,478	610,197	443,457

Accounting policy for right-of-use assets

A right-of-use asset is recognised at the commencement date of a lease. The right-of-use asset is measured at cost, which comprises the initial amount of the lease liability, adjusted for, as applicable, any lease payments made at or before the commencement date net of any lease incentives received, any initial direct costs incurred, and, except where included in the cost of inventories, an estimate of costs expected to be incurred for dismantling and removing the underlying asset, and restoring the site or asset.

Right-of-use assets are depreciated on a straight-line basis over the unexpired period of the lease or the estimated useful life of the asset, whichever is the shorter. Where the company expects to obtain ownership of the leased asset at the end of the lease term, the depreciation is over its estimated useful life. Right-of use assets are subject to impairment or adjusted for any remeasurement of lease liabilities.

The company has elected not to recognise a right-of-use asset and corresponding lease liability for short-term leases with terms of 12 months or less and leases of low-value assets. Lease payments on these assets are expensed to profit or loss as incurred.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 15. Current liabilities - trade and other payables

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Trade payables	214,778	251,678	156,089
Other payables	936,677	767,516	680,724

	1,151,455	1,019,194	836,813

Refer to note 24 for further information on financial instruments.

Amounts noted above in other payables include amounts payable to Directors for wages payable.

Accounting policy for trade and other payables

These amounts represent liabilities for goods and services provided to the company prior to the end of the financial year and which are unpaid. Due to their short-term nature, they are measured at amortised cost and are not discounted. The amounts are unsecured and are usually paid within 30 days of recognition.

Note 16. Current liabilities - lease liabilities

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Lease liability	305,414	271,284	221,958

Refer to note 24 for further information on financial instruments.

Note 17. Non-current liabilities - lease liabilities

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Lease liability	336,246	547,115	244,365

Refer to note 24 for further information on financial instruments.

Accounting policy for lease liabilities

A lease liability is recognised at the commencement date of a lease. The lease liability is initially recognised at the present value of the lease payments to be made over the term of the lease, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the company's incremental borrowing rate. Lease payments comprise of fixed payments less any lease incentives receivable, variable lease payments that depend on an index or a rate, amounts expected to be paid under residual value guarantees, exercise price of a purchase option when the exercise of the option is reasonably certain to occur, and any anticipated termination penalties. The variable lease payments that do not depend on an index or a rate are expensed in the period in which they are incurred.

Lease liabilities are measured at amortised cost using the effective interest method. The carrying amounts are remeasured if there is a change in the following: future lease payments arising from a change in an index, or a rate used; residual guarantee; lease term; certainty of a purchase option and termination penalties. When a lease liability is remeasured, an adjustment is made to the corresponding right-of use asset, or to profit or loss if the carrying amount of the right-of-use asset is fully written down.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 18. Non-current liabilities - employee benefits

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Employee benefits	818,190	703,113	594,615

The company's liabilities for severance pay retirement and pension pursuant to Israeli law and employment agreements are recognized by full - in part by managers' insurance policies, for which the company makes monthly payments and accrued amounts in severance pay funds and the rest by the liabilities which are included in the financial statements.

The amounts funded displayed above include amounts deposited in severance pay funds with the addition of accrued income. According to the Severance Pay Law, the aforementioned amounts may not be withdrawn or mortgaged as long as the employer’s obligations have not been fulfilled in compliance with Israeli law.

Statement of financial position amounts

The amounts recognized in the statement of financial position are determined as follows:

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Present value of the defined benefit obligation	1,026,565	869,550	746,050
Fair value of defined benefit plan assets	(208,375)	(166,437)	(151,435)

Net liability in the statement of financial position	818,190	703,113	594,615

Movement in plan assets:

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Balance at the beginning of the year	166,437	150,297	120,957
Interest income	2,472	2,945	1,796
Contributions	20,591	21,030	14,964

Re measurements gain/(loss)
Return on plan assets (excluding interest)	824	2,945	599
Foreign exchanges differences	18,051	(10,780)	13,119

Balance at the end of the year	208,375	166,437	151,435

Reconciliations

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Reconciliation of the present value of the defined benefit obligation
Balance at the beginning of the year	869,550	811,629	631,940
Interest cost	14,831	15,568	10,778
Current service cost	65,917	62,695	47,905
Actuarial loss/(gains) from financial assumptions	(14,419)	(3,505)	(10,479)
Foreign exchanges differences	90,686	(16,837)	65,906

Balance at the end of the year	1,026,565	869,550	746,050

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 19. Non-current liabilities - Governmental liabilities on grants received

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Governmental liabilities on grants received	5,175	6,754	3,760

Accounting policy for Government liabilities on grants received

The Company measured the value of its governmental liabilities on grants received, each period, based on discounted cash flows derived from Company's future anticipated revenues.

The Company participates in programs sponsored by the Israeli Innovation Authority- Office of Chief Scientist ("OCS"), for the support of research and development projects. Several programs are subjected to royalties, while others are not (the company is committed to pay royalties for the R&D programs, while the research programs do not require repayment). In exchange for the Chief Scientist's participation in the programs, the Company is required to pay royalties to the Chief Scientist at a rate between 3% and 3.5% of sales of developed products linked to U.S dollars, until repayment of 100% of the amount of grants received, plus annual interest at the LIBOR rate. The company is required to pay royalties, to the OCS, of sales to end customers of products developed with funds provided by the Chief Scientist, if and when such sales are recognized. The obligation to pay these royalties is contingent on actual sales of the products. Changes in the liability are recognized in research and development expenses. The exceptions of the Company to pay the grants are based on its estimation at the end of each year.

Note 20. Equity - issued capital

	Consolidated
	2021	2020	2021	2020	2021
	Shares	Shares	AUD$	AUD$	$

Ordinary shares - fully paid	321,936,715	257,936,715	26,504,136	22,884,795	19,261,727

Movements in ordinary share capital

Details	Date	Shares	Issue price	AUD$	$

Balance	1 January 2020	257,936,715		22,884,795

Balance	31 December 2020	257,936,715		22,884,795

Placement (*)	17 May 2021	64,000,000	$0.06	3,840,000	2,790,697
Capital raising costs		-	-	(220,659)	(160,363)

Balance	31 December 2021	321,936,715		26,504,136	19,261,727

(*)	On 15 July 2021, the Company issued 64,000,000 options to investors in the Company’s May 2021 capital raising. The options have an exercise price of AUD$0.09 ($0.07), expire July 15, 2023.

Ordinary shares

Ordinary shares entitle the holder to participate in dividends and the proceeds on the winding up of the company in proportion to the number of and amounts paid on the shares held. The fully paid ordinary shares have no par value and the Company does not have a limited amount of authorised capital.

On a show of hands every member present at a meeting in person or by proxy shall have one vote and upon a poll each share shall have one vote.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 20. Equity - issued capital (continued)

Capital risk management

The company's objectives when managing capital is to safeguard its ability to continue as a going concern, so that it can provide returns for shareholders and benefits for other stakeholders and to maintain an optimum capital structure to reduce the cost of capital.

Capital is regarded as total equity, as recognised in the statement of financial position, plus net debt. Net debt is calculated as total borrowings less cash and cash equivalents.

In order to maintain or adjust the capital structure, the company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

The company would look to raise capital when an opportunity to invest in a business or company was seen as value adding relative to the current Company's share price at the time of the investment. The company is not actively pursuing additional investments in the short term as it continues to integrate and grow its existing businesses in order to maximise synergies.

Accounting policy for issued capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 21. Equity - reserves

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$
Foreign currency reserve	237,437	198,160	172,556
Share-based payments reserve	1,214,809	1,046,869	882,855
Re-measurements of defined benefit plans reserve	(508,949)	(474,752)	(369,875)
	943,297	770,277	685,536

Foreign currency reserve

The reserve is used to recognise exchange differences arising from the translation of the financial statements of foreign operations to Australian dollars.

Share-based payments reserve

The reserve is used to recognise the value of equity benefits provided to employees and directors as part of their remuneration, and other parties as part of their compensation for services.

Re-measurements of defined benefit plans reserves

The reserve is used for remeasurements comprising actuarial gains and losses on the net defined benefit liability.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 21. Equity - reserves (continued)

Movements in reserves

Movements in each class of reserve during the current and previous financial year are set out below:

	Re-measurement of defined benefit plans	Share based	Foreign currency
Consolidated	reserve	payments	reserve	Total	Total
	AUD$	AUD$	AUD$	AUD$	$
Balance at 1 January 2020	(481,202)	1,318,853	22,324	859,975
Foreign currency translation	-	-	175,836	175,836
Re-measurement of defined benefit plans	6,450			6,450
Share based payments	-	173,134	-	173,134
Expiry of options	-	(20,702)	-	(20,702)
Cancellation of options	-	(424,416)	-	(424,416)

Balance at 31 December 2020	(474,752)	1,046,869	198,160	770,277
Foreign currency translation	-	-	206,363	206,363	149,973
Re-measurement of defined benefit plans	(34,197)			(34,197)	(24,852)
Share based payments	-	223,171	-	223,171	162,188
Expiry and cancellation of options	-	(55,231)	-	(55,231)	(40,139)
Re-allocation between accumulated losses and foreign currency reserve	-	-	(167,086)	(167,086)	(121,429)
Balance at 31 December 2021	(508,949)	1,214,809	237,437	943,297	685,536

Note 22. Equity - dividends

There were no dividends paid, recommended or declared during the current or previous financial year.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 23. Equity – share-based compensation and share-based payment reserve

The Company has adopted a share incentive plan (the “Plan”) under which it is authorized to grant options to officers, directors, employees and consultants enabling them to acquire up to 5% of the issued and outstanding common stock of the Company. The options expiration and vesting schedule are as determined by the Board of Directors. The exercise price of each option granted may not be less than the fair market value of the common shares at the time of grant.

A summary of changes in stock options for the years ended December 31, 2021 and 2020 is presented below:

	Number of options outstanding	Weighted average exercise price		Weighted average exercise price

Balance, January 1, 2020	21,162,717	AUD$	0.15	$
Granted (i)	12,650,000		0.08
Expired (ii)	(3,400,000)		0.20
Cancelled (iii)	(5,464,475)		0.11
Balance, December 31, 2020	24,948,242	AUD$	0.11
Granted (iv)	11,500,000		0.08		0.06
Expired (v)	(921,116)		0.05		0.04
Cancelled (vi)	(4,295,425)		0.10		0.08
Balance, December 31, 2020	31,231,701	AUD$	0.10		$0.08

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 23. Equity – share-based compensation and share-based payment reserve (continued)

i.	During the year ended December 31,2020, the Company issued a total of 12,650,000 options, as follows:

a.	On December 29, 2020, the Company issued 6,450,000 options to employees, which vest over three years (33% each year) The total fair value of the options was AUD$290,103. The fair value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: share price - AUD$0.08; exercise price - AUD$0.08; expected life - 3.5 year; annualized volatility 77.81%; dividend yield - 0%; risk free rate - 0.1%.

b.	On December 29, 2020, the Company issued 6,200,000 options to employees, which vest over four years (25% each year) The total fair value of the options was AUD$287,623. The fair value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: share price - AUD$0.08; exercise price - AUD$0.08; expected life – 3.75 years; annualized volatility 77.81%; dividend yield - 0%; risk free rate - 0.22%.

ii.	During the year ended December 31, 2020, 3,400,000 options with a fair value of AUD$424,413 expired and the Company recorded a charge to the share-based payment reserve with a corresponding credit to accumulated deficit.

iii.	During the year ended December 31, 2020, 5,464,455 options were cancelled with a total fair value of AUD$870,246 and the Company recorded a charge to the share-based payment reserve with a corresponding credit to accumulated deficit.

iv.	On July 9, 2021, the Company issued 11,500,000 options to directors of the Company, which vest over three years (33% each year). The total fair value of the options was AUD$337,870 ($245,545). The fair value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: share price - AUD$0.057; exercise price - AUD$0.08; expected life - 5 year; annualized volatility 73.13%; dividend yield - 0%; risk free rate - 0.04%.

v.	During the year ended December 31, 2021, 921,116 options with a fair value of AUD$44,359 ($32,238) expired and the Company recorded a charge to the share-based payment reserve with a corresponding credit to accumulated deficit.

vi.	During the year ended December 31, 2021, 4,295,425 options were cancelled with a total fair value of AUD$206,504 ($150,076) and the Company recorded a charge to the share-based payment reserve with a corresponding credit to accumulated deficit.

vii.	The Company recognized share-based compensation expense of AUD$223,171 ($162,188) for the year ended December 31, 2021, (Year ended December 31, 2020 - AUD$173,134) in relation to the vesting of options issued in previous years.

viii.	As at December 31, 2021, stock options were outstanding for the purchase of common shares as follows:

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 23. Equity – share-based compensation and share-based payment reserve (continued)

Number of Options	Exercise Price		Exercisable At December 31,2021	Expiry Date
1,850,000	AUD$	0.20	1,850,000	April 27, 2024
614,090	AUD$	0.12	614,090	October 20, 2026
767,611	AUD$	0.12	767,611	November 5, 2025
2,200,000	AUD$	0.15	2,200,000	April 16, 2023
400,000	AUD$	0.15	400,000	May 29, 2024
3,000,000	AUD$	0.15	3,000,000	June 25, 2025
1,500,000	AUD$	0.15	1,500,000	August 5, 2022
9,400,000	AUD$	0.08	-	December 29, 2025
11,500,000	AUD$	0.08	-	July 8, 2026
31,231,701			10,331,701

As at December 31, 2021, options outstanding have a weighted average remaining contractual life of 3.56 years (December 31, 2020 – 3.97 years).

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 24. Financial instruments

Financial risk management objectives

The company's activities expose it to a variety of financial risks: market risk (including foreign currency risk, price risk and interest rate risk), credit risk and liquidity risk. The company's overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the financial performance of the company. The company uses different methods to measure different types of risk to which it is exposed. These methods include sensitivity analysis in the case of interest rate, foreign exchange and other price risks, ageing analysis for credit risk and beta analysis in respect of investment portfolios to determine market risk.

Risk management is carried out by senior finance executives ('finance') under policies approved by the Board of Directors ('the Board'). These policies include identification and analysis of the risk exposure of the company and appropriate procedures, controls and risk limits. Finance identifies, evaluates and hedges financial risks within the company's operating units. Finance reports to the Board on a monthly basis.

Market risk

Foreign currency risk

The company undertakes certain transactions denominated in foreign currency and is exposed to foreign currency risk through foreign exchange rate fluctuations.

Foreign exchange risk arises from future commercial transactions and recognised financial assets and financial liabilities denominated in a currency that is not the entity's functional currency. The risk is measured using sensitivity analysis and cash flow forecasting.

The carrying amount of the company's foreign currency denominated financial assets and financial liabilities at the reporting date were as follows (holdings are shown in AUD equivalents):

	Assets		Liabilities		Assets	Liabilities
Consolidated	2021	2020	2021	2020	2021	2021
	AUD$	AUD$	AUD$	AUD$	$	$

US dollars	548,764	443,223	39,979	6,237	398,811	29,055
Euros	2,272	1,319	-	64	1,651	-
Israeli New Shekel	1,535,738	1,913,156	-	-	1,116,089	-
	2,086,774	2,357,698	39,979	6,301	1,516,551	29,055

Foreign exchange risk arises from future commercial transactions and recognised financial assets and financial liabilities denominated in a currency that is not the entity's functional currency. The risk is measured using sensitivity analysis.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 24. Financial instruments (continued)

Price risk

Price risk is the risk that future cashflows derived from financial instruments will be changed as a result of a market price movement, other than foreign currency rates and interest rates. The company is not exposed to any significant price risk.

Interest rate risk

The company’s exposure to the risk of changes in market interest rates relates primarily to the company’s cash deposits with floating interest rates. These financial assets with variable rates expose the company to interest rate risk.

Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the company. The company has a strict code of credit, including obtaining agency credit information, confirming references and setting appropriate credit limits. The company obtains guarantees where appropriate to mitigate credit risk. The maximum exposure to credit risk at the reporting date to recognised financial assets is the carrying amount, net of any provisions for impairment of those assets, as disclosed in the statement of financial position and notes to the financial statements. The company does not hold any collateral.

The company has adopted a lifetime expected loss allowance in estimating expected credit losses to trade receivables through the use of a provisions matrix using fixed rates of credit loss provisioning. These provisions are considered representative across all customers of the company based on recent sales experience, historical collection rates and forward-looking information that is available.

Generally, trade receivables are written off when there is no reasonable expectation of recovery. Indicators of this include the failure of a debtor to engage in a repayment plan, no active enforcement activity and a failure to make contractual payments for a period greater than 1 year.

Liquidity risk

Vigilant liquidity risk management requires the company to maintain sufficient liquid assets (mainly cash and cash equivalents) and available borrowing facilities to be able to pay debts as and when they become due and payable.

The company manages liquidity risk by maintaining adequate cash reserves and available borrowing facilities by continuously monitoring actual and forecast cash flows and matching the maturity profiles of financial assets and liabilities.

Remaining contractual maturities

The following tables detail the company's remaining contractual maturity for its financial instrument liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the financial liabilities are required to be paid. The tables include both interest and principal cash flows disclosed as remaining contractual maturities and therefore these totals may differ from their carrying amount in the statement of financial position.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 24. Financial instruments (continued)

Consolidated - 2021	Weighted average interest rate	1 year or less	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Remaining contractual maturities	Remaining contractual maturities
	%	AUD$	AUD$	AUD$	AUD$	AUD$	$

Non-derivatives
Non-interest bearing
Trade payables	-	214,778	-	-	-	214,778	156,089
Other payables	-	936,677	-	-	-	936,677	680,724
Government liabilities	-	-	-	-	5,175	5,175	3,760
Total non-derivatives		1,151,455	-	-	5,175	1,156,630	840,573

Consolidated - 2020	Weighted average interest rate	1 year or less	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Remaining contractual maturities
	%	AUD$	AUD$	AUD$	AUD$	AUD$

Non-derivatives
Non-interest bearing
Trade payables	-	251,678	-	-	-	251,678
Other payables	-	767,516	-	-	-	767,516
Government liabilities	-	-	-	-	6,754	6,754
Total non-derivatives		1,019,194	-	-	6,754	1,025,948

The cash flows in the maturity analysis above are not expected to occur significantly earlier than contractually disclosed above.

Fair value of financial instruments

Unless otherwise stated, the carrying amounts of financial instruments reflect their fair value.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 25. Key management personnel disclosures

Directors

The following persons were directors of Mobilicom Limited during the financial year:

Mr Oren Elkayam (Chairman and Managing Director)
Mr Yossi Segal (Executive Director)
Mr Campbell McComb (Non-executive director)
Mr Jon Brett (Non-executive director)
Mr Theo Psaros (Non-executive Director)	(appointed 20 January 2021 and resigned 5 July 2021)

Compensation

The aggregate compensation made to directors and other members of key management personnel of the company is set out below:

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Short-term employee benefits	647,248	711,300	470,384
Post-employment benefits	157,798	176,850	114,679
Share-based payments	46,518	63,162	33,806
	851,564	951,312	618,869

Note 26. Contingent liabilities

The Company participates in programs sponsored by the Chief Scientist ("OCS"), for the support of research and development projects. Several programs are subjected to royalties, while others are not (the company is committed to pay royalties for the R&D programs, while the research programs do not require repayment).

In exchange for the Chief Scientist's participation in the programs, the Company is required to pay royalties to the Chief Scientist at a rate between 3% and 3.5% of sales of developed products linked to U.S dollars, until repayment of 100% of the amount of grants received, plus annual interest at the LIBOR rate. The company is required to pay royalties, to the OCS, of sales to end customers of products developed with funds provided by the Chief Scientist, if and when such sales are recognised.

The obligation to pay these royalties is contingent on actual sales of the products. Changes in the liability are recognised in research and development expenses. The exceptions of the Company to pay the grants are based on its estimation at the end of each year.

Note 27. Commitments

There were no commitments for the current or previous financial year.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 28. Related party transactions

Parent entity

Mobilicom Limited is the parent entity.

Subsidiaries

Interests in subsidiaries are set out in note 29.

Key management personnel

Disclosures relating to key management personnel are set out in note 25.

Transactions with related parties

The following transactions occurred with related parties:

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Payment for other expenses:
Corporate secretarial fees paid to Mertons Corporate Services Pty Ltd (an entity related to Mark Licciardo)	-	51,678	-
Consulting fees paid to Camac Investments Pty Ltd (an entity related to Campbell McComb)	-	9,500	-

Receivable from and payable to related parties

The following balances are outstanding at the reporting date in relation to transactions with related parties:

	Consolidated		Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Current payables:
Payables to related parties	3,667	12,795	2,665

Terms and conditions

All transactions were made on normal commercial terms and conditions and at market rates.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 29. Interests in subsidiaries

The consolidated financial statements incorporate the assets, liabilities and results of the following subsidiary in accordance with the accounting policy described in note 2:

		Ownership interest
	Principal place of business /	2021	2020
Name	Country of incorporation	%	%

Mobilicom Ltd ("Mobilicom Israel")	Israel	100.00%	100.00%

Note 30. Reconciliation of loss after income tax to net cash used in operating activities

	Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Loss after income tax expense for the year	(2,704,845)	(2,781,899)	(1,965,730)

Adjustments for:
Depreciation and amortisation	224,154	285,276	162,903
Share-based payments	223,171	173,134	162,188
Foreign exchange differences	172,573	179,932	125,416
Lease interest	31,382	12,238	22,807

Change in operating assets and liabilities:
Decrease/(increase) in trade and other receivables	(239,623)	797,104	(174,145)
Increase in inventories	312,014	(277,957)	226,754
Decrease/(increase) in prepayments	(70,763)	5,943	(51,427)
Increase/(decrease) in trade and other payables	132,260	(412,547)	96,119
Increase in employee benefits	115,077	41,783	83,632
Increase in Government liabilities	(1,579)	(143,178)	(1,148)

Net cash used in operating activities	(1,806,179)	(2,120,171)	(1,312,631)

Note 31. Earnings per share

	Consolidated
	2021	2020	2021
	AUD$	AUD$	$

Loss after income tax attributable to the owners of Mobilicom Limited	(2,704,845)	(2,781,899)	(1,965,730)

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 31. Earnings per share (continued)

	Number	Number

Weighted average number of ordinary shares used in calculating basic earnings per share	297,914,797	257,936,715

Weighted average number of ordinary shares used in calculating diluted earnings per share	297,914,797	257,936,715

	AUD$ Cents	AUD$ Cents	$ Cents

Basic earnings per share	(0.91)	(1.08)	(0.66)
Diluted earnings per share	(0.91)	(1.08)	(0.66)

The rights to options held by option holders have not been included in the weighted average number of ordinary shares for the purposes of calculating diluted EPS as they do not meet the requirements for inclusion in IASB 133 “Earnings per Share”. The rights to options are non-dilutive as the company is loss generating.

Accounting policy for earnings per share

Basic earnings per share

Basic earnings per share is calculated by dividing the profit attributable to the owners of Mobilicom Limited, excluding any costs of servicing equity other than ordinary shares, by the weighted average number of ordinary shares outstanding during the financial year, adjusted for bonus elements in ordinary shares issued during the financial year.

Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after-income tax effect of interest and other financing costs associated with dilutive potential ordinary shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential ordinary shares.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 32. Share-based payments

Set out below is a summary of options granted and on issue at the end of the year.

2021
				Balance at			Expired/	Balance at
		Exercise		the start of			forfeited/	the end of
Grant date	Expiry date	price		the year	Granted	Exercised	other	the year

27/04/2017	27/04/2022	AUD$	0.20	1,850,000	-	-	-	1,850,000
21/09/2011	21/09/2021	AUD$	0.05	921,116	-	-	(921,116)	-
20/10/2016	20/10/2026	AUD$	0.12	614,090	-	-	-	614,090
05/11/2015	05/11/2025	AUD$	0.12	1,113,036	-	-	(345,425)	767,611
17/04/2018	16/04/2023	AUD$	0.15	2,900,000	-	-	(700,000)	2,200,000
30/05/2018	29/05/2024	AUD$	0.15	400,000	-	-	-	400,000
30/05/2019	25/06/2025	AUD$	0.15	3,000,000	-	-	-	3,000,000
05/08/2019	05/08/2022	AUD$	0.15	1,500,000	-	-	-	1,500,000
29/12/2020	29/12/2025	AUD$	0.08	12,650,000	-	-	(3,250,000)	9,400,000
09/07/2021	08/07/2026	AUD$	0.08	-	11,500,000	-	-	11,500,000
				24,948,242	11,500,000	-	(5,216,541)	31,231,701

During the year, the company granted 11,500,000 unlisted options to directors of the Company. All the options are vested after 3 years.

For the options granted during the current financial year, the valuation model inputs used to determine the fair value at the grant date, are as follows:

		Share price	Exercise	Expected	Dividend	Risk-free interest	Fair value
Grant date	Expiry date	at grant date	price	volatility	yield	rate	at grant date

09/07/2021	08/07/2026	$0.057	$0.080	73.13%	-	0.04%	$0.0294

Accounting policy for share-based payments

Equity-settled and cash-settled share-based compensation benefits are provided to employees.

Equity-settled transactions are awards of shares, or options over shares, that are provided to employees in exchange for the rendering of services. Cash-settled transactions are awards of cash for the exchange of services, where the amount of cash is determined by reference to the share price.

The cost of equity-settled transactions is measured at fair value on grant date. Fair value is independently determined using the Black-Scholes option pricing model that takes into account the exercise price, the term of the option, the impact of dilution, the share price at grant date and expected price volatility of the underlying share, the expected dividend yield and the risk free interest rate for the term of the option, together with non-vesting conditions that do not determine whether the company receives the services that entitle the employees to receive payment. No account is taken of any other vesting conditions.

The cost of equity-settled transactions is recognised as an expense with a corresponding increase in equity over the vesting period. The cumulative charge to profit or loss is calculated based on the grant date fair value of the award, the best estimate of the number of awards that are likely to vest and the expired portion of the vesting period. The amount recognised in profit or loss for the period is the cumulative amount calculated at each reporting date less amounts already recognised in previous periods.

The cost of cash-settled transactions is initially, and at each reporting date until vested, determined by applying either the Black-Scholes option pricing model, taking into consideration the terms and conditions on which the award was granted. The cumulative charge to profit or loss until settlement of the liability is calculated as follows:

●	during the vesting period, the liability at each reporting date is the fair value of the award at that date multiplied by the expired portion of the vesting period.

●	from the end of the vesting period until settlement of the award, the liability is the full fair value of the liability at the reporting date.

Mobilicom Limited Notes to the consolidated financial statements 31 December 2021

Note 32. Share-based payments (continued)

All changes in the liability are recognised in profit or loss. The ultimate cost of cash-settled transactions is the cash paid to settle the liability.

Market conditions are taken into consideration in determining fair value. Therefore, any awards subject to market conditions are considered to vest irrespective of whether or not that market condition has been met, provided all other conditions are satisfied.

If equity-settled awards are modified, as a minimum an expense is recognised as if the modification has not been made. An additional expense is recognised, over the remaining vesting period, for any modification that increases the total fair value of the share-based compensation benefit as at the date of modification.

If the non-vesting condition is within the control of the company or employee, the failure to satisfy the condition is treated as a cancellation. If the condition is not within the control of the company or employee and is not satisfied during the vesting period, any remaining expense for the award is recognised over the remaining vesting period, unless the award is forfeited.

If equity-settled awards are cancelled, it is treated as if it has vested on the date of cancellation, and any remaining expense is recognised immediately. If a new replacement award is substituted for the cancelled award, the cancelled and new award is treated as if they were a modification.

            American Depositary Shares

Representing          Ordinary Shares

Mobilicom Limited

PRELIMINARY PROSPECTUS

ThinkEquity

                , 2022

Until                 , 2022 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

●	a liability owed to the company or a related body corporate of the company;

●	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA or 1317HB of the Australian Corporations Act 2001;

●	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

●	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

●	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

●	in defending or resisting criminal proceedings in which the officer or director is found guilty;

●	in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

●	in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Constitution. Our Constitution provides, except to the extent prohibited by the law and the Corporations Act, for the indemnification of every person who is or has been an officer or a director of the company or related entities (and in certain instances, subject to approval by the Board, employees, former employees, auditors and former auditors) against liability incurred by that person as an officer or director excluding:

-	in defending or resisting criminal proceedings in which the relevant person is found guilty;

-	in defending or resisting proceedings bought by the Australian Securities Investments Commission or a liquidator for a Court order if the grounds for making the order are found by a Court to be established; or

-	in connection with proceedings for relief by the relevant person under the Corporations Act in which the Court denies relief.

This includes any liability incurred by that person in their capacity as an officer or director of a subsidiary of the company where the company requested that person to accept that appointment.

Indemnification Agreements. Pursuant to Deeds of Access, Insurance and Indemnity, the form of which is filed as Exhibit 10.10 to this registration statement, we have agreed to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director.

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the underwriting agreement for this offering, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify our directors and officers and persons controlling us, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 7. Recent Sales of Unregistered Securities

During the prior three years, we issued and sold to third parties the securities listed below without registering the securities under the Securities Act. None of these transactions involved any public offering. All our securities were sold through private placement either (i) outside the United States or (ii) in the United States to a limited number of investors in transactions not involving any public offering. As discussed below, we believe that each issuance of these securities was exempt from, or not subject to, registration under the Securities Act.

Date	Details	No.	Issue Price AUD$	Total Value AUD$
October 24, 2018	Board member	250,000	0.08	20,000
April 26, 2019	Board member	250,000	0.08	20,000
April 26, 2019	Investors under share placement	26,975,000	0.1	2,697,500
April 29, 2019	Investors under share placement	12,085,000	0.1	1,208,500
June 27, 2019	Board member in his capacity as an investor in a share placement	1,000,000	0.1	100,000
December 29, 2020	Options issued to employees under ESOP, with a five year term and exercise price of AUD$0.08 (approximately $0.06).	12,650,000
May 17, 2021	Strategic institutional investors share placement	64,000,000	0.06	3,840,000
July 9, 2021	Options issued to board members as compensation, with a five year term and exercise price of AUD$0.08 (approximately $0.06)	11,500,000
July 15, 2021	Options issued to investors in a share placement, with a two year term and exercise price of AUD$0.09 (approximately $0.07)	64,000,000
April 13, 2022	Options issued to board member as compensation, with a five year term and exercise price of AUD$0.08 (approximately $0.06).	400,000
April 13, 2022	Options issued to consultant with a five year term and exercise price of AUD$0.07(approximately $0.05).	573,678
April 13, 2022	Options issued to employees under ESOP and board member as compensation, with a five year term and exercise price of AUD$0.05(approximately $0.04).	6,530,000

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

EXHIBIT INDEX

Exhibits	Description

1.1*	Form of Underwriting Agreement

3.1**	Constitution of Mobilicom Limited

4.1*	Form of Deposit Agreement among Mobilicom Limited, The Bank of New York Mellon, as depositary, and Owners and Holders of the American Depositary Shares

4.2*	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1)

4.3*	Form of Representative’s Warrant Agreement

5.1*	Opinion of QR Lawyers regarding the validity of the ordinary shares being issued

5.2*	Opinion of Sichenzia Ross Ference LLP

10.1**	Employee Share Option Plan

10.2**	Appointment of Non-Executive Director, Campbell McComb, dated February 28, 2017

10.3**	Appointment of Non-Executive Director, Jonathan Brett dated September 14, 2018

10.4**	Director’s Deed of Indemnity, Insurance & Access (Oren Elkayam)

10.5**	Director’s Deed of Indemnity, Insurance & Access (Cambell McComb)

10.6**	Director’s Deed of Indemnity, Insurance & Access (Jonathan Brett)

10.7	Form of Officer And Director Lock-up Agreement

10.8	Form of Shareholder Lock-up Agreement

21.1**	List of significant subsidiaries of Mobilicom Limited

23.1*	Consent of QR Lawyers (see Exhibit 5.1)

23.2*	Consent of Sichenzia Ross Ference LLP (SEE Exhibit 5.2)

23.3	Consent of BDO Ziv Haft

24.1**	Power of Attorney

107**	Filing Fee Table

*	To be submitted by amendment

**	Previously filed

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(1)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shoham, Israel, on May 12, 2022.

MOBILICOM LIMITED

By:	/s/ Oren Elkayam
	Name:	Oren Elkayam
	Title:	Managing Director and Chairman

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Oren Elkayam	Chairman and Managing Director,	May 12, 2022
Name: Oren Elkayam	Chief Executive Officer of Mobilicom Ltd. (Israel) (principal executive officer)

/s/ Yossi Segal*	Director, Vice President of Research and Development,	May 12, 2022
Name: Yossi Segal	of Mobilicom Ltd. (Israel)

/s/ Liad Gelfer	Director of Finance of Mobilicom Ltd. (Israel)	May 12, 2022
Name: Liad Gelfer	(principal financial officer and principal accounting officer)

/s/ Campbell McComb*	Director	May 12, 2022
Name: Campbell McComb

/s/ Jonathan Brett*	Director	May 12, 2022
Name: Jonathan Brett

*By:
/s/ Oren Elkayam
Name: Oren Elkayam	Attorney in Fact	May 12, 2022

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Mobilicom Limited, has signed this registration statement or amendment thereto in New York, New York on May 12, 2022.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi, Authorized Representative